   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 28, 2001

                                                     REGISTRATION NO.    -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

            WESCO INTERNATIONAL, INC.                              WESCO DISTRIBUTION, INC
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS         (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                      CHARTER)                                             CHARTER)

                    25-1723342                                            25-1723345
     (I.R.S. EMPLOYER IDENTIFICATION NUMBER)               (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                     DELAWARE                                              DELAWARE
 (STATE OR OTHER JURISDICTION OF INCORPORATION OR      (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                   ORGANIZATION)                                        ORGANIZATION)

                       5063                                                  5063
 (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE      (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE
                      NUMBER)                                              NUMBER)

                                 COMMERCE COURT
                         FOUR STATION SQUARE, SUITE 700
                         PITTSBURGH, PENNSYLVANIA 15219
                           TELEPHONE: (412) 454-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                  ROY W. HALEY
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 COMMERCE COURT
                         FOUR STATION SQUARE, SUITE 700
                         PITTSBURGH, PENNSYLVANIA 15219
                           TELEPHONE: (412) 454-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                           MICHAEL C. MCLEAN, ESQUIRE
                           KIRKPATRICK & LOCKHART LLP
                            HENRY W. OLIVER BUILDING
                             535 SMITHFIELD STREET
                      PITTSBURGH, PENNSYLVANIA 15222-2312
                           TELEPHONE: (412) 355-6500
                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED EXCHANGE OFFER: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO         OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
      SECURITIES TO BE REGISTERED           BE REGISTERED            NOTE(1)                 PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
9 1/8% Senior Subordinated Notes Due
  2008                                      $100,000,000             90.142%               $90,142,000              $22,536
---------------------------------------------------------------------------------------------------------------------------------
Guarantee (2)                                    (3)                   (3)                     (3)                    (3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended (the "Securities Act").

(2) Guarantee by WESCO International, Inc. of WESCO Distribution, Inc.'s 9 1/8% Senior Subordinated Notes Due 2008 to be issued in exchange for WESCO International's outstanding guarantee of WESCO Distribution's 9 1/8% Senior Subordinated Notes Due 2008, originally issued on August 23, 2001.

(3) No separate registration fee is payable for the guarantee of WESCO International, Inc. pursuant to Rule 457(n) under the Securities Act.
                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES NOR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2001

PRELIMINARY PROSPECTUS

                            WESCO DISTRIBUTION, INC.
        OFFER TO EXCHANGE UP TO $100,000,000 IN PRINCIPAL AMOUNT OF OUR
                   9 1/8% SENIOR SUBORDINATED NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,
                       FOR ANY AND ALL OF OUR OUTSTANDING
             9 1/8% SENIOR SUBORDINATED NOTES DUE 2008, ISSUED 2001

 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON            ,
                             2001, UNLESS EXTENDED

    We are offering to exchange up to $100,000,000 in aggregate principal amount of our 9 1/8% senior subordinated notes due 2008 (the "exchange notes") for an equal aggregate principal amount of our outstanding 9 1/8% senior subordinated notes due 2008, issued 2001 (the "original notes"). We sometimes refer to the original notes and the exchange notes collectively as the "notes." The exchange notes will be unconditionally guaranteed by WESCO International, Inc., our parent company, but not by any of WESCO International's other direct or indirect subsidiaries.

    The terms of the exchange notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the original notes for which they may be exchanged pursuant to this exchange offer, except that the exchange notes will be freely transferable by the holders (other than as described herein), are issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest in the event of a failure to register the exchange notes. The exchange notes will evidence the same debt as the original notes and contain terms that are substantially identical to the terms of the original notes. Original notes that are accepted for exchange will be cancelled and retired. For a description of the terms of the exchange notes, see "Description of the Notes."

    The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from August 23, 2001. Holders whose original notes are accepted for exchange will not receive any payment in respect of interest on the original notes for which the record date occurs on or after completion of the exchange offer. See "The Exchange Offer - Terms of the Exchange." The first interest payment date on the notes is December 1, 2001.

    The principal features of the exchange offer are as follows:

    - You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

    - The exchange of original notes for exchange notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes.

    - We will not receive any proceeds from the exchange offer.

    - There is no existing public market for the original notes. We expect that the exchange notes will be eligible for trading in the PORTAL Market, but do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading systems.
                            ------------------------

    EACH BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT PURSUANT TO THE EXCHANGE OFFER MUST ACKNOWLEDGE THAT IT WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE EXCHANGE NOTES. THE LETTER OF TRANSMITTAL STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, A BROKER-DEALER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. THIS PROSPECTUS, AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, MAY BE USED BY A BROKER-DEALER IN CONNECTION WITH ANY RESALE OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR ORIGINAL NOTES WHERE THE ORIGINAL NOTES WERE ACQUIRED BY THE BROKER-DEALER AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES. WE HAVE AGREED THAT, FOR A PERIOD OF 180 DAYS FOLLOWING THE CONSUMMATION OF THE EXCHANGE OFFER, WE WILL MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER FOR USE IN CONNECTION WITH ANY SUCH RESALE. SEE "PLAN OF DISTRIBUTION."
                            ------------------------

    FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE PARTICIPATING IN THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           THE DATE OF THIS PROSPECTUS IS                     , 2001

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or, with respect to information incorporated by reference from reports or documents filed with the Securities and Exchange Commission (the "SEC"), the date such report or document was filed. Our business, financial condition, results of operations and prospectus may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Industry and Market Data....................................    ii
Where You Can Find More Information.........................    ii
Incorporation by Reference and Delivery of Certain
  Documents.................................................    ii
Forward-Looking Statements..................................   iii
Summary.....................................................     1
Risk Factors................................................    16
Use of Proceeds.............................................    23
Capitalization..............................................    23
Selected Consolidated Financial Data........................    24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    27
Business....................................................    36
Management..................................................    48
Security Ownership by Certain Beneficial Owners and
  Management................................................    50
Description of Other Indebtedness and Receivables
  Facility..................................................    52
The Exchange Offer..........................................    54
Description of the Notes....................................    65
Book-Entry; Delivery and Form...............................   101
Exchange and Registration Rights Agreement..................   104
Certain U.S. Federal Income Tax Considerations..............   107
Plan of Distribution........................................   112
Legal Matters...............................................   113
Experts.....................................................   113
Index to Consolidated Financial Statements..................   F-1

                            ------------------------

     WESCO Distribution, Inc. is a Delaware corporation and a wholly owned subsidiary of WESCO International, Inc., a Delaware corporation. The principal executive offices of WESCO Distribution and WESCO International are located at Commerce Court, Four Station Square, Suite 700, Pittsburgh, Pennsylvania 15219, and the telephone number at that address is (412) 454-2200. Our website is located at www.wescodist.com. The information in our website is not part of this prospectus.

     Our trade and service marks, including "WESCO," "the extra effort people(R)," and the running man design, are filed in the U.S. Patent and Trademark Office, the Canadian Trademark Office and the Mexican Instituto de la Propriedad Industrial.

                            INDUSTRY AND MARKET DATA

     In this prospectus we rely on and refer to information and statistics regarding the electrical distribution industry. Unless otherwise indicated, historical and projected market and market share data for the electrical distribution industry is derived from Electrical Wholesaling magazine or Distribution Information Services Corporation, and historical and projected market and market share data with respect to integrated supply services is derived from studies prepared by Frank Lynn & Associates. We have not independently verified market and market share data from third-party sources. Except where specified, market and market share data are for the U.S. electrical distribution industry. We believe such market share data is inherently imprecise, but is generally indicative of our relative market share.

                      WHERE YOU CAN FIND MORE INFORMATION

     We and WESCO International, our parent company and guarantor of the notes, have filed with the SEC a registration statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "registration statement") under the Securities Act covering the exchange notes offered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us, WESCO International and the exchange notes, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits. WESCO International is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files periodic reports and other information with the SEC. The registration statement, reports and other information may be inspected and copied at the public reference rooms of the SEC located at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Copies of such material, including copies of all or any portion of the registration statement, can be obtained from the public reference room of the SEC at prescribed rates or accessed electronically on the SEC website at www.sec.gov. WESCO International's common stock is listed on the New York Stock Exchange and such reports and other information concerning it may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                         INCORPORATION BY REFERENCE AND
                         DELIVERY OF CERTAIN DOCUMENTS

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed blow and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration date of the exchange offer, or, if required, for the 180 day period following the consummation of the exchange offer in connection with any use of this prospectus for resales by broker-dealers.

     - Annual Report on Form 10-K of WESCO International for the year ended December 31, 2000;

     - Quarterly Report on Form 10-Q of WESCO International for the quarter ended March 31, 2001;

     - Quarterly Report on Form 10-Q of WESCO International for the quarter ended June 30, 2001;

     - Current Report on Form 8-K of WESCO International to report an event dated January 30, 2001;

     - Current Report on Form 8-K of WESCO International to report an event dated August 8, 2001;

     - Current Report on Form 8-K of WESCO International to report an event dated August 23, 2001; and

     - Proxy Statement for the 2001 Annual Meeting of Stockholders of WESCO International.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:
Commerce Court, Four Station Square, Suite 700, Pittsburgh, Pennsylvania 15219, telephone: (412) 454-2200, Attention: Corporate Secretary. You may also obtain copies of these filings, at no cost, by accessing our website at www.wescodist.com; however, the information found on our website is not considered part of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this prospectus that are not historical facts are or may be deemed to be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "intends," "may," "will," "should" or "anticipates" or the negative or other variation of these or similar words, or by discussion of strategy or risks and uncertainties. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC, or press releases or oral statements made by or with the approval of one of our authorized executive officers. Forward-looking statements in this prospectus include, among others, statements regarding:

     - business strategy;

     - growth strategy;

     - productivity and profitability enhancement;

     - competition;

     - new product and service introductions; and

     - liquidity and capital resources.

     These statements are only present expectations. Actual events or results may differ materially. Factors that could cause such a difference include those discussed under the heading "Risk Factors" in this prospectus.

     We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

                                    SUMMARY

     This summary highlights some of the information in this prospectus. Because this is only a summary, it may not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. Therefore, you should read the entire prospectus, especially "Risk Factors" and the financial and other information contained elsewhere or incorporated by reference into this prospectus, before making an investment decision.

     Unless the context otherwise requires, in this prospectus, the term "WESCO International" refers to WESCO International, Inc., the guarantor of the notes; the terms "the Company," "we," "us," "our," "WESCO" and "WESCO Distribution" refer to WESCO Distribution, Inc., the issuer of the notes and a wholly owned subsidiary of WESCO International, and its subsidiaries. The principal asset of WESCO International is all of the outstanding capital stock of WESCO Distribution.

THE COMPANY

     We are a leading North American provider of electrical products and other industrial maintenance, repair and operating supplies, commonly referred to collectively as "MRO." We are the second largest distributor in the estimated $79 billion U.S. electrical distribution industry and the largest provider of integrated supply services. Our integrated supply solutions and outsourcing services fulfill a customer's industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. This allows our customers to consolidate suppliers and reduce their procurement and operating costs. We have over 360 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. We serve over 130,000 customers worldwide, offering over 1,000,000 products from over 23,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our leading market positions, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to significantly increase our net sales and improve our financial performance.

     We have acquired 25 companies since August 1995, representing annual sales of approximately $1.4 billion. Our strong internal growth, combined with acquisitions, have increased our net sales and earnings before interest, taxes, depreciation, amortization and restructuring charges at compounded annual growth rates of 16% and 31%, respectively, between 1994 and 2000.

INDUSTRY OVERVIEW

     ELECTRICAL DISTRIBUTION. The U.S. electrical distribution industry had sales of approximately $79 billion in 2000. While overall weakness in the current economic environment has contributed to recent sales declines, industry growth has averaged 6% per year from 1985 to 2000. This expansion has been driven by general economic growth, increased use of electrical products in businesses and industries, new products and technologies, and customers who are seeking to more efficiently purchase a broad range of products and services from a single point of contact, thereby eliminating the costs and expenses of purchasing directly from manufacturers or multiple sources. The U.S. electrical distribution industry is also highly fragmented. In 1999, the latest year for which market share data is available, the four national distributors, including WESCO, accounted for less than 16% of estimated total industry sales.

     INTEGRATED SUPPLY. The market for integrated supply services has more than doubled from $5 billion in 1997 to over $10 billion in 2000, an increase of 27% per year. Recent projections estimate that the integrated supply market will reach $18.4 billion by 2004. Growth is being driven by the desire of large industrial companies to reduce operating expenses by implementing comprehensive third-party programs, which outsource the cost-intensive procurement, stocking and administrative functions associated with the purchase and consumption of MRO supplies. For our customers, these costs can account for over 50% of the total costs for MRO products and services. The total potential in the U.S. for integrated supply services, measured as all purchases of industrial MRO supplies and services, is currently estimated to be approximately $260 billion.

COMPETITIVE STRENGTHS

     We believe our key competitive strengths include:

     MARKET LEADERSHIP. Our ability to manage large construction projects and complex multi-site plant maintenance programs and procurement projects that require special sourcing, technical advice, logistical support and locally based service has enabled us to establish leadership positions in our principal markets. We have utilized these skills to generate significant revenues in electrical products and other MRO intensive industries such as: electrical contracting, utilities, original equipment manufacturing, process manufacturing and commercial, institutional and governmental clients. We have also been able to leverage our position within these industries to expand our customer base.

     VALUE-ADDED SERVICES. We are a leader in providing a wide range of services and procurement solutions that draw on our product knowledge, supply and management expertise and systems capabilities, enabling our customers to reduce supply chain costs and improve efficiency. These programs include:

     - National Accounts -- we coordinate product supply and materials management activities for customers with multiple locations who seek purchasing leverage through a single electrical products provider;

     - Integrated Supply -- we design and implement programs that enable our customers to significantly reduce the number of MRO suppliers they use through services that include highly automated, proprietary electronic procurement and inventory replenishment systems and on-site materials management and logistics services; and

     - Major Projects -- we have a dedicated team of experienced construction management personnel to service the needs of the top engineering and construction firms which specialize in major projects such as airport expansions, stadiums and healthcare facilities.

     BROAD PRODUCT OFFERING. We provide our customers with a broad product selection consisting of over 1,000,000 electrical, industrial and data communications products sourced from over 23,000 suppliers. Our broad product offering enables us to meet virtually all of a customer's electrical product and other MRO requirements.

     EXTENSIVE DISTRIBUTION NETWORK. Our distribution network consists of over 360 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. This extensive network, which would be extremely difficult and expensive to duplicate, allows us to:

     - offer multi-site distribution capabilities to large customers and national accounts;

     - tailor branch products and services to customer needs;

     - minimize local inventory requirements; and

     - provide same-day shipments.

     LOW COST OPERATOR. Our competitive position has been enhanced by our low cost position, which is based on:

     - extensive use of automation and technology;

     - centralization of functions such as purchasing and accounting;

     - strategically located distribution centers;

     - purchasing economies of scale; and

     - incentive programs that increase productivity and encourage entrepreneurship.

Our low cost position enables us to generate a significant amount of cash flow as the capital investment required to maintain our business is low. This cash flow is available for debt reduction, strategic acquisitions and continued investment in the growth of the business.

     STRONG MANAGEMENT TEAM. Our senior management team is comprised of recognized industry leaders. They have successfully grown the Company both organically and through the successful integration of 25 acquisitions since 1995. In addition, our senior management and a broad range of key operating personnel are owners, holding approximately 29% of the common stock of WESCO International. Our stock ownership and other incentive programs closely align management's interests in the financial performance of the Company with those of our stakeholders.

BUSINESS STRATEGY

     Our objective is to be the leading provider of electrical products and other MRO supplies and services to companies in North America and selected international markets. In achieving this leadership position, our goal is to grow earnings at a faster rate than sales by focusing on margin enhancement and continuous productivity improvement. Our growth strategy leverages our existing strengths and focuses on developing new initiatives and programs.

     ENHANCE OUR LEADERSHIP POSITION IN ELECTRICAL DISTRIBUTION. We intend to leverage our extensive market presence and brand equity in the WESCO name to further our leadership position in electrical distribution. We are focusing our sales and marketing on existing industries where we are expanding our product and service offerings as well as targeting new clients, both within industries we currently serve and in new markets which provide significant growth opportunities. Markets where we believe such opportunities exist include retail, education, financial services and health care.

     GROW NATIONAL ACCOUNTS PROGRAMS. From 1994 through 2000, revenue from our national accounts program increased in excess of 15% annually. Our objective is to continue to increase revenue generated through our national accounts program by:

     - offering existing national accounts customers new products, more services and additional locations;

     - extending certain established national accounts relationships to include integrated supply; and

     - expanding our customer base by leveraging our existing industry expertise in markets we currently serve as well as entering into new markets.

     FOCUS ON MAJOR PROJECTS. We are increasing our focus on large construction, renovation and institutional projects. We seek to secure new major projects contracts through:

     - aggressive national marketing of our demonstrated project management capabilities;

     - further development of relationships with leading contractors and engineering firms;

     - close coordination with national accounts customers on their major project requirements; and

     - offering an integrated supply service approach to contractors for major projects.

     EXTEND OUR LEADERSHIP POSITION IN INTEGRATED SUPPLY. We intend to expand our leadership position as the largest integrated supply service provider by:

     - continuing to tailor our proven and profitable business model to the scale and scope of our customers' operations;

     - maximizing the use of our highly automated proprietary information systems;

     - leveraging established relationships with our large industrial customer base, especially among existing national account customers who could benefit from our integrated supply model; and

     - being a low cost provider of integrated supply services.

     GAIN SHARE IN KEY LOCAL MARKETS. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions that expand our product and customer base and new branch openings. We intend to leverage our existing relationships with preferred suppliers to increase sales of their products in local markets through various initiatives, including sales promotions, cooperative marketing efforts, direct participation by suppliers in national accounts implementation, dedicated sales forces and product exclusivity. To promote growth, we have instituted a compensation system for branch managers that encourages our branch managers to increase sales and optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.

     PURSUE STRATEGIC ACQUISITIONS. Since 1995, we have considered over 300 potential acquisitions and have completed and successfully integrated 25 acquisitions, which represent annual sales of approximately $1.4 billion. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will continue to provide us with a number of acquisition opportunities. In our disciplined approach toward acquisitions, potential acquisitions are evaluated based on a variety of financial, strategic and operational criteria.

     EXPAND PRODUCT AND SERVICE OFFERINGS. We continue to build on our demonstrated ability to introduce new products and services to meet existing customer demands and capitalize on new market opportunities. For example, we have the platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. These are strong growth markets where our national accounts strategies and logistics infrastructure provide significant benefits for our customers.

     LEVERAGE OUR E-COMMERCE AND INFORMATION SYSTEM CAPABILITIES. We conduct a significant amount of business electronically. Our electronic transaction management capabilities lower costs and shorten cycle time in the supply chain process for us and for our customers. We intend to continue to invest in information technology to create more effective linkages with both customers and suppliers.

     EXPAND OUR INTERNATIONAL OPERATIONS. Our international sales, the majority of which are in Canada, accounted for approximately 10% of sales in 2000. We believe that there is significant additional demand for our products and services outside the United States and Canada. Many of our multinational domestic customers are seeking global distribution, integrated supply and project management solutions. We are primarily expanding our international operations by supporting our established customers in new geographic markets where we can do so effectively and profitably. This strategy of expanding internationally with well-developed customers and suppliers significantly reduces financial and operational risks.

THE SPONSOR

     The Cypress Group L.L.C. ("Cypress"), which owns approximately 44% of the outstanding WESCO International common stock, is a private equity firm which currently manages over $3.5 billion of equity capital on behalf of major public and private pension funds, university endowments, trusts and other leading financial institutions. Cypress seeks to invest alongside extraordinary executives in growth businesses to achieve long-term capital appreciation. The Cypress professionals have successfully employed this strategy in numerous other investments such as Infinity Broadcasting Corporation, Lear Corporation, R.P. Scherer Corporation, Cinemark USA, Inc., Williams Scotsman, Inc. and ClubCorp, Inc.

                           -------------------------

     WESCO International common stock is listed on the New York Stock Exchange under the ticker symbol "WCC."

                               THE EXCHANGE OFFER

Issuance of the Original
Notes.........................   We sold the original notes on August 23, 2001
                                 to JP Morgan Securities Inc., Lehman Brothers
                                 Inc., PNC Capital Markets Inc., TD Securities
                                 (USA) Inc., BNY Capital Markets, Inc., ABN AMRO
                                 Incorporated, Comerica Securities, Fleet
                                 Securities, Inc. and Scotia Capital. We
                                 collectively refer to those purchasers in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Exchange and Registration
Rights Agreement..............   Simultaneously with the sale of the original
                                 notes, we entered into an exchange and
                                 registration rights agreement with the initial purchasers for the exchange offer. In the exchange and registration rights agreement, we agreed, among other things, to file a registration statement with the SEC and to complete this exchange offer prior to 225 days after issuing the original notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes, including original notes.

Transferability of Exchange
Notes.........................   Based on interpretations by the Staff of the
                                 SEC to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by the holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                                 - the exchange notes are acquired in the
                                   ordinary course of the holder's business;

                                 - the holder has no arrangement with any person
                                   to participate in the distribution of the exchange notes issued in the exchange offer and neither the holder nor any such other person is engaging or intending to engage in a distribution of the exchange notes; and

                                 - the holder is not an affiliate of us or of
                                   WESCO International.

                                 Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for original notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer for 180 days following the consummation of the exchange offer.

                                 See "The Exchange Offer - Terms of the
                                   Exchange."

The Exchange Offer............   We are offering to exchange up to $100,000,000
                                 aggregate principal amount of our exchange notes for a like aggregate principal amount of our original notes. The terms of the exchange notes are identical in all material respects
                                 (including principal amount, interest rate and maturity) to the terms of the original notes for which they may be exchanged pursuant to the exchange offer, except that the exchange notes are freely transferable by holders (other than as provided herein), and are not subject to any obligation regarding registration under the
                                 Securities Act as described above.

No Minimum Condition..........   The exchange offer is not conditioned upon any
                                 minimum aggregate principal amount of original notes being tendered for exchange.

Expiration Date; Withdrawal of
  Tenders.....................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on                     ,
                                 2001 (the "expiration date"), unless the exchange offer is extended, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended. We do not currently intend to extend the expiration date. Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. See "The Exchange
                                 Offer - Withdrawal Rights."

Exchange Date.................   The date of acceptance for exchange of the
                                 original notes will be the fourth business day following the expiration date.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to certain
                                 customary conditions, which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange
                                 Offer - Certain Conditions to the Exchange
                                 Offer." We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any such condition.

Procedures for Tendering
Original notes................   Each holder wishing to accept the exchange
                                 offer must complete, sign and date the letter of transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the letter of transmittal, or such facsimile, together with the original notes and any other required documentation to the exchange agent at the address set forth therein. See "The Exchange Offer - Procedures for Tendering Original Notes" and "Plan of
                                 Distribution."

Use of Proceeds...............   We will not receive any proceeds from the
                                 exchange of original notes pursuant to the exchange offer.

Federal Income Tax
Considerations................   The exchange of notes pursuant to the exchange
                                 offer should not be a taxable event for federal income tax purposes. See "Certain U.S. Federal
                                 Income Tax Considerations."

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose original notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on behalf of such beneficial owner. If a beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering the original notes, either make appropriate arrangements to register ownership of the original notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                                 Offer - Procedures for Tendering Original
                                 Notes."

Guaranteed Delivery
Procedures....................   Holders of original notes who wish to tender
                                 their original notes and whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date must tender their original notes according to the guaranteed delivery procedures set forth in "The Exchange
                                 Offer - Procedures for Tendering Original
                                 Notes."

Acceptance of Original Notes
and Delivery of Exchange
  Notes.......................   We will accept for exchange any and all
                                 original notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York
                                 City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -
                                 Acceptance of Original Notes for Exchange;
                                 Delivery of Exchange Notes."

Effect on Holders of Original
  Notes.......................   As a result of the making of, and upon
                                 acceptance for exchange of all validly tendered original notes pursuant to the terms of the exchange offer, we will have fulfilled an obligation contained in the exchange and registration rights agreement (the "exchange and registration rights agreement") dated as of August 23, 2001 among us, WESCO International and the initial purchasers identified therein, and, accordingly, there will be no liquidated damages payable pursuant to the terms of the registra-tion rights agreement, and the holders of the original notes will have no further registration or other rights under the exchange and registration rights agreement. Holders of the original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the indenture dated as of August 23, 2001 (the "indenture") among us,
                                 WESCO International and Bank One, N.A., as
                                 Trustee relating to the original notes and the exchange notes, except for any such rights under the exchange and registration rights agreement that by their terms terminate or cease to have any further effect as a result of the making of, and the acceptance for exchange of all validly tendered original notes pursuant to, the exchange offer.

Consequence of Failure to
  Exchange....................   Holders of original notes who do not exchange
                                 their original notes for exchange notes
                                 pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes provided for in the original notes and in the indenture and as set forth in the legend on the original notes. In general, the original notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. We do not currently anticipate that we will register the original notes under the Securities Act. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

Exchange Agent................   Bank One, N.A. is serving as exchange agent
                                 (the "exchange agent") in connection with the exchange offer. See "The Exchange Offer -
                                 Exchange Agent."

                               THE EXCHANGE NOTES

     The following summary contains basic information about the exchange notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, you should refer to the section of this prospectus entitled "Description of the Notes."

Issuer...........................    WESCO Distribution, Inc.

Securities Offered...............    $100,000,000 aggregate principal amount of
                                     9 1/8% senior subordinated notes due 2008
                                     (the "exchange notes").

Maturity.........................    June 1, 2008.

Interest Payment Dates...........    Interest on the exchange notes will be
                                     payable in cash semi-annually in arrears on each June 1 and December 1, commencing
                                     December 1, 2001. Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes surrendered in the exchange offer or, if no interest has been paid on such notes, from August 23, 2001.

Original Issue Discount..........    The original notes were issued with
                                     original issue discount. Because the
                                     exchange of notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes, the exchange notes will also be treated as having been issued with original issue discount in an amount equal to the excess of the stated redemption price at maturity of the exchange notes over the issue price of such notes. Holders of the exchange notes will be required to include the original issue discount in ordinary income for U.S. federal income tax purposes as it accrues regardless of whether the holder uses the cash or accrual method of accounting. See "Certain U.S. Federal
                                     Income Tax Considerations."

Optional Redemption..............    Except as described below, we will not have
                                     the option of redeeming the exchange notes prior to June 1, 2003. After June 1, 2003, we will have the option of redeeming the notes, in whole or in part, at the redemption prices described in this prospectus, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption. See
                                     "Description of the Notes -- Optional
                                     Redemption."

Change of Control................    Upon the occurrence of a change of control:

                                     - we will have the option, at any time on
                                       or prior to June 1, 2003, to redeem the
                                       exchange notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the exchange notes, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption plus the applicable premium; and

                                     - if we do not redeem the exchange notes in
                                       this manner or if a change of control
                                       occurs after June 1, 2003, each holder of the exchange notes will have the right to require us to make an offer to repurchase such holder's exchange notes at a price equal to 101% of the principal amount of the holder's exchange notes, together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

                                     See "Description of the Notes -- Change of
                                     Control" and "-- Ranking."

Guarantees.......................    The exchange notes will be unconditionally
guaranteed by WESCO International on a senior subordinated basis. The guarantee will be subordinated in right of payment to all existing and future senior indebtedness of WESCO International, including the guarantee of senior indebtedness under the revolving credit facility ($54.1 million on an as adjusted basis as of June 30, 2001) and effectively subordinated to all indebtedness and other liabilities of WESCO
                                     International's subsidiaries ($604.2
                                     million on an as adjusted basis as of June
                                     30, 2001, including trade payables of
                                     $512.8 million). Investors should not rely on WESCO International's guarantee in evaluating an investment in the exchange notes. See "Risk Factors."

Ranking..........................    The exchange notes will be unsecured, will
                                     be subordinated in right of payment to all existing and future senior indebtedness of WESCO Distribution and will be effectively subordinated to all obligations of the subsidiaries of WESCO Distribution. The exchange notes will rank pari passu with our $300 million aggregate principal amount of 9 1/8% senior subordinated notes due
                                     2008, which were issued in 1998 (the "1998 notes"), and any future senior subordinated indebtedness of WESCO Distribution and will rank senior to all subordinated obligations of WESCO Distribution. As of June 30, 2001, on an as adjusted basis:

                                     - WESCO Distribution had outstanding senior
                                       indebtedness of $60.7 million, of which
                                       $54.1 million was secured indebtedness
                                       (exclusive of unused commitments under
                                       our revolving credit facility);

                                     - WESCO Distribution had no outstanding
                                       senior subordinated indebtedness other
                                       than our 1998 notes; and

                                     - WESCO Distribution's subsidiaries had no
                                       indebtedness, excluding guarantees of
                                       $54.1 million of indebtedness under our
                                       revolving credit facility (but would have had trade payables and other liabilities incurred in the ordinary course of business).

                                     See "Risk Factors" and "Description of the
                                     Notes -- Ranking."

Certain Covenants................    The indenture governing the exchange notes
                                     contains covenants that, subject to certain exceptions, limits the ability of us and our subsidiaries to:

                                     - pay dividends or make certain other
                                       restricted payments or investments;

                                     - incur additional indebtedness and issue
                                       disqualified stock and preferred stock;

                                     - create liens on assets;

                                     - merge, consolidate, or sell all or
                                       substantially all of our assets;

                                     - enter into certain transactions with
                                       affiliates;

                                     - create restrictions on dividends or other
                                       payments by the subsidiaries of WESCO
                                       Distribution; and

                                     - incur indebtedness senior to the notes
                                       but junior to senior indebtedness.

                                     These covenants are subject to a number of important exceptions and qualifications. See "Description of the Notes."

Use of Proceeds..................    We will not receive any proceeds from the
                                     exchange of the original notes for exchange notes pursuant to the exchange offer. See
                                     "Use of Proceeds."

Absence of a Public Market.......    The exchange notes are new securities and
                                     there is currently no established market for the exchange notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market making with respect to the exchange notes may be discontinued without notice. We do not intend to apply for listing of the exchange notes on any national securities exchange or for their quotation on an automated dealer quotation system.

                                  RISK FACTORS

     Your participation in the exchange offer and investment in the notes will involve certain risks. You should carefully consider the discussion of risks beginning on page 16 and the other information included or incorporated by reference into this prospectus prior to participating in the exchange offer.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary consolidated historical financial information for the three years ended December 31, 2000 have been derived from the audited historical consolidated financial statements contained elsewhere in this prospectus. We have derived the summary consolidated financial data for the six months ended June 30, 2000 and 2001 from the unaudited historical consolidated financial statements contained elsewhere in this prospectus, which in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of that data. The results of operations for the interim period presented should not be regarded as indicative of the results that may be expected for a full year. Our historical results are not necessarily indicative of our future operating results. The summary consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited historical consolidated financial statements of WESCO International, Inc. and its subsidiaries and the notes thereto contained elsewhere in this prospectus.

                                                                                     SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,               JUNE 30,
                                               --------------------------------    --------------------
                                               1998(1)     1999(1)       2000        2000        2001
                                               --------    --------    --------    --------    --------
                                                                (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $3,025.4    $3,423.9    $3,881.1    $1,916.0    $1,872.2
Gross profit.................................     537.6       616.6       684.1       338.9       331.9
Selling, general and administrative
  expenses...................................     415.0       471.2       524.3       257.9       266.0
Depreciation and amortization................      14.8        20.4        25.0        11.5        15.0
Restructuring charge(2)......................        --          --         9.4          --          --
Recapitalization costs(3)....................      51.8          --          --          --          --
                                               --------    --------    --------    --------    --------
Income from operations.......................      56.0       125.0       125.4        69.5        50.9
Interest expense, net........................      45.1        47.0        43.8        21.6        21.9
Other expenses(4)............................      10.1        19.5        24.9        11.3        10.7
                                               --------    --------    --------    --------    --------
Income before income taxes...................       0.8        58.5        56.7        36.6        18.3
Provision for income taxes...................       8.5(5)     23.4        23.3        14.6         7.3
                                               --------    --------    --------    --------    --------
Income (loss) before extraordinary item......      (7.7)       35.1        33.4        22.0        11.0
Extraordinary item, net of taxes(6)..........        --       (10.5)         --          --          --
                                               --------    --------    --------    --------    --------
Net income (loss)............................  $   (7.7)   $   24.6    $   33.4    $   22.0    $   11.0
                                               ========    ========    ========    ========    ========
OTHER FINANCIAL DATA:
EBITDA before recapitalization and
  restructuring charges(7)(8)................  $  122.6    $  145.3    $  159.8    $   81.0    $   65.9
Capital expenditures.........................      10.7        21.2        21.6         7.6         8.0
Net cash provided by operating
  activities(9)..............................     276.9        66.4        46.9        26.7        92.2
Net cash used for investing activities.......    (184.1)      (71.9)      (60.7)      (21.5)      (59.5)
Net cash provided by (used for) financing
  activities.................................     (92.3)        6.3        26.0         3.2       (48.9)

BALANCE SHEET DATA (AS OF PERIOD END):
Cash and cash equivalents....................  $    8.1    $    8.8    $   21.1    $   17.2    $    4.9
Working capital..............................     115.6       199.0       240.4       212.6       176.1
Total assets.................................     950.5     1,028.8     1,170.0     1,152.2     1,173.6
Total long-term debt (including current
  portion)(10)...............................     595.8       426.4       483.3       452.3       439.7
Total stockholders' equity (deficit).........    (142.6)      117.3       125.0       119.7       136.3

(1) Certain prior period amounts have been reclassified to conform with the current year presentation. Pursuant to Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs," we have reclassified freight billed to customers from selling, general and administrative expenses to net sales.

(2) Represents a restructuring charge taken in the fourth quarter of 2000 which primarily consists of a $5.4 million charge related to the closure of 14 branch operations and a $4.0 million writedown of an investment in an affiliate. See Note 4 to the audited consolidated financial statements included elsewhere in this prospectus.

(3) Represents a one-time charge primarily related to noncapitalized financing expenses, professional and legal fees and management compensation costs in connection with the June 5, 1998 recapitalization of WESCO International. See Note 5 to the audited consolidated financial statements included elsewhere in this prospectus.

(4) Represents costs relating to the sale of accounts receivable pursuant to the receivables facility. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus.

(5) Certain nondeductible recapitalization costs and other permanent differences significantly exceeded income before income taxes and resulted in an unusually high provision for income taxes.

(6) Represents a charge, net of tax, relating to the writeoff of unamortized debt issuance and other costs associated with the early extinguishment of debt and the 1999 termination of the then-existing accounts receivable securitization program.

(7) EBITDA before recapitalization and restructuring charges represents income from operations plus depreciation and amortization, recapitalization costs and restructuring charges. EBITDA before recapitalization and restructuring charges is presented since management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered as an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(8) All periods presented include the results of operations of the acquired companies from the date of acquisition.

(9) Net cash provided by operating activities includes proceeds from the sale of receivables of $274.2 million, $60.0 million and $40.0 million in the years ended December 31, 1998, 1999 and 2000, respectively, and $15.0 million and $0 for the six months ended June 30, 2000 and 2001, respectively.

(10) Excludes the off-balance sheet receivables facility. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus.

                                  RISK FACTORS

     Holders of original notes should consider carefully, in addition to the other information contained in this prospectus, the following factors before deciding whether to participate in the exchange offer. The risk factors set forth below under "-Risks Relating to Our Business" and "-Risks Relating to the Notes" are generally applicable to the original notes as well as the exchange notes.

RISKS RELATING TO THE EXCHANGE OFFER

IF YOU DO NOT EXCHANGE YOUR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER, YOUR ORIGINAL NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING TRANSFER RESTRICTIONS ON THE ORIGINAL NOTES AND YOU MAY NOT BE ABLE TO SELL YOUR ORIGINAL NOTES.

     Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the original notes as set forth in the legend on the original notes. In general, original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not currently intend to register the original notes under the Securities Act. Based on interpretations by the Staff of the SEC, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of us or of WESCO International within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the original notes were acquired in the ordinary course of such holder's business and such holders have no arrangement with any person to participate in the distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted original notes will be adversely affected.

RISKS RELATING TO OUR BUSINESS

OUR SUBSTANTIAL AMOUNT OF DEBT RESULTS IN SUBSTANTIAL DEBT SERVICE OBLIGATIONS THAT COULD ADVERSELY AFFECT OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER THE NOTES AND COULD LIMIT OUR GROWTH AND IMPOSE RESTRICTIONS ON OUR BUSINESS.

     We are and will continue to be significantly leveraged following the offering. As of June 30, 2001, on an as adjusted basis, we would have had $440.4 million of consolidated indebtedness and stockholders' equity of $136.1 million. See "Capitalization" and "Selected Consolidated Financial Data." We and our subsidiaries may incur additional indebtedness (including certain senior indebtedness) in the future, subject to certain limitations contained in the instruments governing our indebtedness. Accordingly, we will have significant debt service obligations.

     Our debt service obligations will have important consequences to the holders of the notes, including the following:

     - a substantial portion of cash flow from our operations will be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available for operations, future business opportunities and acquisitions and other purposes and increasing our vulnerability to adverse general economic and industry conditions;

     - our ability to obtain additional financing in the future may be limited;

     - certain of our indebtedness (including, but not limited to, the amounts borrowed under the revolving credit facility) will be at variable rates of interest, which will make us vulnerable to increases in interest rates;

     - all of the indebtedness incurred in connection with the revolving credit facility will become due prior to the time the principal payment on the notes will become due;

     - we will be substantially more leveraged than certain of our competitors, which might place us at a competitive disadvantage; and

     - we may be hindered in our ability to adjust rapidly to changing market conditions.

     Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance our indebtedness (including the notes) and to make scheduled payments under our operating leases or to fund planned capital expenditures or finance acquisitions will depend on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt, make necessary capital expenditures or meet other cash needs. If unable to do so, we may be required to refinance all or a portion of our existing debt, including the notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing or that any such sale of assets or additional financing would be possible on terms reasonably favorable to us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

RESTRICTIVE DEBT COVENANTS CONTAINED IN OUR REVOLVING CREDIT FACILITY AND THE INDENTURE COULD LIMIT OUR ABILITY TO TAKE CERTAIN ACTIONS.

     The revolving credit facility and the indenture contain numerous financial and operating covenants that will limit the discretion of our management with respect to certain business matters. These covenants place significant restrictions on the ability of us, our subsidiaries and WESCO International to:

     - incur additional indebtedness;

     - pay dividends and other distributions;

     - repay subordinated obligations;

     - enter into sale and leaseback transactions;

     - create liens or other encumbrances;

     - make certain payments and investments;

     - engage in certain transactions with affiliates;

     - make certain acquisitions;

     - sell or otherwise dispose of assets; and

     - merge or consolidate with other entities,

and will otherwise restrict corporate activities.

The revolving credit facility also requires us to meet certain financial ratios and tests. Our ability to comply with these and other provisions of the revolving credit facility and the indenture may be affected by changes in economic or business conditions or other events beyond our control. A failure to comply with the obligations contained in the revolving credit facility or the indenture could result in an event of default under either the revolving credit facility or the indenture which could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross-acceleration or cross-default provisions. If the indebtedness under the revolving credit facility were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness and our other indebtedness, including the notes. See "Description of the Notes" and "Description of Other Indebtedness and Receivables Facility."

DOWNTURNS IN THE ELECTRICAL DISTRIBUTION INDUSTRY HAVE HAD IN THE PAST, AND MAY IN THE FUTURE HAVE, AN ADVERSE EFFECT ON OUR SALES AND PROFITABILITY.

     The electrical distribution industry is affected by changes in economic conditions, including national, regional and local slowdowns in construction and industrial activity, which are outside our control. Our operating results may also be adversely affected by increases in interest rates that may lead to a decline in economic activity, particularly in the construction market, while simultaneously resulting in higher interest payments under the revolving credit facility. In addition, during periods of economic slowdown such as the one we are currently experiencing, our credit losses increase. There can be no assurance that economic slowdowns, adverse economic conditions or cyclical trends in certain customer markets will not have a material adverse effect on our operating results and financial condition.

AN INCREASE IN COMPETITION COULD DECREASE SALES OR EARNINGS.

     We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused on the local service area and is generally based on product line breadth, product availability, service capabilities and price. Other sources of competition are buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. During 1999 and 2000 numerous special purpose Internet-based procurement service companies, auction businesses and trade exchanges were organized. Many of them targeted industrial MRO and contractor customers of the type served by us. We expect that numerous new competitors will develop over time as Internet-based enterprises become more established and refine their service capabilities.

     Some of our existing competitors have, and new market entrants may have, greater financial and marketing resources than we do. To the extent existing or future competitors seek to gain or retain market share by reducing prices, we may be required to lower our prices, thereby adversely affecting financial results. Existing or future competitors also may seek to compete with us for acquisitions, which could have the effect of increasing the price and reducing the number of suitable acquisitions. In addition, it is possible that competitive pressures resulting from the industry trend toward consolidation could affect growth and profit margins. See "Business -- Competition."

SUCCESS OF OUR GROWTH STRATEGY MAY BE LIMITED BY THE AVAILABILITY OF APPROPRIATE ACQUISITIONS AND OUR ABILITY TO INTEGRATE ACQUIRED BUSINESSES INTO OURS.

     A principal component of our growth strategy is to continue to expand through additional acquisitions that complement our operations in new or existing markets. Our acquisitions will involve risks, including the successful integration and management of acquired operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from ongoing business concerns. We may not be able to identify businesses that meet our strategic criteria and acquire them on satisfactory terms. We also may not have access to sufficient capital to complete certain acquisitions, and we will be constrained by restrictions in our revolving credit facility. Future acquisitions may not prove advantageous and could have a material adverse effect on our operating results. See "Business -- Acquisition and Integration Program" and "Description of Other Indebtedness and Receivables
Facility -- Revolving Credit Facility."

LOSS OF KEY SUPPLIERS OR LACK OF PRODUCT AVAILABILITY COULD DECREASE SALES AND EARNINGS.

     Most of our agreements with suppliers are terminable by either party on 60 days notice or less. Our ten largest suppliers in 2000 accounted for approximately 32% of our purchases for the period. Our largest supplier was Eaton Corporation, through its Cutler-Hammer division, accounting for approximately 13% of our purchases. The loss of, or a substantial decrease in the availability of, products from any of these suppliers, or the loss of key preferred supplier agreements, could have a material adverse effect on our business. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions, or other reasons beyond our control. An interruption of operations at any of our five distribution centers could have a material adverse effect on the operations of branches served by the affected distribution center. Furthermore, we cannot be certain that particular products or product lines will be available to us, or available in quantities sufficient to meet customer demand. Such limited product access could put us at a competitive disadvantage. See "Business -- Products and Services."

A DISRUPTION OF OUR INFORMATION SYSTEMS COULD INCREASE EXPENSES, DECREASE SALES OR REDUCE EARNINGS.

     A serious disruption of our information systems could have a material adverse effect on our business and results of operations. Our computer systems are an integral part of our business and growth strategies. We depend on our information systems to process orders, manage inventory and accounts receivable collections, purchase products, ship products to our customers on a timely basis, maintain cost-effective operations and provide superior service to our customers. See "Business -- Management Information Systems."

WESCO INTERNATIONAL'S CONTROLLING SHAREHOLDERS OWN APPROXIMATELY 44% OF ITS COMMON STOCK AND CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS.

     Approximately 44% of the issued and outstanding shares of common stock of WESCO International is held by Cypress and its affiliates. Accordingly, Cypress and its affiliates can exercise significant influence over our affairs, including the election of our directors, appointment of our management and approval of actions requiring the approval of our stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets. There can be no assurance that the interests of Cypress and its affiliates will not conflict with the interests of the holders of the notes.

RISKS RELATING TO THE NOTES

THE NOTES ARE UNSECURED SUBORDINATED OBLIGATIONS.

     Our obligations under the notes are subordinate and junior in right of payment to all of our existing and future senior indebtedness. As of June 30, 2001, on an as adjusted basis, our aggregate amount of outstanding senior indebtedness would have been approximately $60.7 million (excluding unused commitments). Although the indenture contains limitations on the amount of additional indebtedness which we and our subsidiaries may incur, under certain circumstances, the amount of such indebtedness could be substantial, and such indebtedness could be senior indebtedness. By reason of such subordination, in the event of our insolvency, liquidation or other reorganization, the lenders under the revolving credit facility and other creditors who are holders of our senior indebtedness must be paid in full before the holders of the notes may be paid. Accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the notes. In addition, under certain circumstances, no payments may be made with respect to the notes if a default exists with respect to our senior indebtedness. See "Description of the Notes."

     In addition, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables and the guarantees by such subsidiaries of our obligations under the revolving credit facility. The notes are not guaranteed by any of our subsidiaries. As of June 30, 2001, on an as adjusted basis, our subsidiaries would have had no indebtedness (excluding guarantees of our obligations under the revolving credit facility), but would have had trade payables and other liabilities incurred in the ordinary course of business. Our right to receive assets of any of our subsidiaries upon liquidation or reorganization of such subsidiary will be subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent we are recognized as a creditor of such subsidiary. See "Description of the Notes -- Ranking."

     The WESCO International guarantee is subordinated in right of payment to all existing and future senior indebtedness of WESCO International, including the guarantee of senior indebtedness under the revolving credit facility ($54.1 million on an as adjusted basis as of June 30, 2001) and effectively subordinated to all indebtedness and other liabilities of WESCO International's subsidiaries ($604.2 million on an as adjusted basis as of June 30, 2001 including trade payables of $512.8 million). Investors should not rely on the WESCO International guarantee in evaluating an investment in the notes.

WESCO INTERNATIONAL AND ITS SUBSIDIARIES' ASSETS REMAIN SUBJECT TO A FIRST PRIORITY PLEDGE UNDER THE REVOLVING CREDIT FACILITY.

     Our obligations under the revolving credit facility are secured by a first priority pledge of and security interest in substantially all of the assets, except for real property, of WESCO International and its subsidiaries. If either we or WESCO International become insolvent or are liquidated, or if payment under any of the revolving credit facility or any other secured indebtedness is accelerated, the lenders under the revolving credit facility or such other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under the instruments pertaining to the credit facility or such other secured indebtedness). The notes are not secured. Accordingly, holders of such secured indebtedness will have a prior claim with respect to the assets securing such indebtedness. See "Description of Other Indebtedness and Receivables Facility."

A CHANGE OF CONTROL MAY TRIGGER A DEMAND BY NOTEHOLDERS FOR THE REPURCHASE OF THE NOTES.

     Upon the occurrence of a change of control:

     - we will have the option, at any time on or prior to June 1, 2003 to redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the date of redemption plus the applicable premium; and

     - if we do not redeem the notes as set forth above, or such change in control occurs after June 1, 2003, each holder of a note will have the right to require us to make an offer to repurchase such holder's note at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest and liquidated damages, if any, to the date of repurchase in the case of a note.

     The revolving credit facility prohibits us from repurchasing any notes, except in certain circumstances. The revolving credit facility also provides that certain change of control events with respect to us constitute a default thereunder. Any future credit agreements or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions and provisions. If the purchase of the notes upon a change of control would violate or constitute a default under any other of our indebtedness, then we shall, to the extent needed to permit such purchase of notes, either (i) repay all such indebtedness and terminate all commitments outstanding thereunder or (ii) request the holders of such indebtedness to give the requisite consents to permit the purchase of the notes. Until such time as we are able to repay all such indebtedness and terminate all commitments outstanding thereunder or such time as such requisite consents are obtained, we will not be required to purchase the notes upon a change of control. In the event of a change of control, there can be no assurance that we would have sufficient funds or assets to satisfy all of our obligations under the revolving credit facility and the notes. The provisions relating to a change of control included in the indenture may increase the difficulty of a potential acquiror obtaining control of us. See "Description of the Notes -- Change of Control."

AN ADVERSE COURT DECISION THAT WE PARTICIPATED IN A FRAUDULENT TRANSFER COULD LIMIT OUR ABILITY TO REPAY THE SENIOR SUBORDINATED NOTES.

     The incurrence of indebtedness by us, such as the notes, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of our unpaid creditors. Under these laws, if, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors, a court were to find that, at the time we incurred indebtedness, including indebtedness under the notes:

     - we incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

     - (a) we received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) we (1) were insolvent or were rendered insolvent by reason of any of the transactions, (2) were engaged, or about to engage, in a business or transaction for which our assets remaining with us constituted unreasonably small capital to carry on our business, (3) intended to incur, or believed that we would incur, debts beyond our ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (4) were a defendant in an action for money damages, or had a judgment for money damages docketed against us (if, in either case, after final judgment, the judgment is unsatisfied), then such court could avoid or subordinate the amounts owing under the notes to our presently existing and future indebtedness and take other actions detrimental to the holders of the notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, we would be considered insolvent if, at the time we incurred the indebtedness, either:

     - the sum of our debts (including contingent liabilities) is greater than our assets, at a fair valuation; or

     - the present fair saleable value of our assets is less than the amount required to pay the probable liability on our total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

There can be no assurance as to what standards a court would use to determine whether we were solvent at the relevant time, or whether, whatever standard was used, the notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the offering, our counsel and counsel for the initial purchasers will not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

     We believe that at the time the indebtedness constituting the notes was incurred by us, we:

     - were (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run our businesses effectively, and
       (c) incurring debts within our ability to pay as the same mature or become due; and

     - had sufficient assets to satisfy any probable money judgment against us in any pending action.

In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of assets and liabilities. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

THERE IS NO PUBLIC MARKET FOR THE NOTES, AND AN ACTIVE MARKET MAY NOT DEVELOP OR BE MAINTAINED FOR THE NOTES.

     The exchange notes are being offered to the holders of the original notes. The original notes were offered and sold in August 2001 to a small number of institutional investors in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Although the original notes are eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc., the original notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws.

     The exchange notes generally will be permitted to be resold or otherwise transferred by each holder without the requirement of further registration. The exchange notes, however, constitute a new issue of securities with no established trading market. The exchange offer will not be conditioned upon any minimum or maximum aggregate principal amount of original notes being tendered for exchange. We do not intend to apply for a listing of the exchange notes on a securities exchange or an automated quotation system, and there can be no assurance as to the liquidity of markets that may develop for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes or the price at which such holders would be able to sell their exchange notes. If markets for the exchange notes were to exist, the exchange notes could trade at prices that may be lower than the initial market values thereof depending on many factors. The liquidity of, and trading market for, the exchange notes may be adversely affected by movements of interest rates, our financial performance and general declines in the market for similar securities. Such a decline may adversely affect the liquidity and trading market independent of our financial performance and prospects. The initial purchasers are not obligated to make a market in any of the notes, and any market making with respect to the notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. See "Plan of Distribution."

     In the case of non-exchanging holders of original notes, no assurance can be given as to the liquidity of any trading market for the original notes following the exchange offer.

THE EXCHANGE NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT.

     The original notes were issued with original issue discount. Because the exchange of notes pursuant to the exchange offer should not be a taxable event for U.S. federal income tax purposes, the exchange notes will also be treated as having been issued with original issue discount. See "Certain U.S. Federal Income Tax Considerations."

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange of notes pursuant to the exchange offer. The net proceeds of approximately $86.9 million from the issuance of the original notes were used to repay a portion of the outstanding indebtedness under our revolving credit facility. The revolving credit facility matures on June 29, 2004. As of June 30, 2001, the average interest rate on borrowings under the revolving credit facility was 6.62% per annum.

                                 CAPITALIZATION

     The following table sets forth WESCO International's consolidated capitalization as of June 30, 2001 and as adjusted to give effect to the offer and sale of the original notes and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere or incorporated by reference into this prospectus.

                                                                  JUNE 30, 2001
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN MILLIONS)
TOTAL DEBT (INCLUDING CURRENT PORTION):
Revolving credit facility(1)................................  $ 141.0      $  54.1
1998 notes..................................................    292.1        292.1
Original notes..............................................       --         87.6
Other debt..................................................      6.6          6.6
                                                              -------      -------
          TOTAL DEBT........................................    439.7        440.4
                                                              -------      -------
TOTAL STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 20,000,000 shares
  authorized, no shares issued or outstanding...............       --           --
Common stock, $.01 par value; 210,000,000 shares authorized,
  44,224,409 shares, actual and as adjusted.................      0.4          0.4
Class B nonvoting convertible common stock, $.01 par value;
  20,000,000 shares authorized, 4,653,131, actual and as
  adjusted..................................................       --           --
Additional capital..........................................    569.8        569.8
Retained earnings (deficit).................................   (399.1)      (399.3)
Treasury stock, at cost; 3,976,897, actual and as
  adjusted..................................................    (33.4)       (33.4)
Accumulated other comprehensive income (loss)...............     (1.4)        (1.4)
                                                              -------      -------
          TOTAL STOCKHOLDERS' EQUITY........................  $ 136.3      $ 136.1
                                                              -------      -------
          TOTAL CAPITALIZATION..............................  $ 576.0      $ 576.5
                                                              =======      =======

-------------------------

(1) As of August 31, 2001, after giving effect to the issuance of the original notes, the use of proceeds described above, and the amendment to the revolving credit facility, we had approximately $142.0 million outstanding under our revolving credit facility, with approximately $120.4 million available under the facility.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following data, insofar as it relates to each of the years 1996 through 2000, has been derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. Consolidated balance sheets at December 31, 1999 and 2000 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 2000 and notes thereto appear elsewhere in this prospectus. The data for the six months ended June 30, 2000 and 2001 has been derived from unaudited financial statements also appearing herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The results of operations for the interim period presented should not be regarded as indicative of the results that may be expected for a full year. Our historical results are not necessarily indicative of our future operating results.

                                                                                                     SIX MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                           JUNE 30,
                                       --------------------------------------------------------    --------------------
                                       1996(1)     1997(1)     1998(1)     1999(1)       2000        2000        2001
                                       --------    --------    --------    --------    --------    --------    --------
                                                           (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales..........................    $2,274.6    $2,594.8    $3,025.4    $3,423.9    $3,881.1    $1,916.0    $1,872.2
Gross profit.......................       405.0       463.9       537.6       616.6       684.1       338.9       331.9
Selling, general and administrative
  expenses.........................       326.0       372.5       415.0       471.2       524.3       257.9       266.0
Depreciation and amortization......        10.8        11.3        14.8        20.4        25.0        11.5        15.0
Restructuring charge(2)............          --          --          --          --         9.4          --          --
Recapitalization costs(3)..........          --          --        51.8          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Income from operations.............        68.2        80.1        56.0       125.0       125.4        69.5        50.9
Interest expense, net..............        17.4        20.1        45.1        47.0        43.8        21.6        21.9
Other expenses(4)..................          --          --        10.1        19.5        24.9        11.3        10.7
                                       --------    --------    --------    --------    --------    --------    --------
Income before income taxes.........        50.8        60.0         0.8        58.5        56.7        36.6        18.3
Provision for income taxes.........        18.3        23.8         8.5(5)     23.4        23.3        14.6         7.3
                                       --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary
  item.............................        32.5        36.2        (7.7)       35.1        33.4        22.0        11.0
Extraordinary item, net of
  applicable taxes(6)..............          --          --          --       (10.5)         --          --          --
                                       --------    --------    --------    --------    --------    --------    --------
Net income (loss)..................    $   32.5    $   36.2    $   (7.7)   $   24.6    $   33.4    $   22.0    $   11.0
                                       ========    ========    ========    ========    ========    ========    ========
Earnings (loss) per common share(7)
  Basic before extraordinary
    item...........................    $   0.55    $   0.61    $  (0.17)   $   0.82    $   0.74    $   0.48    $   0.25
  Basic............................        0.55        0.61       (0.17)       0.57        0.74        0.48        0.25
  Diluted before extraordinary
    item...........................        0.51        0.55       (0.17)       0.75        0.70        0.45        0.23
  Diluted..........................        0.51        0.55       (0.17)       0.53        0.70        0.45        0.23
Weighted average common shares
  outstanding(7)
  Basic............................    58,680,756  59,030,100  45,051,632  43,057,894  45,326,475  45,848,936  44,839,917
  Diluted..........................    63,670,919  66,679,063  45,051,632  47,524,539  47,746,607  48,367,059  47,041,072
OTHER FINANCIAL DATA:
EBITDA before recapitalization and
  restructuring charges(8)(9)......    $   79.0    $   91.4    $  122.6    $  145.3    $  159.8    $   81.0    $   65.9
Capital expenditures...............         9.3        11.6        10.7        21.2        21.6         7.6         8.0
Net cash provided by (used for)
  operating activities(10).........        15.1       (12.0)      276.9        66.4        46.9        26.7        92.2
Net cash used for investing
  activities.......................      (110.9)      (21.5)     (184.1)      (71.9)      (60.7)      (21.5)      (59.5)
Net cash provided by (used for)
  financing activities.............        87.2        41.1       (92.3)        6.3        26.0         3.2       (48.9)
Ratio of earnings to fixed
  charges(11)......................        3.1x        3.1x        1.0x        2.0x        2.1x        2.4x        1.7x

                                                             DECEMBER 31,                                   JUNE 30,
                                    --------------------------------------------------------------   -----------------------
                                       1996         1997         1998         1999         2000         2000         2001
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA (AS OF PERIOD
  END):
Total assets......................  $    773.5   $    870.9   $    950.5   $  1,028.8   $  1,170.0   $  1,152.2   $  1,173.6
Total long-term debt (including
  current portion)(12)............       262.2        295.2        595.8        426.4        483.3        452.3        439.7
Redeemable common stock(13).......         8.9          9.0         21.5           --           --           --           --
Total stockholders' equity
  (deficit).......................       148.7        184.5       (142.6)       117.3        125.0        119.7        136.3

-------------------------

(1) Certain prior period amounts have been reclassified to conform with the current year presentation. Pursuant to Emerging Issues Task Force Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs," we have reclassified freight billed to customers from selling, general and administrative expenses to net sales.

(2) Represents a restructuring charge taken in the fourth quarter of 2000 which primarily consists of a $5.4 million charge related to the closure of 14 branch operations and a $4.0 million writedown of an investment in an affiliate. See Note 4 to the audited consolidated financial statements included elsewhere in this prospectus.

(3) Represents a one-time charge primarily related to noncapitalized financing expenses, professional and legal fees and management compensation costs in connection with the June 5, 1998 recapitalization of WESCO International. See Note 5 to the audited consolidated financial statements included elsewhere in this prospectus.

(4) Represents costs relating to the sale of accounts receivable pursuant to the receivables facility. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus.

(5) Certain nondeductible recapitalization costs and other permanent differences significantly exceeded income before income taxes and resulted in an unusually high provision for income taxes.

(6) Represents a charge, net of tax, relating to the writeoff of unamortized debt issuance and other costs associated with the early extinguishments of debt and the 1999 termination of the then-existing accounts receivable securitization program.

(7) Reflects a 57.8 to one stock split effected in the form of a stock dividend of WESCO International common stock effective May 11, 1999.

(8) EBITDA before recapitalization and restructuring charges represents income from operations plus depreciation and amortization, recapitalization costs and restructuring charges. EBITDA before recapitalization and restructuring charges is presented since management believes that such information is considered by certain investors to be an additional basis for evaluating our ability to pay interest and repay debt. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, or as a measure of our operating results and cash flows or as a measure of our liquidity. Since EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(9) All periods indicated include the results of operations of the acquired companies from the date of acquisition.

(10) Net cash provided by operating activities includes proceeds from the sale of receivables of $274.2 million, $60.0 million and $40.0 million in the years ended December 31,

     1998, 1999 and 2000, respectively, and $15.0 million and $0 for the six months ended June 30, 2000 and 2001, respectively.

(11) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income before income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest expense, amortization of deferred financing costs and the component of rental expense that management believes is representative of the interest component of rental expense.

(12) Excludes the off-balance sheet receivables facility. See Note 6 to the audited consolidated financial statements included elsewhere in this prospectus.

(13) Represents redeemable common stock as described in Note 11 to the audited consolidated financial statements included elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus. For purposes of this discussion, the terms "we," "us," "our," the "Company" and "WESCO" refer to WESCO International and its consolidated subsidiaries. The principal asset of WESCO International is all of the outstanding capital stock of WESCO Distribution.

GENERAL

     Our sales can be categorized as stock, direct ship and special order. Stock orders are filled directly from existing inventory and generally represent 40% to 45% of total sales. Approximately 42% to 48% of our total sales are direct ship sales. Direct ship sales are typically custom-built products, large orders or products that are too bulky to be easily handled and, as a result, are shipped directly to the customer from the supplier. Special orders are for products that are not ordinarily stocked in inventory and are ordered based on a customer's specific request. Special orders represent the remainder of total sales. Gross profit margins on stock and special order sales are approximately 50% higher than those on direct ship sales. Although direct ship gross margins are lower, operating profit margins are often comparable, since the product handling and fulfillment costs associated with direct shipments are much lower.

     We have historically financed acquisitions, new branch openings, working capital needs and capital expenditures through internally generated cash flow and borrowings under our credit facilities. During the initial phase of an acquisition or new branch opening, we typically incur expenses related to installing or converting information systems, training employees and other initial operating activities. With some acquisitions, we may incur expenses in connection with the closure of any redundant branches. Historically, the costs associated with opening new branches, and closing branches in connection with certain acquisitions, have not been material. We have accounted for acquisitions under the purchase method of accounting.

     We have been a leading consolidator in our industry, having acquired 25 companies from August 1995 through June 2001, representing annual sales of approximately $1.4 billion. Management distinguishes sales attributable to core operations separate from sales of acquired businesses. The distinction between sales from core operations and from acquired businesses is based on our internal records and on management estimates where the integration of acquired businesses results in the closing or consolidation of branches. However, "core operations" typically refers to all internally started branches and all acquired branches that have been in operation for the entire current and prior year-to-date periods. "Acquired businesses" generally refers to branch operations purchased by WESCO where the branches have not been under our ownership for the entire current and prior year-to-date periods.

     Restructuring and Special Charges. In the fourth quarter of 2000, we commenced certain programs to reduce costs, improve productivity and exit certain operations. Total costs under these programs were $9.4 million, and were comprised of $5.4 million related to the closure of fourteen branch operations in the United States, Canada and the Balkans, and $4.0 million related to the writedown of an investment in an affiliate. The $5.4 million charge related to the closure of fourteen branch operations is principally comprised of an inventory writedown of approximately $4.0 million and lease termination costs of approximately $1.0 million, of which $0.4 million has been paid in 2001. The $4.0 million investment writedown is a result of management's decision to no longer pursue its business strategy with an affiliate.

     In addition, we recorded other charges of $11.4 million in the fourth quarter of 2000. The other charges were comprised of $7.0 million of accounts receivables writeoffs due to the deteriorating credit environment and customer bankruptcy filings and $4.4 million relating to inventory writedowns as a result of actions taken to align inventories with current market conditions. These other charges were recorded in selling, general and administrative expenses and costs of goods sold.

     Recent Acquisition. In March 2001, WESCO completed its acquisition of all of the outstanding common stock of Herning Underground Supply, Inc. and Alliance Utility Products, Inc. (together, "Herning") headquartered in Hayward, California. Herning, a distributor of gas, lighting and communication utility products, reported net sales of approximately $112 million in 2000. This acquisition was accounted for under the purchase method of accounting.

RESULTS OF OPERATIONS

     The following table sets forth the percentage relationship to net sales of certain items in our Consolidated Statements of Operations for the periods presented:

                                                                           SIX MONTHS
                                                                             ENDED
                                              YEAR ENDED DECEMBER 31,       JUNE 30,
                                              -----------------------    --------------
                                              1998     1999     2000     2000     2001
                                              -----    -----    -----    -----    -----
Net sales...................................  100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit................................   17.8     18.0     17.6     17.7     17.7
Selling, general and administrative
  expenses..................................   13.7     13.7     13.5     13.5     14.2
Depreciation and amortization...............    0.5      0.6      0.7      0.6      0.8
Restructuring charge........................     --       --      0.2       --       --
Recapitalization costs......................    1.7       --       --       --       --
                                              -----    -----    -----    -----    -----
Income from operations......................    1.9      3.7      3.2      3.6      2.7
Interest expense............................    1.6      1.4      1.1      1.1      1.2
Other expenses..............................    0.3      0.6      0.6      0.6      0.5
                                              -----    -----    -----    -----    -----
Income before income taxes and extraordinary
  item......................................     --      1.7      1.5      1.9      1.0
Provision for income taxes..................    0.3      0.7      0.6      0.8      0.4
Extraordinary item, net of tax benefits.....     --     (0.3)      --       --       --
                                              -----    -----    -----    -----    -----
Net income (loss)...........................   (0.3)%    0.7%     0.9%     1.1%     0.6%
                                              =====    =====    =====    =====    =====

  Six Months Ended June 30, 2001 Compared to June 30, 2000

     Net Sales. Net sales for the first six months of 2001 decreased $43.8 million, or 2.3%, to $1,872.2 million compared with $1,916.0 million in the prior year period, primarily due to a sales decline in our core business of 5.3% that was offset somewhat by increased sales of acquired companies as compared to prior year period. The mix of direct shipment sales for the six months ended June 30, 2001 and June 30, 2000 were 43.9% and 44.9%, respectively.

     Gross Profit. Gross profit for the first six months of 2001 decreased $6.9 million, or 2.0%, to $332.0 million from $338.9 million in 2000. Gross profit margin percentage was 17.7% for both the current and prior year period. The decrease was primarily due to the aforementioned sales deterioration in our core business.

     Selling, General and Administrative Expenses. SG&A expenses increased $8.1 million, or 3.1%, to $266.0 million. Excluding SG&A expenses associated with companies acquired during 2000 and 2001, SG&A expenses were essentially unchanged. Core business SG&A expenses decreased slightly due to reduction in certain discretionary benefits partially offset by increased bad debt expense. As a percentage of net sales, SG&A expenses increased to 14.2% compared with 13.5% in the prior year period reflecting a lower relative sales level.

     Depreciation and Amortization. Depreciation and amortization increased $3.5 million to $15.0 million reflecting higher amortization of goodwill from acquisitions and increases in property, buildings and equipment over the prior year.

     Interest and Other Expenses. Interest expense totaled $21.9 million for the first six months of 2001, an increase of $0.3 million from the same period in 2000. Other expenses totaled $10.7 million and $11.2 million for the first six months of 2001 and 2000, respectively, reflecting costs associated with the accounts receivable securitization. The $0.5 million decrease was principally due to the decreased fees associated with the securitized accounts receivable.

     Income Taxes. Income tax expense totaled $7.3 million and $14.6 million in the first six months of 2001 and 2000, respectively. The effective tax rates for 2001 and 2000 were 40.0% and 39.9%, respectively. The effective tax rates differ from the federal statutory rate primarily due to state income taxes and nondeductible expenses.

     Net Income. Net income and diluted earnings per share totaled $11.0 million and $0.23, respectively, for the first six months of 2001, compared with $22.0 million, or $0.45 per diluted share, for the first six months of 2000.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

     Net Sales. Net sales for the year ended December 31, 2000, increased by $457.2 million, or 13.4%, to $3.9 billion compared with $3.4 billion in the prior year. The increase was due principally to sales gains attributable to core business operations of almost 10%, while the remainder of the increase was primarily due to sales of acquired businesses. The mix of direct shipment sales increased to approximately 47% in 2000 from 46% in 1999 principally due to sales gains achieved at Bruckner Supply Company, Inc. The majority of Bruckner's sales are direct shipment.

     Gross Profit. Gross profit for the year ended December 31, 2000, increased by $67.5 million to $684.1 million from $616.6 million in the prior year. Gross profit margin was 17.6% and 18.0% in 2000 and 1999, respectively. Excluding the effects of the other charges related to inventory rationalization of $4.4 million, gross profit margin decreased to 17.7% from 18.0% in the prior year due, in part, to a shift to lower margin direct ship project sales and also due to increased transportation costs.

     Selling, General and Administrative Expenses. SG&A expenses increased $53.0 million, or 11.3%, to $524.3 million. Excluding the impact of the other charges of $7.0 million, related primarily to credit deterioration and bankruptcies, SG&A expenses increased $46.0 million or 9.8%. This increase was primarily due to increased expenses in core business operations and, to a lesser extent, increased SG&A of companies acquired during 1999 and 2000. Core business SG&A expense increased 6% over 1999, due principally to increased payroll costs. As a percentage of sales, excluding the other charges, SG&A expenses declined to 13.3% in 2000 from 13.8% in 1999, reflecting enhanced operating leverage at this higher relative sales volume.

     Depreciation and Amortization. Depreciation and amortization increased $4.6 million to $25.0 million in 2000, reflecting higher amortization of goodwill from acquisitions and depreciation related to increases in property, buildings and equipment over the prior year.

     Income from Operations. Income from operations increased $0.4 million to $125.4 million in 2000, compared with $125.0 million in 1999. Excluding the restructuring and other charges in 2000, operating income increased $21.2 million. This increase was primarily due to higher gross profit, partially offset by increased operating costs as explained above.

     Interest and Other Expenses. Interest expense totaled $43.8 million for 2000, a decrease of $3.2 million from 1999. The decrease was primarily due to the lower level of borrowings since WESCO completed its initial public offering in the second quarter of 1999, as well as the increased amount of securitized accounts receivable. Other expense totaled $24.9 million and $19.5 million in 2000 and 1999, respectively, reflecting costs associated with the accounts receivable securitization program. The $5.4 million increase was principally due to the increased level of securitized accounts receivable noted above.

     Income Taxes. Income tax expense totaled $23.3 million in 2000, relatively unchanged from 1999. The effective tax rates for 2000 and 1999 were 41.0% and 39.9%, respectively. The increase in the rate in 2000 is principally related to the effect of increased nondeductible expenses on decreased pretax income as compared to the prior year.

     Income Before Extraordinary Item. Income before extraordinary item totaled $33.4 million, or $0.70 per diluted share, compared with $35.1 million or $0.75 per diluted share, in 1999. Excluding the restructuring charge of $9.4 million, income before extraordinary item was $39.4 million or $0.83 per diluted share.

     Net Income. Net income and diluted earnings per share totaled $33.4 million and $0.70 per share, respectively, in 2000, compared with $24.6 million and $0.53 per diluted share, respectively, in 1999. Net income in 1999 included an extraordinary item which decreased net income by $10.5 million.

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Net Sales. Net sales for the year ended December 31, 1999, increased by $398.4 million, or 13.2%, to $3.4 billion compared with $3.0 billion in the prior year, primarily due to sales attributable to acquired companies. Core business sales increased approximately 4% over 1998. The mix of direct shipment sales increased to approximately 46% in 1999 from 42% in 1998, principally due to the Bruckner acquisition completed in September 1998. Substantially all of Bruckner's sales are direct shipment.

     Gross Profit. Gross profit for the year ended December 31, 1999, increased by $79.0 million to $616.6 million from $537.6 million in 1998. Gross profit margin was 18.0% and 17.8% in 1999 and 1998, respectively. Excluding the effects of the Bruckner acquisition, which has a higher proportion of lower-margin direct shipment sales, gross profit margin increased to 18.7% from 18.1% in the prior year due to gross margin improvement initiatives.

     Selling, General and Administrative Expenses. SG&A expenses increased $56.2 million, or 13.6%, to $471.3 million. This increase was substantially due to incremental expenses of companies acquired during 1998 and 1999 and, to a lesser extent, increased SG&A in our core business. Core business SG&A increased 6% over 1998, due principally to increased payroll costs and, to a lesser extent, increased transportation costs and bad debt expenses. These increases were partially offset by reductions in certain incentive-based compensation expenses and a reduction in certain discretionary benefits. As a percentage of sales, SG&A expenses remained flat compared to the prior year.

     Depreciation and Amortization. Depreciation and amortization increased $5.5 million to $20.4 million in 1999, reflecting higher amortization of goodwill from acquisitions and depreciation related to increases in property, buildings and equipment over the prior year.

     Income from Operations. Income from operations increased $69.0 million to $125.0 million in 1999, compared with $56.0 million in 1998. Excluding the nonrecurring recapitalization costs in 1998, operating income increased $17.2 million. The increase was primarily due to higher gross profit, partially offset by increased operating costs as explained above.

     Interest and Other Expenses. Interest expense totaled $47.0 million for 1999, an increase of $1.8 million over 1998. The increase was primarily due to the higher levels of borrowings associated with the recapitalization and acquisitions, partially offset by the use of proceeds from the initial public offering of WESCO International common stock. Other expenses totaled

$19.5 million and $10.1 million in 1999 and 1998, respectively, reflecting costs associated with the accounts receivable securitization program that commenced in June 1998.

     Income Taxes. Income tax expense totaled $23.3 million in 1999 and the effective tax rate was 39.9%. In 1998, income tax expense totaled $8.5 million. In 1998, we recorded charges of $51.8 million associated with the recapitalization that resulted in $0.8 million of income before taxes. Certain nondeductible recapitalization costs and other permanent differences significantly exceeded the $0.8 million of income before income taxes and resulted in an unusually high effective income tax rate.

     Income Before Extraordinary Item. For 1999, income before extraordinary item totaled $35.1 million, or $0.75 per diluted share, compared with a loss of $7.7 million, or $0.17 per share, in 1998. The increases are primarily due to nonrecurring recapitalization costs incurred in 1998 and to improved operating results in 1999.

     Net Income (Loss). Net income and diluted earnings per share totaled $24.6 million and $0.53 per share, respectively, in 1999, compared with a loss of $7.7 million, or $0.17 per share, respectively, in 1998. The increase is principally due to the recapitalization costs of $51.8 million incurred in 1998 and improved operating results in 1999 offset, in part, by the extraordinary item of $10.5 million in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Total assets were approximately $1.2 billion at June 30, 2001, a $3.6 million increase over December 31, 2000. Stockholders' equity totaled $136.3 million at June 30, 2001, compared with $125.0 million at December 31, 2000.

     The following table sets forth WESCO's outstanding indebtedness:

                                                               DECEMBER 31,
                                                             ----------------    JUNE 30,
                                                              1999      2000       2001
                                                             ------    ------    --------
                                                                    (IN MILLIONS)
Revolving credit facility(1)...............................  $132.0    $189.6     $141.0
Senior subordinated notes..................................   290.3     291.5      292.1
Other......................................................     4.0       2.2        6.6
                                                             ------    ------     ------
                                                              426.3     483.3      439.7
Less current portion.......................................    (3.8)     (0.6)      (1.5)
                                                             ------    ------     ------
                                                             $422.5    $482.7     $438.2
                                                             ======    ======     ======

-------------------------

(1) As of August 31, 2001, after giving effect to the issuance of the original notes, the use of proceeds from the sale of the original notes, and the amendment to the revolving credit facility, approximately $142.0 million was outstanding under the revolving credit facility, with $120.4 million available under the facility.

  Revolving Credit Facility

     In June 1999, WESCO Distribution entered into a revolving credit facility with a consortium of financial institutions. At June 30, 2001, the revolving credit facility, which matures in June 2004, consisted of up to $344 million of revolving loans denominated in U.S. dollars and a Canadian sublimit totaling US$35 million. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of WESCO Distribution other than the accounts receivable sold under the receivables facility and are guaranteed by WESCO International and certain subsidiaries.

     Borrowings bear rates of interest equal to various indices, at our option plus a borrowing margin. At June 30, 2001, the average interest rate on the revolving credit facility borrowings was 6.62%. A commitment fee of 30 to 50 basis points per year is due on unused portions of the revolving credit facility.

     Our credit agreements contain various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of our assets;
(v) certain transactions among affiliates; (vi) payments by certain subsidiaries to us; and (vii) capital expenditures. In addition, the agreements require us to meet certain leverage, working capital and interest coverage ratios. We are in compliance with all such covenants at June 30, 2001.

     In December 2000, WESCO Distribution amended its revolving credit facility, which provided additional operating flexibility and increased the maximum amount allowable under the accounts receivable securitization program to $475 million from $375 million, and also amended certain financial covenants. Receivables sold under the accounts receivable securitization program in excess of $375 million will permanently reduce the amount available under the revolving credit facility on a dollar for dollar basis. In January 2001, the amount available under the revolving credit facility decreased from $400 million to the currently available $379 million due to a temporary $21 million increase in the receivables facility to $396 million.

     On August 3, 2001, WESCO Distribution entered into a further amendment to its revolving credit facility, which, among other things, affected the pricing of and amounts available under the revolving credit facility. The LIBOR borrowing margins applicable to advances under the revolving credit facility, which previously ranged from 100 to 200 basis points, were amended to range from 150 to 250 basis points, depending upon our leverage ratio. The amendment also provided for an immediate reduction in the maximum amount available from approximately $379 million to approximately $285 million, which was further reduced by $0.25 for every dollar of net proceeds that we received from our sale of the original notes. As a result, after receipt of net proceeds of approximately $86.9 million from our sale of the original notes, the maximum amount available under the revolving credit facility was approximately $263 million as of the time of the original notes issuance and will decrease over the life of the facility to approximately $163 million at maturity in 2004.

     The amendment also amends certain financial and other covenants, including our covenants with respect to applicable leverage ratios, interest coverage ratios and working capital ratios. The amendment also restricts our ability to make acquisitions and prohibits WESCO International from repurchasing shares of its common stock under the share repurchase program. See "Description of Other Indebtedness and Receivables Facility -- Revolving Credit Facility."

  Accounts Receivable Securitization Program

     WESCO maintains an accounts receivable securitization program ("receivables facility") with several financial institutions under which WESCO sells, on a continuous basis, to WESCO Receivables Corporation, a wholly-owned special purpose company ("SPC") an undivided interest in all eligible accounts receivable. The SPC sells without recourse to a third party conduit all the receivables while maintaining a subordinated interest in the form of overcollateralization in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded. The amount available to WESCO under the receivables facility fluctuates on a monthly basis depending upon the amount of eligible receivables that WESCO has from time to time. As of June 30, 2001, WESCO had $396 million of maximum allowable advances under the receivables facility, against which WESCO had $375 million outstanding, and as of August 31, 2001, WESCO had $355 million outstanding. As described above, advances in excess of $396 million under the receivables facility will permanently reduce the amount available to WESCO under its revolving credit facility on a dollar-for-dollar basis. See "Description of Other Indebtedness and Receivables Facility -- Receivables Facility."

  Cash Flows

     An analysis of cash flows for the first six months of 2000 and 2001 follows:

     Operating Activities. Cash provided by operating activities totaled $92.2 million in the first six months of 2001, compared to $26.7 million in the prior year. In connection with WESCO's asset securitization program, cash provided by operations in 2000 included proceeds of $15.0 million from the sale of accounts receivable. Excluding this transaction, cash provided by operating activities was $92.2 million in 2001 compared to cash provided of $11.7 million in 2000. On this basis, the $80.5 million increase in operating cash flow, compared to 2000, was primarily generated by changes in components of working capital, offset by decreased income adjusted for non-cash charges.

     Investing Activities. Net cash used in investing activities was $59.5 million for the first six months of 2001, compared to $21.5 million in 2000. Cash used for investing activities was higher in 2001 primarily due to a $38.0 million increase in cash paid for acquisitions. WESCO's capital expenditures for the six months of 2001 were for computer equipment and software and branch and distribution center facility improvements.

     Financing Activities. Cash used for financing activities totaled $48.9 million for the first six months of 2001 primarily reflecting increased repayments of debt. In the first six months of 2000, cash provided by financing activities totaled $3.2 million, principally related to increased borrowings offset by stock repurchases under WESCO International's share repurchase program.

     An analysis of cash flows for 1999 and 2000 follows:

     Operating Activities. Cash provided by operating activities totaled $46.9 million for the year ended December 31, 2000, compared to $66.4 million a year ago. Cash provided by operations in 2000 and 1999 included proceeds of $40.0 million and $60.0 million, respectively, from the sale of accounts receivable in connection with the accounts receivable securitization program. Excluding these proceeds, operating activities provided $6.9 million in 2000 and $6.4 million in 1999. On this basis, the year-to-year increase in operating cash flow of $0.5 million was primarily due to increased income adjusted for non-cash charges, partially offset by an increase in working capital.

     Investing Activities. Net cash used in investing activities was $60.7 million in 2000, compared to $71.9 million in 1999. Cash used for investing activities was higher in 1999 primarily due to amounts invested in business acquisitions. Capital expenditures in 2000 were $21.6 million compared to $21.2 million in 1999 and were for computer equipment and software, branch and distribution center facility improvements, forklifts and delivery vehicles. Capital expenditures for 2001 are not expected to differ significantly from 2000.

     Financing Activities. Cash provided by financing activities was $26.0 million in 2000 which was primarily due to net borrowings of $53.3 million, partially offset by WESCO International's treasury stock purchase program. Cash provided by financing activities in 1999 totaled $6.3 million and was primarily due to the initial public offering of WESCO International common stock, partially offset by a reduction in long-term debt and treasury stock purchases.

     Our liquidity needs arise from seasonal working capital requirements, capital expenditures, debt service obligations and acquisitions. In addition, certain of our acquisition agreements contain earn-out provisions typically based on future earnings targets. The most significant of these agreements relates to the acquisition of Bruckner Supply Company, Inc. which provides for an earn-out potential of $100 million during the next four years if certain earnings targets are achieved. Certain other acquisitions also contain contingent consideration provisions, one of which could be significant, as it is based on, among other things, a multiple of increases in income. See Note 7 to the Consolidated Financial Statements included elsewhere in this prospectus.

     In May 2000, WESCO International's board of directors authorized an additional $25 million to be added to its existing $25 million share repurchase program which was authorized in November 1999. As of June 30, 2001, WESCO International had purchased approximately 3.9 million shares of its common stock for approximately $32.8 million pursuant to this program. On August 3, 2001, WESCO Distribution entered into an amendment to its revolving credit facility, which, among other things, prohibits WESCO International's repurchase of shares of its common stock, including under WESCO International's share repurchase program.

     Management believes that cash generated from operations, together with amounts available under the credit agreement and the receivables facility, will be sufficient to meet our working capital, capital expenditures and other cash requirements for the foreseeable future. There can be no assurance, however, that this will be the case. Financing of acquisitions can be funded under the existing credit agreement and may, depending on the number and size of the acquisitions, require the issuance of additional debt and equity securities.

INFLATION

     The rate of inflation, as measured by changes in the consumer price index, did not have a material effect on our sales or operating results during the periods presented. However, inflation in the future could affect our operating costs. Price changes from suppliers have historically been consistent with inflation and have not had a material impact on our results of operations.

SEASONALITY

     Notwithstanding current economic conditions, our operating results have been affected by certain seasonal factors. Sales are typically at their lowest during the first quarter due to a reduced level of activity during the winter months. Sales increase during the warmer months beginning in March and continuing through November. Sales drop again slightly in December as the weather cools and also as a result of a reduced level of activity during the holiday season. As a result, we report sales and earnings in the first quarter that are generally lower than that of the remaining quarters.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." We adopted this statement, as amended by SFAS No. 138, on January 1, 2001. This statement requires the recognition of the fair value of any derivative financial instrument on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. The adoption of this statement did not have a material impact on our results of operations or financial position.

     In September 2000, the FASB issued SFAS No. 140, a modification of SFAS No.
125. SFAS No. 140 is effective for transfers after March 31, 2001 and is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The disclosure provisions of this statement have been adopted. The adoption of this statement for future transfers is not expected to have a material impact on our results of operations or financial position.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets." Under SFAS No. 141, all business combinations will be accounted for under the purchase method. Under SFAS No. 142, goodwill will no longer be amortized, but will be reduced only if it was found to be impaired. Goodwill would be tested for impairment annually or more frequently when events or circumstances occur indicating that goodwill might be impaired. A fair-value based impairment test would be used to measure goodwill for impairment. As goodwill is measured as a residual amount in an acquisition, it is not possible to directly measure the fair value of goodwill. Under this statement, the net assets of a reporting unit are subtracted from the fair value of that reporting unit to determine the implied fair value of goodwill. An impairment loss would be recognized to the extent the carrying amount of goodwill exceeds the implied fair value. The provisions of this statement are effective for all business combinations completed after July 1, 2001 and fiscal years beginning after December 15, 2001 for existing goodwill. Management believes the adoption of this standard will have a material non-cash impact on the financial statements. For the six months ended June 30, 2001, goodwill amortization was $5.8 million.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Foreign Currency Risks. Over 90% of WESCO's sales are denominated in United States dollars and are primarily from customers in the United States. As a result, currency fluctuations are currently not material to WESCO's operating results. WESCO does have foreign subsidiaries located in North America, Europe and Asia and may establish additional foreign subsidiaries in the future. Accordingly, WESCO may derive a more significant portion of its sales from international operations and a portion of these sales may be denominated in foreign currencies. As a result, WESCO's future operating results could become subject to fluctuations in the exchange rates of those currencies in relation to the United States dollar. Furthermore, to the extent that WESCO engages in international sales denominated in United States dollars, an increase in the value of the United States dollar relative to foreign currencies could make WESCO's products less competitive in international markets. WESCO has and will continue to monitor its exposure to currency fluctuations.

     Interest Rate Risks. WESCO's indebtedness as of December 31, 2000 is comprised of $189.6 million of variable-rate borrowings outstanding under its revolving credit facility and $293.7 million of fixed-rate borrowings. Interest cost under the revolving credit facility is based on various indices plus a borrowing margin. WESCO uses interest rate cap agreements to hedge a portion of its debt cost in an attempt to strike a favorable balance between fixed and variable rate. The interest rate cap agreements effectively cap WESCO's base LIBOR rate at 7.25% for $100.0 million of borrowings through May 2001 and at 7.0% for $25.0 million of borrowings through August 2001. The interest rate cap agreements did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 2000. WESCO has not renewed these interest rate cap agreements. The interest rate on WESCO's revolving credit agreement was 8.4% at December 31, 2000. A hypothetical 10% change in this interest rate based on variable-rate borrowing levels at December 31, 2000 and including the impact of the interest rate caps would result in a $1.6 million increase or decrease in interest rate expense.

     We do not believe that there have been any material changes to WESCO's exposure to market risks during the six months ended June 30, 2001.

     In September 2001, WESCO entered into certain interest rate swap agreements with respect to $75.0 million notional amount of indebtedness. Pursuant to the agreements, WESCO will receive semi-annual fixed interest payments at the rate of 9 1/8% commencing December 1, 2001 and will make quarterly variable interest rate payments at rates ranging from LIBOR plus 397 to 405 basis points commencing December 1, 2001 (currently rates range from 6.585% to 6.965%). The swap agreements terminate on June 1, 2008.

                                    BUSINESS

THE COMPANY

     We are a leading North American provider of electrical products and other industrial maintenance, repair and operating supplies, commonly referred to as "MRO." We are the second largest distributor in the estimated $79 billion U.S. electrical distribution industry, and the largest provider of integrated supply services. Our integrated supply solutions and outsourcing services fulfill a customer's industrial MRO procurement needs through a highly automated, proprietary electronic procurement and inventory replenishment system. This allows our customers to consolidate suppliers and reduce their procurement and operating costs. We have over 360 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. We serve over 130,000 customers worldwide, offering over 1,000,000 products from over 23,000 suppliers. Our diverse customer base includes a wide variety of industrial companies; contractors for industrial, commercial and residential projects; utility companies; and commercial, institutional and governmental customers. Our leading market positions, extensive geographic reach, broad product and service offerings and acquisition program have enabled us to significantly increase our net sales and improve our financial performance.

     We have acquired 25 companies since August 1995, representing annual sales of approximately $1.4 billion. Our strong internal growth, combined with acquisitions, have increased our net sales and earnings before interest, taxes, depreciation, amortization and restructuring charges at compounded annual growth rates of 16% and 31%, respectively, between 1994 and 2000.

INDUSTRY OVERVIEW

     The electrical distribution industry serves customers in a number of markets including the industrial, commercial, construction and utility markets. Electrical distributors, such as us, provide logistical and technical services for customers by bundling together a wide range of products typically required for the construction and maintenance of electrical supply networks, including wire, lighting, distribution and control equipment and a wide variety of electrical supplies. This distribution channel enables customers to efficiently access a broad range of products and has the capacity to deliver value-added services. Customers are increasingly demanding that distributors provide a broader and more complex package of services as customers seek to outsource non-core functions and achieve documented cost savings in purchasing, inventory and supply chain management.

     ELECTRICAL DISTRIBUTION. The U.S. electrical distribution industry had sales of approximately $79 billion in 2000. While overall weakness in the current economic environment has contributed to recent sales declines, industry growth has averaged 6% per year from 1985 to 2000. This expansion has been driven by general economic growth, increased use of electrical products in businesses and industries, new products and technologies, and customers who are seeking to more efficiently purchase a broad range of products and services from a single point of contact, thereby eliminating the costs and expenses of purchasing directly from manufacturers or multiple sources. The U.S. electrical distribution industry is also highly fragmented. In 1999, the latest year for which market share data is available, the four national distributors, including WESCO, accounted for less than 16% of estimated total industry sales.

     INTEGRATED SUPPLY. The market for integrated supply services has more than doubled from $5 billion in 1997 to over $10 billion in 2000, an increase of 27% per year. Recent projections estimate that the integrated supply market will reach $18.4 billion by 2004. Growth is being driven by the desire of large industrial companies to reduce operating expenses by implementing comprehensive third-party programs, which outsource the cost-intensive procurement, stocking and administrative functions associated with the purchase and consumption of

MRO supplies. For our customers, these costs can account for over 50% of the total costs for MRO products and services. The total potential in the U.S. for integrated supply services, measured as all purchases of industrial MRO supplies and services, is currently estimated to be approximately $260 billion.

COMPETITIVE STRENGTHS

     MARKET LEADERSHIP. Our ability to manage large construction projects and complex multi-site plant maintenance programs and procurement projects that require special sourcing, technical advice, logistical support and locally based service has enabled us to establish leadership positions in our principal markets. We have utilized these skills to generate significant revenues in electrical products and MRO intensive industries such as: electrical contracting, utilities, original equipment manufacturing, process manufacturing and other commercial, institutional and governmental clients. We have also been able to leverage our position within these industries to expand our customer base.

     VALUE-ADDED SERVICES. We are a leader in providing a wide range of services and procurement solutions that draw on our product knowledge, supply and management expertise and systems capabilities, enabling our customers to reduce supply chain costs and improve efficiency. These programs include:

     - National Accounts -- we coordinate product supply and materials management activities for MRO supplies across customers with multiple locations who seek purchasing leverage through a single electrical products provider;

     - Integrated Supply -- we design and implement programs that enable our customers to significantly reduce the number of MRO suppliers they use through services that include highly automated, proprietary electronic procurement and inventory replenishment systems and on-site materials management and logistics services; and

     - Major Projects -- we have a dedicated team of experienced construction management personnel to service the needs of the top engineering and construction firms which specialize in major projects such as airport expansions, stadiums and healthcare facilities.

     BROAD PRODUCT OFFERING. We provide our customers with a broad product selection consisting of over 1,000,000 electrical, industrial and data communications products sourced from over 23,000 suppliers. Our broad product offering enables us to meet virtually all of a customer's electrical product and other MRO requirements.

     EXTENSIVE DISTRIBUTION NETWORK. Our distribution network consists of over 360 branches and five distribution centers located in 48 states, nine Canadian provinces, Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. This extensive network, which would be extremely difficult and expensive to duplicate, allows us to:

     - offer multi-site distribution capabilities to large customers and national accounts;

     - tailor branch products and services to customer needs;

     - minimize local inventory requirements; and

     - provide same-day shipments.

     LOW COST OPERATOR. Our competitive position has been enhanced by our low cost position, which is based on:

     - extensive use of automation and technology;

     - centralization of functions such as purchasing and accounting;

     - strategically located distribution centers;

     - purchasing economies of scale; and

     - incentive programs that increase productivity and encourage entrepreneurship.

Our low cost position enables us to generate a significant amount of cash flow as the capital investment required to maintain our business is low. This cash flow is available for debt reduction, strategic acquisitions and continued investment in the growth of the business.

     STRONG MANAGEMENT TEAM. Our senior management team is comprised of recognized industry leaders. They have successfully grown the Company both organically and through successful integration of 25 acquisitions since 1995. In addition, our senior management and a broad range of key operating personnel are owners, holding approximately 29% of the common stock of WESCO International. Our stock ownership and other incentive programs closely align management's interests in the financial performance of the Company with those of our stakeholders.

BUSINESS STRATEGY

     Our objective is to be the leading provider of electrical products and other MRO supplies and services to companies in North America and selected international markets. In achieving this leadership position, our goal is to grow earnings at a faster rate than sales by focusing on margin enhancement and continuous productivity improvement. Our growth strategy leverages our existing strengths and focuses on developing new initiatives and programs.

     ENHANCE OUR LEADERSHIP POSITION IN ELECTRICAL DISTRIBUTION. We intend to leverage our extensive market presence and brand equity in the WESCO name to further our leadership position in electrical distribution. We are focusing our sales and marketing on existing industries where we are expanding our product and service offerings as well as targeting new clients, both within industries we currently serve and in new markets which provide significant growth opportunities. Markets where we believe such opportunities exist include retail, education, financial services and health care. We are the second largest electrical distributor in the U.S. and, through our value-added products and services, we believe we have become the industry leader in serving several important and growing markets including:

     - industrial customers with large, complex plant maintenance operations, many of which require a national multi-site service solution for their electrical distribution product needs;

     - large contractors for major industrial and commercial construction projects;

     - the electric utility industry; and

     - manufacturers of factory-built homes, recreational vehicles and other modular structures.

     GROW NATIONAL ACCOUNTS PROGRAMS. From 1994 through 2000, revenue from our national accounts program increased in excess of 15% annually. We will continue to invest in the expansion of this program. Through our national accounts program, we coordinate electrical MRO procurement and purchasing activities primarily for large industrial and commercial companies across multiple locations. We have well established relationships with over 300 companies, providing us with a recurring base of revenue through multi-year agreements. Our objective is to continue to increase revenue generated through our national accounts program by:

     - offering existing national accounts customers new products, more services and additional locations;

     - extending certain established national accounts relationships to include integrated supply; and

     - expanding our customer base by leveraging our existing industry expertise in markets we currently serve as well as entering into new markets.

     FOCUS ON MAJOR PROJECTS. We are increasing our focus on large construction, renovation and institutional projects. We seek to secure new major projects contracts through:

     - aggressive national marketing of our demonstrated project management capabilities;

     - further development of relationships with leading contractors and engineering firms;

     - close coordination with national accounts customers on their major project requirements; and

     - offering an integrated supply service approach to contractors for major projects.

     EXTEND OUR LEADERSHIP POSITION IN INTEGRATED SUPPLY. We are the largest provider of integrated supply services for MRO goods and services in the United States. We provide a full complement of outsourcing solutions, focusing on improving the supply chain management process for our customers' indirect purchases. Our integrated supply programs replace the traditional multi-vendor, resource-intensive procurement process with a single, outsourced, fully automated process capable of managing all MRO and related service requirements. Our solutions range from timely product delivery to assuming full responsibility for the entire procurement function. Our customers include some of the largest industrial companies in the United States. We intend to expand our leadership position as the largest integrated supply service provider by:

     - continuing to tailor our proven and profitable business model to the scale and scope of our customers' operations;

     - maximizing the use of our highly automated proprietary information systems;

     - leveraging established relationships with our large industrial customer base, especially among existing national account customers who could benefit from our integrated supply model; and

     - being a low cost provider of integrated supply services.

     We intend to utilize these competitive strengths to increase our integrated supply sales to both new and existing customers, including our existing national account customers.

     GAIN SHARE IN KEY LOCAL MARKETS. Significant opportunities exist to gain local market share, since many local markets are highly fragmented. We intend to increase our market share in key geographic markets through a combination of increased sales and marketing efforts at existing branches, acquisitions that expand our product and customer base and new branch openings. We intend to leverage our existing relationships with preferred suppliers to increase sales of their products in local markets through various initiatives, including sales promotions, cooperative marketing efforts, direct participation by suppliers in national accounts implementation, dedicated sales forces and product exclusivity. To promote growth, we have instituted a compensation system for branch managers that encourages our branch managers to increase sales and optimize business activities in their local markets, including managing the sales force, configuring inventories, targeting potential customers for marketing efforts and tailoring local service options.

     PURSUE STRATEGIC ACQUISITIONS. Since 1995, we have considered over 300 potential acquisitions and have completed and successfully integrated 25 acquisitions, which represent annual sales of approximately $1.4 billion. We believe that the highly fragmented nature of the electrical and industrial MRO distribution industry will continue to provide us with a number of acquisition opportunities. In our disciplined approach toward acquisitions, potential acquisitions are evaluated based on a variety of financial, strategic and operational criteria, including their ability to:

     - better serve our existing customers;

     - offer expansion into key growth markets;

     - add new product or service capabilities;

     - support new and existing national accounts;

     - strengthen relationships with important manufacturers; and

     - meet well-defined financial criteria including return on investment and earnings accretion.

     EXPAND PRODUCT AND SERVICE OFFERINGS. We continue to build on our demonstrated ability to introduce new products and services to meet existing customer demands and capitalize on new market opportunities. As the market for data and electrical products converge, we have integrated our data communications efforts into our core electrical business. Our existing electrical sales force has been trained to sell data communications products resulting in significant new data and electrical projects with large commercial banks, schools and telecommunications service providers. In addition, we have the platform to sell integrated lighting control and power distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores. These are strong growth markets where our national accounts strategies and logistics infrastructure provide significant benefits for our customers.

     LEVERAGE OUR E-COMMERCE AND INFORMATION SYSTEM CAPABILITIES. We conduct a significant amount of business electronically. Our electronic transaction management capabilities lower costs and shorten cycle time in the supply chain process for us and for our customers. We intend to continue to invest in information technology to create more effective linkages with both customers and suppliers.

     EXPAND OUR INTERNATIONAL OPERATIONS. Our international sales, the majority of which are in Canada, accounted for approximately 10% of sales in 2000. We believe that there is significant additional demand for our products and services outside the U.S. and Canada. Many of our multinational domestic customers are seeking distribution, integrated supply and project management solutions globally. Our approach to international operations is consistent with our domestic philosophy. We follow our established customers and pursue business that we believe utilizes and extends our existing capabilities. This strategy of working through well-developed customer and supplier relationships significantly reduces risks and provides the opportunity to establish a profitable business. We continue to pursue growth opportunities in existing locations such as Aberdeen, Scotland and London, England, which support our sales efforts in Europe, Africa and the former Soviet Union, Singapore, which supports our sales efforts in Asia, and through our branches in Mexico. We also pursue various export opportunities in Latin America and Africa. We are working toward forming strategic alliances in critical markets.

ACQUISITION AND INTEGRATION PROGRAM

     Our strategic acquisition program has been an important element in our objective to be the leader in the markets we serve. We have completed 25 acquisitions since August 1995, representing total annual sales of approximately $1.4 billion. Our philosophy toward growth includes a continuous evaluation to determine whether a particular opportunity, capability or customer need is best developed internally or purchased through a strategic acquisition. We have a business development department that consists of a small team of professionals who locate, evaluate and negotiate all aspects of any acquisition, with particular emphasis on compatibility of management philosophy and strategic fit. We believe that the highly fragmented nature of the electrical distribution industry will continue to provide us with a significant number of acquisition opportunities. We will continue to utilize our strong internal capabilities to selectively evaluate the strategic and financial benefits from potential acquisitions that complement our customers' overall supply needs, including those in the electrical distribution, integrated supply and other non-electrical distribution industries. The Company expects that future acquisitions will be financed out of available internally generated funds, additional debt and the issuance of equity securities. However, our ability to make acquisitions will be subject to our compliance with certain conditions under the terms of our amended revolving credit facility, including a limitation of the total consideration (including cash and assumed debt but excluding equity securities) for all acquisitions to $50 million. See "Description of Other Indebtedness and Receivables Facility -- Revolving Credit Facility."

                           WESCO ACQUISITION HISTORY

                                                       BRANCH       ANNUAL
YEAR                                  ACQUISITIONS    LOCATIONS    SALES(1)
----                                  ------------    ---------    --------
                                              (DOLLARS IN MILLIONS)
1995................................        2              2        $   47
1996................................        7             67           418
1997................................        2              9            52
1998................................        6             21           608
1999................................        4              5            70
2000................................        3             17            92
2001................................        1             10           112
                                           --            ---        ------
  TOTAL.............................       25            131        $1,399
                                           ==            ===        ======

         ----------------------------------

         (1) Represents our estimate of annual sales of acquired businesses at the time of acquisition, based on our review of internal and/or audited statements of the acquired business.

PRODUCTS AND SERVICES

     Products

     Our network of branches and distribution centers stock over 215,000 product stock keeping units ("SKUs"). Each branch tailors its inventory to meet the needs of the customers in its local market, typically stocking approximately 4,000 to 8,000 SKUs. Our integrated supply business allows our customers to access over 1,000,000 products for direct shipment.

     Representative products that we sell include:

     - Supplies. Fuses, terminals, connectors, boxes, fittings, tools, lugs, tape and other MRO supplies

     - Distribution. Equipment Circuit breakers, transformers, switchboards, panelboards and busway

     - Lighting.  Lamps (light bulbs), fixtures and ballasts

     - Wire and Conduit.  Wire, cable, metallic and non-metallic conduit

     - Control, Automation and Motors. Motor control devices, drives, programmable logic controllers, pushbuttons and operator interfaces

     - Data Communications.  Premise wiring, patch panels, terminals, connectors

     We purchase products from a diverse group of over 23,000 suppliers. In 2000, our ten largest suppliers accounted for approximately 32% of our purchases. The largest of these was Eaton Corporation, through its Cutler-Hammer division, accounting for approximately 13% of total purchases. No other supplier accounted for more than 5%.

     Our supplier relationships are important to us, providing access to a wide range of products, technical training and sales and marketing support. We have preferred supplier agreements with approximately 150 of our suppliers and purchase approximately 65% of our stock inventory pursuant to these agreements. Consistent with industry practice, most of our agreements with suppliers, including both distribution agreements and preferred supplier agreements, are terminable by either party on 60 days' notice or less.

     Services

     In conjunction with product sales, we offer customers a wide range of services and procurement solutions that draw on our product and supply management expertise and systems capabilities. These services include national accounts programs, integrated supply programs and major project programs. We are responding to the needs of our customers, particularly those in processing and manufacturing industries. To more efficiently manage the MRO process on behalf of our customers, we offer a range of supply management services, including:

     - outsourcing of the entire MRO purchasing process;

     - providing manufacturing process improvements using state-of-the-art automated solutions;

     - implementing inventory optimization programs;

     - participating in joint cost savings teams;

     - assigning our employees as on-site support personnel;

     - recommending energy-efficient product upgrades; and

     - offering safety and product training for customer employees.

     National accounts programs. The typical national account customer is a Fortune 500 industrial company, a large utility or other major customer, in each case with multiple locations. Our national accounts programs provide customers with total supply chain cost reductions by coordinating purchasing activity for MRO supplies across multiple locations. Comprehensive implementation plans establish jointly-managed teams at the local and national level to prioritize activities, identify key performance measures and track progress against objectives. We involve our preferred suppliers early in the implementation process, where they can contribute expertise and product knowledge to accelerate program implementation and the achievement of cost savings and process improvements.

     Integrated supply programs. With our September 1998 acquisition of Bruckner, a provider of integrated supply procurement services for large industrial companies, we significantly increased our integrated supply programs. Bruckner's business consisted primarily of integrated supply and had annual sales of approximately $222 million in the year prior to its acquisition. Our integrated supply programs offer customers a variety of services to support their objectives for improved supply chain management. We integrate our personnel, product and distribution expertise, electronic technologies and service capabilities with the customer's own internal resources to meet particular service requirements. Each integrated supply program is uniquely configured to deliver a significant reduction in the number of MRO suppliers, reduce total procurement costs, improve operating controls and lower administrative expenses. Our solutions range from just-in-time fulfillment to assuming full responsibility for the entire procurement function for all indirect purchases. We believe that customers will increasingly seek to utilize us as an "integrator," responsible for selecting and managing the supply of a wide range of MRO and OEM products.

     Major projects. We have a major projects group, comprised of our most experienced construction management personnel, which focuses on serving the complex needs of North America's largest engineering and construction firms and the top 50 U.S. electrical contractors on a multi-regional basis. These contractors typically specialize in building industrial sites, water treatment plants, airport expansions, healthcare facilities, correctional institutions and new sports stadiums.

MARKETS AND CUSTOMERS

     We have a large base of approximately 130,000 customers diversified across our principal markets. While one customer accounted for approximately 3% of 2000 sales, no other customer accounted for more than 2%.

     Industrial customers. Sales to industrial customers, which include numerous manufacturing and process industries, and original equipment manufacturers ("OEMs") accounted for approximately 43% of our sales in 2000.

     MRO products are needed to maintain and upgrade the electrical and communications networks at all industrial sites. Expenditures are greatest in the heavy process industries, such as food processing, pulp and paper and petrochemical. Typically, electrical MRO is the first or second ranked product category by purchase value for total MRO requirements for an industrial site. Other MRO product categories include, among others, lubricants, pipe, valves and fittings, fasteners, cutting tools and power transmission products.

     OEM customers incorporate electrical components and assemblies into their own products. OEMs typically require a reliable, high volume supply of a narrow range of electrical items. Customers in this segment are particularly service and price sensitive due to the volume and the critical nature of the product used, and they also expect value-added services such as design and technical support, just-in-time supply and electronic commerce.

     Electrical contractors. Sales to electrical contractors accounted for approximately 36% of our sales in 2000. These customers range from large contractors for major industrial and commercial projects, the customer types we principally serve, to small residential contractors, which represent a small portion of our sales. Electrical products purchased by electrical sub-contractors typically account for approximately 40% to 50% of their installed project cost, and, therefore, accurate cost estimates and competitive material costs are critical to a contractor's success in obtaining profitable projects.

     Utilities. Sales to utilities accounted for approximately 16% of our sales in 2000. This market includes large investor-owned utilities, rural electric cooperatives and municipal power authorities. We provide our utility customers with power line products and an extensive range of supplies to meet their MRO and capital projects needs. Full materials management and procurement outsourcing arrangements are also important in this market as cost pressures and deregulation cause utility customers to streamline purchasing and inventory control practices.

     Commercial, institutional and governmental customers ("CIG"). Sales to CIG customers accounted for approximately 5% of our sales in 2000. This fragmented market includes schools, hospitals, property management firms, retailers and government agencies of all types. Through our WR Controls Division, we now have a platform to sell integrated lighting control and distribution equipment in a single package for multi-site specialty retailers, restaurant chains and department stores.

DISTRIBUTION NETWORK

     Branch network. We have over 360 branches, of which approximately 290 are located in the United States, approximately 50 are located in Canada and the remainder are located in Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. Over the last three years, we have opened approximately seven branches per year, principally to service national account customers. In addition to consolidations in connection with acquisitions, we occasionally close or consolidate existing branch locations to improve operating efficiency.

     Distribution centers. To support our branch network, we have five distribution centers located in the United States and Canada, including facilities located near Pittsburgh, Pennsylvania, serving the Northeast and Midwest United States; near Reno, Nevada, serving the Western United States; near Memphis, Tennessee, serving the Southeast and Central United States; near Montreal, Quebec, serving Eastern and Central Canada; and near Vancouver, British Columbia, serving Western Canada.

     Our distribution centers add value for our branches and customers through the combination of a broad and deep selection of inventory, on-line ordering, same day shipment and central order handling and fulfillment. Our distribution center network reduces the lead-time and improves the reliability of our supply chain, giving us a distinct competitive advantage in customer service. Additionally, the distribution centers reduce the time and cost of supply chain activities through automated replenishment and warehouse management systems, and economies of scale in purchasing, inventory management, administration and transportation.

SALES ORGANIZATION

     General sales force. Our general sales force is based at the local branches and comprises approximately 2,200 of our employees, almost half of whom are outside sales representatives and the remainder are inside sales personnel. Outside sales representatives, who have an average of more than eight years of experience with us, are paid under a compensation structure which is heavily weighted towards commissions. They are responsible for making direct customer calls, performing on-site technical support, generating new customer relations and developing existing territories. The inside sales force is a key point of contact for responding to routine customer inquiries such as price and availability requests and for entering and tracking orders.

     National accounts. Our national accounts sales force is comprised of an experienced group of sales executives who negotiate and administer contracts, coordinate branch participation and identify sales and service opportunities. National accounts managers' efforts are aligned by targeted customer industries, including automotive, pulp and paper, petrochemical, steel, mining and food processing.

     Data communications. Sales of premise cable, connectors, hardware, network electronics and outside plant products are generated by our general sales force and a dedicated group of outside and inside data communications sales representatives. They are supported by a centralized customer service center and additional resources in product management, purchasing, inventory control and sales management. We also have a training organization that provides our general sales force and customers with state-of-the-art, industry certified product and installation training.

     Major projects. Since 1995 our group of experienced sales managers have targeted, on a national basis, the market for large construction projects with electrical material valued in excess of $1 million. Through the major projects group, we can meet the needs of contractors for complex construction projects such as new sports stadiums, industrial sites, water treatment plants, airport expansions, healthcare facilities and correctional institutions.

     e-Commerce. We established our initial electronic catalog on the Internet in 1996. Since that time, we have worked with a variety of large customers to establish customized electronic catalogs for their use in internal systems. Additionally, in 1999 we began a process of providing electronic catalogs to multiple e-commerce service providers, trade exchanges and industry specific electronic commerce portals. Our e-business strategy is to serve existing customers by tailoring our catalog and Internet-based procurement applications to their internal systems or through their preferred technology and trading exchange partnerships. Additionally, we have entered into several e-business partnerships with leading technology or marketing oriented e-portals that target selected market segments and will continue to do so. Through these niche oriented marketing arrangements, we expect to reach thousands of new customers who were previously not served through our sales force.

     We have initiated "WESCO Direct," a new direct ship fulfillment operation, responsible for supporting smaller customers and select national account locations. Customers can order over 35,000 electrical and data communications products stocked in our warehouses through a centralized customer service center or over the Internet on WESCOdirect.com. A proactive telesales approach utilizing catalogs, direct mail, e-mail and personal phone selling is used to provide a high level of customer service. In support of this initiative, we recently introduced a lighting catalog and are in the process of completing a new comprehensive electrical catalog.

INTERNATIONAL OPERATIONS

     To serve the Canadian market, we operate a network of approximately 50 branches in nine provinces. Branch operations are supported by two distribution centers located near Montreal and Vancouver. With sales of approximately US$320 million, Canada represented 8.2% of our total sales in 2000. The Canadian market for electrical distribution is considerably smaller than the U.S. market, with roughly US$2.9 billion in total sales in 2000, according to industry sources.

     We sell internationally through domestic export sales offices located within North America and sales offices in international locations. We have operations in Aberdeen, Scotland and London, England to support our sales efforts in Europe, Africa and the former Soviet Union, and an office in Singapore to support our sales in Asia. We also have branch operations in Mexico.

MANAGEMENT INFORMATION SYSTEMS

     Our corporate information system, WESNET, provides processing for a full range of our business operations, such as customer service, inventory and logistics management, accounting and administrative support. The system utilizes decision support, executive information system analysis and retrieval capabilities to provide extensive operational analysis and detailed income statement and balance sheet variance and trend reporting at the branch level. The system also provides activity-based costing capabilities for analyzing profitability by customer, sales representative and shipment type. Sales and margin trends and variances can be analyzed by branch, customer, product category, supplier or account representative.

     The WESNET system is fully distributed within WESCO, and every branch (other than our Bruckner Integrated Supply Division and certain newly acquired branches) utilizes its own computer system to support local business activities. All branch operations are linked through a wide area network to centralized information on inventory status in our distribution centers as well as other branches and an increasing number of on-line suppliers. Recent advances in WESNET capabilities make it possible to consolidate administrative and procurement functions, and bring systematic improvement through new pricing systems and controls. EESCO, one of our largest acquisitions to-date, was integrated into the WESNET system during the third quarter of 2000.

     We routinely process customer orders, shipping notices, suppliers' purchase orders, and funds transfer via EDI transactions with our trading partners. Our e-commerce strategy calls for more effective linkages to both customers and suppliers through greater use of technological advances, including Internet and electronic catalogs, enhanced EDI and other innovative improvements.

     Our integrated supply services are supported by our proprietary procurement and inventory management systems. These systems provide a fully integrated, flexible supply chain platform that currently handles over 95% of our integrated supply customers' transactions electronically. Our configuration options for a customer range from on-line linkages to the customer's business and purchasing systems, to total replacement of a customer's procurement and inventory management system for MRO supplies.

COMPETITION

     We operate in a highly competitive industry. We compete directly with national, regional and local providers of electrical and other industrial MRO supplies. Competition is primarily focused on the local service area, and is generally based on product line breadth, product availability, service capabilities and price. Another source of competition is buying groups formed by smaller distributors to increase purchasing power and provide some cooperative marketing capability. While increased buying power may improve the competitive position of buying groups locally, we believe these groups have not been able to compete effectively with us for national account customers due to the difficulty in coordinating a diverse ownership group. During 1999 and 2000 numerous special purpose Internet-based procurement service companies, auction businesses, and trade exchanges were organized. Many of them targeted industrial MRO and contractor customers of the type served by WESCO. We responded with our own e-Commerce capabilities and as of year-end 2000, business losses, if any, to competitors of this type were minimal. We expect that numerous new competitors will develop over time as Internet-based enterprises become more established and refine their service capabilities.

EMPLOYEES

     As of December 31, 2000, we had approximately 6,000 employees worldwide, of which approximately 5,200 were located in the United States and approximately 800 in Canada and our other international locations. Less than 5% of our employees are represented by unions. We believe our labor relations are generally good.

PROPERTIES

     We have over 360 branches, of which approximately 290 are located in the United States, approximately 50 are located in Canada and the remainder are located in Puerto Rico, Mexico, Guam, the United Kingdom and Singapore. Approximately 30% of branches are owned facilities, and the remainder are leased.

     The following table summarizes our distribution centers:

    LOCATION                                            SQUARE FEET     LEASED/ OWNED
    --------                                            -----------    ----------------
    Warrendale, PA....................................    252,700      Owned and Leased
    Sparks, NV........................................    196,800      Leased
    Byhalia, MS.......................................    148,000      Owned
    Dorval, QE........................................     90,000      Leased
    Burnaby, BC.......................................     34,300      Owned

     We also lease our 76,200 square foot headquarters in Pittsburgh, Pennsylvania. We do not regard the real property associated with any single branch location as material to our operations. We believe our facilities are in good operating condition.

INTELLECTUAL PROPERTY

     Our trade and service marks, including "WESCO," "the extra effort people(R)," and the running man design, are filed in the U.S. Patent and Trademark Office, the Canadian Trademark Office and the Mexican Instituto de la Propriedad Industrial.

ENVIRONMENTAL MATTERS

     Our facilities and operations are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Some of these laws and regulations may impose strict, joint and several liability on certain persons for the cost of investigation or remediation of contaminated properties. These persons may include former, current or future owners or operators of properties, and persons who arranged for the disposal of hazardous substances. Our owned and leased real property may give rise to such investigation, remediation and monitoring liabilities under environmental laws. In addition, anyone disposing of certain products we distribute, such as ballasts, fluorescent lighting and batteries, must comply with environmental laws that regulate certain materials in these products.

     We believe that we are in compliance with all material respects with applicable environmental laws. As a result, we will not make significant capital expenditures for environmental control matters either in the current year or in the near future.

LEGAL PROCEEDINGS

     We are party to routine litigation incidental to our business. We do not believe that any legal proceedings to which we are a party or to which any of our property is subject will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

     The executive officers and directors of WESCO International and WESCO and their respective ages and positions are set forth below.

NAME                                           AGE                       TITLE
----                                           ---                       -----
Roy W. Haley.................................  54     Chairman and Chief Executive Officer
William M. Goodwin...........................  55     Vice President, Operations
James H. Mehta...............................  46     Vice President, Business Development
Robert B. Rosenbaum..........................  43     Vice President, Operations
Patrick M. Swed..............................  58     Vice President, Operations
Donald H. Thimjon............................  58     Vice President, Operations
Ronald P. Van, Jr............................  40     Vice President, Operations
Stephen A. Van Oss...........................  47     Vice President and Chief Financial Officer
Daniel A. Brailer............................  44     Secretary and Treasurer
Michael J. Cheshire..........................  52     Director
George L. Miles, Jr..........................  60     Director
James L. Singleton...........................  45     Director
James A. Stern...............................  50     Director
Robert J. Tarr, Jr...........................  57     Director
Anthony D. Tutrone...........................  37     Director
Kenneth L. Way...............................  62     Director

     Set forth below is certain biographical information for the executive officers and directors listed above.

     ROY W. HALEY became Chairman of the Board in August 1998. Mr. Haley has been Chief Executive Officer and a director of WESCO International and WESCO since February 1994. From 1988 to 1993, Mr. Haley was an executive at American General Corporation, a diversified financial services company, where he served as Chief Operating Officer and as President and Director. Mr. Haley is also a director of United Stationers, Inc. and Cambrex Corporation.

     WILLIAM M. GOODWIN has been Vice President, Operations of WESCO since March 1994. Since 1987, Mr. Goodwin has served as a branch, district and region manager for WESCO in various locations and also served as Managing Director of WESCOSA, a former Westinghouse affiliated manufacturing and distribution business in Saudi Arabia.

     JAMES H. MEHTA has been Vice President, Business Development of WESCO since November 1995. From 1993 to 1995, Mr. Mehta was a principal with Schroder Ventures, a private equity investment firm based in London, England.

     ROBERT B. ROSENBAUM has been Vice President, Operations of WESCO since September 1998. From 1982 until 1998, Mr. Rosenbaum was the President of the Bruckner Supply Company, Inc., an integrated supply company WESCO acquired in September 1998.

     PATRICK M. SWED has been Vice President, Operations of WESCO since March 1994. Mr. Swed had been Vice President of Branch Operations for WESCO from 1991 to 1994.

     DONALD H. THIMJON has been Vice President, Operations of WESCO since March 1994. Mr. Thimjon served as Vice President, Utility Group for WESCO from 1991 to 1994 and as Regional Manager from 1980 to 1991.

     RONALD P. VAN, JR. has been Vice President, Operations of WESCO since October 1998. Mr. Van was a Vice President and Controller of EESCO, an electrical distributor WESCO acquired in 1996.

     STEPHEN A. VAN OSS has been Vice President and Chief Financial Officer of WESCO since October 2000. Mr. Van Oss served as Director, Information Systems for WESCO from 1997 to 2000 and as Director, Acquisition Management in 1997. From 1995 to 1996, Mr. Van Oss served as Chief Operating Officer and Chief Financial Officer of Paper Back Recycling of America, Inc. From 1979 to 1995, Mr. Van Oss held various management positions with Reliance Electric Corporation.

     DANIEL A. BRAILER has been Treasurer and Director of Investor Relations of WESCO since March 1999. During 1999, Mr. Brailer was also appointed to the position of Corporate Secretary. From 1982 to 1999, Mr. Brailer held various positions at Mellon Financial Corporation, most recently as Senior Vice President.

     MICHAEL J. CHESHIRE, a director, is Chairman and Chief Executive Officer of Gerber Scientific, Inc. Prior to joining Gerber Scientific in 1997, Mr. Cheshire spent 21 years with the General Signal Corporation and was most recently president of their electrical group.

     GEORGE L. MILES, JR., a director, has been President and Chief Executive Officer of WQED Pittsburgh since September 1994. Mr. Miles is also a director of Equitable Resources.

     JAMES L. SINGLETON, a director, has been a Vice Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, he was a Managing Director in the Merchant Banking Group at Lehman Brothers Inc. Mr. Singleton is also a director of Cinemark USA, Inc., Club Corp, Inc., Danka Business Systems PLC, Genesis Health Ventures, Inc., HomeRuns.com, Inc. and L.P. Thebault Company.

     JAMES A. STERN, a director, has been Chairman of Cypress since its formation in April 1994. Prior to joining Cypress, Mr. Stern was a managing director with Lehman Brothers Inc. and served as head of the Merchant Banking Group. During his career at Lehman Brothers, he also served as head of that firm's Investment Banking, High Yield and Primary Capital Markets Groups. Mr. Stern is also a director of Amtrol, Inc., Cinemark USA, Inc., Frank's Nursery & Crafts, Inc. and Lear Corporation, and a trustee of Tufts University.

     ROBERT J. TARR, JR., a director, has been the Chairman, Chief Executive Officer and President of HomeRuns.com, Inc. since February 2000. Prior to joining HomeRuns.com, he worked for more than 20 years in senior executive roles for Harcourt General, Inc., including six years as President, Chief Executive Officer and Chief Operating Officer of Harcourt General, Inc. (formerly General Cinema Corporation) and The Neiman Marcus Group, Inc. Mr. Tarr is also a director of the John Hancock Financial Services, Inc., Houghton Mifflin & Co., and Barneys New York, Inc.

     ANTHONY D. TUTRONE, a director, has been a Managing Director of Cypress since 1998 and has been a member of Cypress since its formation in April 1994. Prior to joining Cypress, he was a member of the merchant Banking Group at Lehman Brothers Inc. Mr. Tutrone is also a director of Amtrol, Inc. and Danka Business Systems PLC.

     KENNETH L. WAY, a director, has been Chairman of Lear Corporation since 1988 and has been affiliated with Lear Corporation and its predecessor companies for 35 years in engineering, manufacturing and general management capacities. Mr. Way is also a director of Comerica, Inc. and CMS Energy Corporation.

                         SECURITY OWNERSHIP BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     All of the issued and outstanding capital stock of WESCO Distribution is owned by WESCO International. The following table sets forth the beneficial ownership of WESCO International's common stock as of June 30, 2001 by each person or group known by us to beneficially own more than five percent of the outstanding common stock, each director and executive officer and by all directors and executive officers as a group. Unless otherwise indicated, the holders of all shares shown in the table have sole voting and investment power with respect to such shares. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders. Except as indicated in the footnotes to this table, WESCO International believes that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                                SHARES
                                                             BENEFICIALLY    PERCENT OWNED
NAME                                                            OWNED        BENEFICIALLY
----                                                         ------------    -------------
Cypress Merchant Banking Partners L.P.(1)..................   18,580,966         41.5%
  c/o The Cypress Group L.L.C.
  65 East 55th Street
  New York, New York 10222
Cypress Offshore Partners L.P.(1)..........................      962,370          2.1%
  Bank of Bermuda (Cayman) Limited
  P.O. Box 514 G.T. Third Floor
  British America Tower
  George Town, Grand Cayman
  Cayman Islands, B.W.I.
JPMorgan Partners (BHCA), L.P.(2)..........................    4,653,131         10.4%
  c/o JPMorgan Partners, L.L.C.
  1221 Avenue of the Americas, 39th Floor
  New York, New York 10020
Co-Investment Partners, L.P................................    4,653,189         10.4%
  c/o CIP Partners, LLC
  660 Madison Avenue
  New York, New York 10021
James L. Singleton(1)......................................   19,543,336         43.6%
James A. Stern(1)..........................................   19,543,336         43.6%
Roy W. Haley...............................................    2,871,200          6.2%
James H. Mehta.............................................    1,055,428          2.3%
Patrick M. Swed............................................      673,370          1.5%
Donald H. Thimjon..........................................      352,580           *
William M. Goodwin.........................................      364,440           *

                                                                SHARES
                                                             BENEFICIALLY    PERCENT OWNED
NAME                                                            OWNED        BENEFICIALLY
----                                                         ------------    -------------
Robert J. Tarr, Jr.........................................       51,120           *
Kenneth L. Way.............................................       50,120           *
Michael J. Cheshire........................................       23,120           *
George L. Miles, Jr........................................        1,000           *
Anthony D. Tutrone.........................................          -0-           *
All executive officers and directors as a group (16)
  persons(3)...............................................   27,001,246         56.1%

* Indicates ownership of less than 1% of WESCO International common stock.
-------------------------

(1) Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. are affiliates of Cypress. The general partner of Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P. is Cypress Associates L.P., and The Cypress Group L.L.C. is the general partner of Cypress Associates L.P. Messrs. Singleton and Stern are members of Cypress and may be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by such Cypress funds. Such individuals disclaim beneficial ownership of such shares.

(2) These shares constitute shares of non-voting Class B common stock which are convertible at any time into common stock at the option of the holder.

(3) Included in this figure are 3,303,829 shares that may be acquired by the executive officers and directors pursuant to options or convertible stock exercisable or convertible within 60 days of the date hereof.

           DESCRIPTION OF OTHER INDEBTEDNESS AND RECEIVABLES FACILITY

REVOLVING CREDIT FACILITY

     In June 1999, we entered into a revolving credit facility with a consortium of financial institutions. At June 30, 2001, the revolving credit facility, which matures in June 2004, consisted of up to $344 million of revolving loans denominated in U.S. dollars and a Canadian sublimit totaling US$35 million. Borrowings under the revolving credit facility are collateralized by substantially all of the assets of WESCO Distribution other than the accounts receivable sold under the receivables facility and are guaranteed by WESCO International and certain of its subsidiaries.

     Borrowings bear rates of interest equal to various indices, at our option, plus a borrowing margin. At June 30, 2001, the average interest rate on the revolving credit facility borrowings was 6.62%. A commitment fee of 30 to 50 basis points per year is due on unused portions of the revolving credit facility.

     Our credit agreement contains various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of our assets;
(v) certain transactions among affiliates; (vi) payments by certain subsidiaries to us; and (vii) capital expenditures. In addition, the agreements require us to meet certain leverage, working capital and interest coverage ratios. We were in compliance with all such covenants at June 30, 2001.

     In December 2000, WESCO Distribution amended its revolving credit facility, which provided additional operating flexibility and increased the maximum amount allowable under the accounts receivable securitization program to $475 million from $375 million, and also amended certain financial covenants. Receivables sold under the accounts receivable securitization program in excess of $375 million will permanently reduce the amount available under the revolving credit facility on a dollar for dollar basis. In January 2001, as a result of additional advances under the receivables facility the amount available under the revolving credit facility decreased from $400 million to the currently available $379 million due to a temporary $21 million increase in the receivables facility to $396 million.

     On August 3, 2001, WESCO Distribution entered into a further amendment to its revolving credit facility, which, among other things, affected the pricing of and amounts available under the revolving credit facility. The LIBOR borrowing margins applicable to advances under the revolving credit facility, which previously ranged from 100 to 200 basis points depending upon our leverage ratio on the date that the rate is calculated, were amended to range from 150 to 250 basis points, again depending upon our leverage ratio. The amendment also provided for an immediate reduction in the maximum amount available under the revolving credit facility from approximately $379 million to approximately $285 million, which was further reduced by $0.25 for every dollar of net proceeds that we received from our sale of the original notes. The amendment further provides for subsequent quarterly decreases in the maximum amount available under the facility, as follows:

     - beginning January 1, 2002 through July 1, 2002, the maximum amount available will be reduced by $5 million per quarter;

     - from October 1, 2002 through January 1, 2004, the maximum amount available will be reduced by $12.5 million per quarter; and

     - on April 1, 2004, the maximum amount available will be reduced by $10 million.

     As a result, after receipt of net proceeds of approximately $86.9 million from our sale of the notes, the maximum amount available under the revolving credit facility was approximately

$263 million as of the time of the original notes issuance and will decrease over the life of the facility as described above to approximately $163 million at maturity in 2004.

     The amendment also amends certain financial and other covenants, including our covenants with respect to applicable leverage ratios, interest coverage ratios and working capital ratios. Additionally, the amendment restricts our ability to make acquisitions and prohibits WESCO International from repurchasing shares of its common stock under the share repurchase program. Our ability to make acquisitions will be subject to our compliance with certain conditions, including a maximum pro forma leverage ratio at the time of the proposed acquisition. Furthermore, the amendment provides that the total consideration (including cash and assumed debt, but excluding equity) paid for any individual acquisition may not exceed $25 million, and the total consideration (including cash and assumed debt, but excluding equity) for all acquisitions during the life of the revolving credit facility may not exceed $50 million.

1998 NOTES

     We have outstanding $300 million in aggregate principal amount of our 1998 notes. Our 1998 notes are issued under an indenture dated as of June 5, 1998 among WESCO Distribution, WESCO International, as guarantor, and Bank One, N.A., as trustee. Our 1998 notes are limited to $500 million aggregate principal amount outstanding at any given time. Interest on our 1998 notes accrues at an annual rate of 9 1/8% and is payable semi-annually on June 1 and December 1 of each year. The 1998 notes are general unsecured obligations subordinated in right of payment to all of our existing and future senior indebtedness, including our revolving credit facility. The indenture governing our 1998 notes contains covenants identical to those that govern the original notes and the exchange notes being offered pursuant to this prospectus.

     The indenture governing our existing 1998 notes permits the issuance of up to $200 million aggregate principal amount of additional notes having identical terms and conditions to the 1998 notes, subject to compliance with the covenants contained in that indenture.

RECEIVABLES FACILITY

     We maintain our receivables facility with several financial institutions under which we sell, on a continuous basis, to WESCO Receivables Corporation, a wholly-owned SPC an undivided interest in all eligible accounts receivable. The SPC sells without recourse to a third party conduit all the receivables while maintaining a subordinated interest in the form of overcollateralization in a portion of the receivables. The amount available to us under the receivables facility fluctuates on a monthly basis depending upon the amount of eligible receivables that we have from time to time. As of June 30, 2001, we had $396 million of maximum allowable advances under the receivables facility, against which we had $375 million outstanding and as of August 31, 2001, we had $355 million outstanding. As described above, advances in excess of $396 million under the receivables facility will permanently reduce amounts available to us under our revolving credit facility on a dollar-for-dollar basis.

                               THE EXCHANGE OFFER

GENERAL

     We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal (which together constitute the exchange offer), to exchange an aggregate of up to $100,000,000 principal amount of our exchange notes for an equal principal amount of original notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The exchange notes will be unconditionally guaranteed by WESCO International (the "WESCO International Guarantee") on a senior subordinated basis. The exchange offer is being made with respect to all of the original notes.

     As of the date of this prospectus, $100,000,000 aggregate principal amount of original notes is outstanding. This prospectus and the letter of transmittal
are first being sent on or about             , 2001, to all holders of original
notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

     The original notes were issued on August 23, 2001 in reliance on certain exemptions from the registration requirements of the Securities Act. Accordingly, the original notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the original notes, we and WESCO International entered into an exchange and registration rights agreement, which requires us to file with the SEC a registration statement relating to the exchange offer within 90 days after the date of issuance of the original notes and to use our reasonable best efforts to cause the registration statement relating to the exchange offer to become effective under the Securities Act not later than 180 days after the date of issuance of the original notes. In addition, the exchange and registration rights agreement provides for certain remedies if the exchange offer is not consummated or a shelf registration statement with respect to original notes is not made effective within the time periods specified therein. See "Exchange and Registration Rights Agreement."

     We are making the exchange offer to satisfy our obligations under the exchange and registration rights agreement. The term "holder," with respect to the exchange offer, means any person in whose name original notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose original notes are held of record by the Depository Trust Company or its nominee. Other than pursuant to the exchange and registration rights agreement, we and WESCO International are not required to file any registration statement to register any outstanding original notes. Holders of original notes who do not tender their original notes or whose original notes are tendered but not accepted would have to rely on exceptions to the registration requirements under the securities laws, including the Securities Act, if they wish to sell their original notes.

     We are making the exchange offer in reliance on the position of the Staff of the SEC as set forth in certain interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder (other than any holder who is a broker-dealer or an "affiliate" of us or of WESCO International within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirement of the Securities Act, provided that such outstanding exchange notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities
Act) of such exchange notes. See "- Resale of Exchange Notes." Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

     We are offering, subject to the conditions set forth herein and in the applicable letter of transmittal accompanying this prospectus, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of our issued and outstanding original notes properly tendered on or prior to the expiration date and not withdrawn as permitted pursuant to the procedures described below. The terms of the exchange notes are identical in all material respects to the terms of the original notes for which they may be exchanged pursuant to the exchange offer, except that the exchange notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration. The exchange notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. See "Description of the Notes."

     The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

     We have not requested, and do not intend to request, an interpretation by the Staff of the SEC with respect to whether the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the Staff of the SEC set forth in a series of no-action letters issued to third parties, we believe that exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for sale, resold and otherwise transferred by any holder of such exchange notes (other than any such holder that is a broker-dealer or is an "affiliate" of us or of WESCO International within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such exchange notes. Since the SEC has not considered the exchange offer in the context of a no-action letter, there can be no assurance that the Staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who is an affiliate of us or of WESCO International or who tenders in the exchange offer for the purpose of participating in the distribution of the exchange original notes cannot rely on such interpretation by the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. A broker-dealer may not participate in the exchange offer with respect to original notes acquired other than as a result of market-making activities or other trading activities. See "Plan of Distribution."

     Interest on the exchange notes will accrue from the last interest payment date on which interest was paid on the original notes so surrendered or, if no interest has been paid on such notes, from August 23, 2001.

     Tendering holders of the original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

     The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2001 (the expiration date"), unless the exchange offer is extended, in which case the term "expiration date" means the latest date and time to which the exchange offer is extended. The expiration date will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act. We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any original note by giving oral or written notice to the exchange agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the expiration date previously in effect. During any such extension, all original notes previously tendered will remain subject to the exchange offer unless properly withdrawn. We do not anticipate extending the expiration date.

     We expressly reserve the right to (i) terminate or amend the exchange offer and not to accept for exchange any original notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by us and (ii) amend the terms of the exchange offer in any manner which, in our good faith judgment, is advantageous to the holders of the original notes, whether before or after any tender of original notes. If any such termination or amendment occurs, we will notify the exchange agent and will either issue a press release or give oral or written notice to the holders of the original notes as promptly as practicable.

     For purposes of the exchange offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless we terminate the exchange offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the exchange notes for original notes on the exchange date.

PROCEDURES FOR TENDERING ORIGINAL NOTES

     The tender of original notes by the holder as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     A holder of original notes may tender the same by (i) properly completing and signing the letter of transmittal or a facsimile thereof (all references in this prospectus to a letter of transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees and any other documents required by the letter of transmittal, to the exchange agent at its address set forth below on or prior to the expiration date (or complying with the procedure for book-entry transfers described below) or (ii) complying with the guaranteed delivery procedures described below.

     The method of delivery of original notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to insure timely delivery. No original notes or letters of transmittal should be sent to us.

     If tendered, original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange therefore are to be issued (and any untendered notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (also referred to as a "book-entry transfer facility") whose name appears on a security listing as the owner of original notes), the signature of such signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "eligible institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. In addition, if the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for such original notes, the signature on the letter of transmittal must be guaranteed by and eligible institution.

     The exchange agent will make a request within two business days after the date of receipt of this prospectus to establish accounts with respect to the original notes at the book-entry transfer facility for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of original notes by causing such book-entry transfer facility to transfer such original notes into the exchange agent's account with respect to the original notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, a letter of transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to accept the exchange offer and time will not permit the letter of transmittal or original notes to reach the exchange agent before the expiration date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its address set forth below on or prior to the expiration date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an eligible institution setting forth the name and address of the tendering holder, the names in which the original notes are registered and, if possible, the certificate numbers of the original notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the expiration date, the original notes in proper form for transfer (or a confirmation of book-entry transfer of such original notes into the exchange agent's account at the book-entry transfer facility), will be delivered by such eligible institution together with a properly completed and duly executed letter of transmittal (and any other required documents). Unless original notes being tendered by the above-described method are deposited with the exchange agent with the time period set forth above (accompanied or preceded by a properly completed letter of transmittal and any other required documents), we may, at our option, reject the tender. Copies of the forms of notice of guaranteed delivery ("notice of guaranteed delivery") relating to the original notes which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed letter of transmittal accompanied by the original notes (or a confirmation of book-entry transfer of such original notes into the exchange agent's account at the book-entry transfer facility) is received by the exchange agent, or (ii) the notice of guaranteed delivery or letter, telegram or facsimile transmissions to similar effect (as provided above) from an eligible institution is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an eligible institution will be made only against deposit of the letter of transmittal (and any other required documents) and the tendered original notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or not to accept any particular original notes which acceptance might, in the judgment of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender original notes in the exchange offer). Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of original notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If a letter of transmittal is signed by a person or persons other than the registered holder or holders of original notes, such original notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the original notes.

     If a letter of transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, proper evidence satisfactory to us of its authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things, the exchange notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us or of WESCO International, or if it is an affiliate it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives exchange notes for its own account in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

     The party tendering notes for exchange (the "transferor") exchanges assigns and transfers the original notes to us and irrevocably constitutes and appoints the exchange agent as the transferor's agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of such tendered notes, and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered notes or transfer ownership of such original notes on the account books maintained by a book-entry transfer facility. The transferor further agrees that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange therefore shall constitute performance in full by us of certain of our obligations under the exchange and registration rights agreement. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

     The transferor certifies that it is not an "affiliate" of us or of WESCO International within the meaning of Rule 405 under the Securities Act and that it is acquiring the exchange notes offered hereby in the ordinary course of such transferor's business and that such transferor has no arrangement with any person to participate in the distribution of such exchange notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of exchange notes. Each transferor which is a broker-dealer receiving exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealers as a result of market-making activities or other trading activities. We will, for a period of 180 days following the consummation of the exchange offer, make copies of this prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

     Tenders of original notes may be withdrawn at any time prior to the expiration date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the exchange agent at the address set forth herein prior to the expiration date. Any such notice of withdrawal must (i) specify the name of the person having tendered the original notes to be withdrawn (the "depositor"),
(ii) identify the original notes to be withdrawn (including the certificate number or numbers and principal amount of such original notes), (iii) specify the principal amount of original notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such original notes exchanged, (v) be signed by the holder, in the same manner as the original signature on the letter of transmittal by which such original notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanies by documents of transfer sufficient to have the trustee under the indenture register the transfer of such original notes into the name of the person withdrawing the tender and (vi) specify the name in which any such original notes are to be registered, if different from that of the depositor. The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal.

     If original notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn original notes or otherwise comply with the book-entry transfer facility. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us and such determination will be final and binding on all parties.

     Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account with such book-entry transfer facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Original Notes" above at any time on or prior to the expiration date.

ACCEPTANCE OF ORIGINAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly on the exchange date, all original notes properly tendered and will issue the exchange notes promptly after such acceptance. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice thereof to the exchange agent.

     For each original note accepted for exchange, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered note.

     In all cases, issuance of exchange notes for original notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for such original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged original notes will be returned without expense to the tendering holder thereof (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged original notes will be credited to an account maintained with such book-entry transfer facility specified by holder) as promptly as practicable after the expiration of the exchange offer.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, original notes and may terminate or amend the exchange offer (by oral or written notice to the exchange agent or by a timely press release) if at any time before the acceptance of such original notes for exchange or the exchange of the exchange offer for such original notes, any of the following conditions exist:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or have a material adverse effect on the contemplated benefits of the exchange offer to us; or

     (b) any change (or any development involving a prospective change) shall have occurred or be threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that, in our sole judgment, is or may be adverse to us, or we shall have become aware of facts that have or may have adverse significance with respect to the value of the original notes or the exchange notes or that may, in our sole judgment, materially impair the contemplated benefits of the exchange offer to us; or

     (c) any law, rule or regulation or applicable interpretations of the Staff of the SEC is issued or promulgated which, in our good faith determination, does not permit us to effect the exchange offer; or

     (d) any governmental approval has not been obtained, which approval we, in our sole discretion, deem necessary for the consummation of the exchange offer; or

     (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law, statute, rule or regulation) which, in our sole judgment, might materially impair our ability to proceed with the exchange offer to have a material adverse effect on the contemplated benefits of the exchange offer to us; or

     (f) there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of us or of WESCO International within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holder's business and such holders have no arrangement with any person to participate in the distribution of such exchange offer; or

     (g) there shall have occurred

     - any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory);

     - any limitation by any governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer;

     - a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory);

     - a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

     - any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting the extension of credit by banks or other lending institutions in the United States; or

     - in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof.

     We expressly reserve the right to terminate the exchange offer and not accept for exchange any of the original notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to our acceptance of the original notes which are properly tendered). In addition, we may amend the exchange offer at any time prior to the expiration date if any of the conditions set forth above occurs. Moreover, regardless of whether any of such conditions has occurred, we may amend the exchange offer in any manner which, in our good faith judgment, is advantageous to holders of the original notes.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If we waive or amend the foregoing conditions, it will, if required by law, extend the exchange offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver or amendment, if the exchange offer would otherwise expire within such five business-day period. Any determination by us concerning the events described above will be final and binding upon all parties.

     In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any such original notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any such event, we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange.

EXCHANGE AGENT

     Bank One, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal related to the exchange offer should be directed to the exchange agent at one of the addresses set forth in the letter of transmittal.

     Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal related to the original notes and requests for notices of guaranteed delivery related to the original notes should be directed to the exchange agent at the address and telephone number set forth in the letter of transmittal.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ON THE LETTER OF TRANSMITTAL, OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE NUMBER OTHER THAN THE ONE SET FORTH ON THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the original notes and in handling or forwarding tenders for their customers.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $100,000, including fees and expenses of the exchange agent or the trustee, registration fees, and accounting, legal, printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of original notes in such jurisdiction. In any jurisdiction in which the securities or "blue sky" laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

TRANSFER TAXES

     We will pay all transfer taxes, if any, to the exchange of original notes pursuant to the exchange offer. If, however, certificates representing exchange notes or original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who do not exchange their original notes for exchange notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such original notes as set forth in the legend thereon. Original notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the original notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transfer not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the original notes under the Securities Act.

     Participation in the exchange offer is voluntary, and holders of original notes should carefully consider whether to participate. Holders of original notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered original notes pursuant to the terms of, the exchange offer, we will have fulfilled an obligation under the exchange and registration rights agreement. Holders of original notes who do not tender their original notes in the exchange offer will continue to hold such original notes and will be entitled to all the rights and limitations applicable thereto under the indenture, except for any such rights under the exchange and registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of the exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that original notes are tendered and accepted in the exchange offer, the trading market for untendered original notes could be adversely affected.

     We may in the future seek to acquire, subject to the terms of the indenture, untendered original notes in open-market or privately-negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any original notes which are not tendered in the exchange offer.

RESALE OF EXCHANGE NOTES

     We are making the exchange offer in reliance on the position of the Staff of the SEC as set forth in certain interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, we believe that the exchange notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by a holder (other than any holder who is a broker-dealer or an "affiliate" of us or of WESCO International within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such exchange notes. However, any holder who is an "affiliate" of us or of WESCO International who has an arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, or any broker-dealer who purchased original notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) could not rely on the applicable interpretations of the Staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds original notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. Upon such notification by a broker-dealer, we have agreed to make this prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resales for 180 days following the consummation of the exchange offer. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the exchange and registration rights agreement and subject to certain specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the exchange notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any exchange notes.

                            DESCRIPTION OF THE NOTES

GENERAL

     The original notes were issued, and the exchange notes will be issued under an indenture dated as of August 23, 2001, among WESCO Distribution, WESCO International, as guarantor, and Bank One, N.A., as trustee (the "Indenture"), which has been filed as an exhibit to the registration statement of which this prospectus is part. Upon the effectiveness of this registration statement relating to the exchange offer, the Indenture will be subject to and governed by the TIA. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Capitalized terms used herein and not otherwise defined have the meanings set forth below under "-- Certain Definitions." For purposes of this "Description of the Notes," the term WESCO Distribution refers only to WESCO Distribution, Inc. and not to any of its Subsidiaries.

     On August 23, 2001, we issued $100 million aggregate principal amount of original notes under the Indenture. The terms of the exchange notes are identical in all material respects to the original notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the original notes for exchange notes. The trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding original notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the original notes and exchange notes then outstanding.

     Subject to the covenant described below under "-- Certain Covenants
 -- Limitation on Indebtedness," we may issue additional notes from time to time having identical terms and conditions to the notes (the "Additional Notes"). The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

     Principal, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of WESCO Distribution in the Borough of Manhattan, the City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at our option, payment of interest may be made by check mailed to the registered holders of the notes at their registered addresses.

     We will issue the notes only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. We will not charge any service charge for any registration of transfer or exchange of notes, but may require payment of a sum sufficient to cover any transfer tax, assessment or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The notes will be unsecured senior subordinated obligations of WESCO Distribution and will mature on June 1, 2008. Each note will bear interest at a rate per annum shown on the front cover of this prospectus from August 23, 2001, or from the most recent date to which interest has been paid or provided for, payable semiannually to the Noteholders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 2001.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, we will not have the option to redeem the notes prior to June 1, 2003. After June 1, 2003, we will have the option to redeem the notes, in whole or in part, on not less than 30 or more than 60 days prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and liquidated damages (if any) to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if we redeem during the 12-month period commencing on June 1 of the years set forth below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                       ----------
2003.....................................................   104.563%
2004.....................................................   103.042%
2005.....................................................   101.521%
2006 and thereafter......................................   100.000%

     At any time prior to June 1, 2003, we may redeem the notes in whole but not in part within 180 days after a Change of Control, at a redemption price equal to the sum of:

     - the principal amount thereof, plus

     - accrued and unpaid interest and liquidated damages, if any, to the redemption date (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of redemption), plus

     - the Applicable Premium.

SELECTION

     In the case of any partial redemption, the Trustee will select the notes for redemption on a pro rata basis or by lot although we will not redeem in part any note of $1,000 in original principal amount or less. If we are to redeem any note in part only, the notice of redemption relating to such note must state the certificate number and the portion of the principal amount of the note that we will redeem, and we will issue a new note in principal amount equal to the unredeemed portion thereof upon cancellation of the original note.

RANKING

     The indebtedness evidenced by the notes will be unsecured Senior Subordinated Indebtedness of WESCO Distribution, will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of WESCO Distribution, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of WESCO Distribution and will be senior in right of payment to all existing and future Subordinated Obligations of WESCO Distribution. The notes will also be effectively subordinated to any Secured Indebtedness of WESCO Distribution and its Subsidiaries to the extent of the value of the assets securing such Indebtedness and will also be effectively subordinated to all other obligations of the Subsidiaries of WESCO Distribution. However, payment from the money or the proceeds of U.S. Government obligations held in any defeasance trust described under "-- Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

     We conduct certain of our operations through Subsidiaries of WESCO Distribution. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders

(if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of WESCO Distribution, including the Noteholders. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of WESCO Distribution. As of June 30, 2001 on an as adjusted basis, the Subsidiaries of WESCO Distribution had no Indebtedness, excluding Guarantees of $54.1 million of Indebtedness under the revolving credit facility, but had trade payables and other liabilities Incurred in the ordinary course of business. Although the Indenture will limit the Incurrence of Indebtedness by and the issuance of preferred stock of certain of WESCO Distribution's Subsidiaries, such limitation is subject to a number of significant qualifications.

     As of June 30, 2001, on an as adjusted basis:

     - the outstanding Senior Indebtedness of WESCO Distribution was $60.7 million, of which $54.1 million was Secured Indebtedness (exclusive of unused commitments under the revolving credit facility); and

     - WESCO Distribution had no outstanding Senior Subordinated Indebtedness (other than the 9 1/8% senior subordinated notes due 2008 (the "1998 Notes")) and no outstanding Indebtedness that is subordinate or junior in right of repayment to the notes.

     Although the Indenture will contain limitations on the amount of additional Indebtedness which WESCO Distribution may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness."

     With respect to WESCO Distribution, "Senior Indebtedness" means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of WESCO Distribution, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other Indebtedness of WESCO Distribution, whether outstanding on the Closing Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes; provided, however, that Senior Indebtedness does not include:

     - any obligation of WESCO Distribution to any Subsidiary;

     - any liability for Federal, state, local or other taxes owed or owing by WESCO Distribution;

     - any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

     - any Indebtedness or obligation of WESCO Distribution (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of WESCO Distribution, including any Senior Subordinated Indebtedness of WESCO Distribution and any Subordinated Obligations of WESCO Distribution;

     - any payment obligations with respect to any Capital Stock; or

     - any Indebtedness incurred in violation of the Indenture.

"Senior Indebtedness" of WESCO International has a correlative meaning.

     Only Indebtedness of WESCO Distribution that is Senior Indebtedness will rank senior to the notes in accordance with the provisions of the Indenture. The notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of WESCO Distribution. WESCO

Distribution has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness which is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

     WESCO Distribution may not pay principal of, premium (if any) or interest on the notes, or any liquidated damages payable pursuant to the provisions set forth in the notes and the Exchange and Registration Rights Agreement, or make any deposit pursuant to the provisions described under "Defeasance" below, and may not otherwise repurchase, redeem or otherwise retire any notes (collectively, "pay the notes") if:

     - any Designated Senior Indebtedness is not paid in cash or cash equivalents when due; or

     - any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or cash equivalents.

However, WESCO Distribution may pay the notes without regard to the foregoing, if WESCO Distribution and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth above has occurred and is continuing. During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, WESCO Distribution may not pay the notes for a period, referred to as "Payment Blockage Period," commencing upon the receipt by the Trustee (with a copy to WESCO Distribution) of written notice, or "Blockage Notice," of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated by written notice to the Trustee and WESCO Distribution from the Person or Persons who gave such Blockage Notice, by repayment in full in cash or cash equivalents of such Designated Senior Indebtedness or because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, WESCO Distribution may resume payments on the notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representative of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

     Upon any payment or distribution of the assets of WESCO Distribution to creditors upon a total or partial liquidation or a total or partial dissolution of WESCO Distribution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to WESCO Distribution or its property, (1) the holders of Senior Indebtedness of WESCO Distribution will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness before the Noteholders are entitled to receive any payment of principal of, interest, premium (if any) or liquidated damages on the notes and
(2) until such Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that due to the subordination provisions of the Indenture should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of WESCO Distribution and pay it over to them as their interests may appear.

     If payment of the notes is accelerated because of an Event of Default, WESCO Distribution or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration. If any Designated Senior Indebtedness is outstanding, WESCO Distribution may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

     By reason of these subordination provisions contained in the Indenture, in the event of insolvency, creditors of WESCO Distribution who are holders of Senior Indebtedness of WESCO Distribution may recover more, ratably, than the Noteholders, and creditors of WESCO Distribution who are not holders of Senior Indebtedness of WESCO Distribution or of Senior Subordinated Indebtedness of WESCO Distribution (including the notes) may recover less, ratably, than holders of Senior Indebtedness of WESCO Distribution and may recover more, ratably, than the holders of Senior Subordinated Indebtedness of WESCO Distribution.

WESCO INTERNATIONAL GUARANTEE

     WESCO International, as primary obligor and not merely as surety, will irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of WESCO Distribution under the Indenture and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the notes, expenses, indemnification or otherwise (all such obligations guaranteed by WESCO International are referred to herein as the "Guaranteed Obligations"). WESCO International has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Noteholders in enforcing any rights under the WESCO International Guarantee. The WESCO International Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by WESCO International without rendering the Indenture, as it relates to WESCO International, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

     The obligations of WESCO International under its Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment by WESCO International pursuant to the Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of WESCO International. WESCO Investors should not rely on the WESCO International Guarantee in evaluating an investment in the notes. The terms of the subordination provisions described above with respect to WESCO Distribution's obligations under the notes apply equally to WESCO International and the obligations of WESCO International under the WESCO International Guarantee.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events, each of which is a "Change of Control," unless all notes have been called for redemption pursuant to the provisions described above under "-- Optional Redemption," each Noteholder will have the right to require WESCO Distribution to repurchase all or any part of such Noteholder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date):

     - (A) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner," as that term is defined in Rules 13d-3 and 13d-5 of the Exchange Act (except that for purposes of this clause, such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of WESCO Distribution or WESCO International and (B) the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of WESCO Distribution or WESCO International than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of WESCO Distribution or WESCO International, as the case may be (for the purposes of this paragraph, (x) such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person is the "beneficial owner" (as defined in subparagraph (A) above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent corporation and (y) the Permitted Holders shall be deemed to beneficially own any Voting Stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

     - during any period of two consecutive years commencing on June 5, 1998, individuals who at the beginning of such period constituted the board of directors of WESCO Distribution or WESCO International, as the case may be (together with any new directors whose election by such board of directors of WESCO Distribution or WESCO International, as the case may be, or whose nomination for election by the shareholders of WESCO Distribution or WESCO International, as the case may be, was approved by a vote of 66 2/3% of the directors of WESCO Distribution or WESCO International, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of WESCO Distribution or WESCO International, as the case may be, then in office; or

     - the merger or consolidation of WESCO Distribution or WESCO International with or into another Person or the merger of another Person with or into WESCO Distribution or WESCO International, or the sale of all or substantially all the assets of WESCO Distribution or WESCO International to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of WESCO Distribution or WESCO International that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of WESCO Distribution or WESCO International are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; provided, however, that any sale of accounts receivable in connection with a Qualified Receivables Transaction will not constitute a Change of Control.

     Within 30 days following any Change of Control, unless all notes have been called for redemption pursuant to the provisions described above under "-- Optional Redemption," WESCO Distribution will, except as described below, mail a notice, referred to as a "Change in Control Offer," to each Noteholder with a copy to the Trustee stating:

     - that a Change of Control has occurred and that such Noteholder has the right to require WESCO Distribution to purchase such Noteholder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase (subject to the right of Noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

     - the circumstances and relevant facts regarding such Change of Control;

     - the repurchase date (which can be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     - the instructions determined by WESCO Distribution, consistent with this covenant, that a Noteholder must follow in order to have its notes purchased.

     WESCO Distribution will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by WESCO Distribution and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     The phrase "all or substantially all," as used with respect to a sale of assets in the definition in the Indenture of "Change of Control," varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (the law governing such Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a Person and therefore it may be unclear whether a Change of Control has occurred.

     WESCO Distribution will comply, to the extent applicable, with the requirements of Section 14 (e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WESCO Distribution will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Our management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect WESCO Distribution's capital structure or credit ratings. Restrictions on the ability of WESCO Distribution to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Liens." Such restrictions can only be waived with the consent of the holders of at least a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

     The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of WESCO Distribution may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Prior to the mailing of the notice referred to above, but in any event within 30 days following the date on which WESCO Distribution becomes aware that a Change of Control has occurred, if the purchase of the notes would violate or constitute a default under any other Indebtedness of WESCO Distribution, then WESCO Distribution must, to the extent needed to permit such purchase of notes, either repay all such Indebtedness and terminate all commitments outstanding thereunder or request the holders of such Indebtedness to give the requisite consents to permit the purchase of the notes as provided above. Until such time as WESCO Distribution is able to repay all such Indebtedness and terminate all commitments outstanding thereunder or such time as such requisite consents are obtained, WESCO Distribution will not be required to make the Change of Control Offer or purchase the notes pursuant to the provisions described above. Finally, WESCO Distribution's ability to pay cash to the Noteholders upon a repurchase may be limited by its then existing financial resources. We can make no assurance that sufficient funds will be available when necessary to make any required repurchases. See "-- Ranking." The provisions under the Indenture relative to WESCO Distribution's obligation to make an offer to repurchase the notes as a result of a Change of Control, if WESCO Distribution is permitted by the terms of the Credit Agreement and any other Indebtedness to make such offer and repurchase, may only be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) WESCO Distribution will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that WESCO Distribution may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto the Consolidated Coverage Ratio would be greater than 2.00:1.00.

     (b) Notwithstanding the foregoing paragraph (a), WESCO Distribution and its Restricted Subsidiaries may Incur the following Indebtedness:

          (i) Indebtedness Incurred pursuant to the Credit Agreement or any other Credit Facility in an aggregate principal amount at any time outstanding not to exceed $400 million;

          (ii) Indebtedness of WESCO Distribution owed to and held by any Wholly Owned Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by WESCO Distribution or any Wholly Owned Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Indebtedness (except to WESCO Distribution or a Wholly Owned Subsidiary) will be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof and (B) if WESCO Distribution is the obligor on such Indebtedness, such

     Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

          (iii) Indebtedness (A) represented by the notes (not including any Additional Notes) and the 1998 Notes, (B) outstanding on June 5, 1998 (other than the Indebtedness described in clauses (i) and (ii) above and Indebtedness Incurred prior to the Closing Date and outstanding pursuant to the provisions of the 1998 Notes Indenture corresponding to clause (a) of this covenant), (C) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) (including Indebtedness that Refinances any Refinancing Indebtedness) or the foregoing paragraph (a) and (D) consisting of Guarantees of any Indebtedness permitted under clauses (i) and (ii) of this paragraph (b);

          (iv) (A) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by WESCO Distribution (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by WESCO Distribution); provided, however, if the aggregate amount of all such Indebtedness of all such Restricted Subsidiaries would exceed $20.0 million, that on the date that such Restricted Subsidiary is acquired by WESCO Distribution, it would have been able to Incur $1.00 of additional Indebtedness pursuant to the foregoing paragraph (a) after giving effect to the Incurrence of such Indebtedness pursuant to this clause (iv) and (B) Refinancing Indebtedness Incurred by a Restricted Subsidiary in respect of Indebtedness Incurred by such Restricted Subsidiary pursuant to this clause (iv);

          (v) Indebtedness (A) in respect of performance bonds, bankers' acceptances, letters of credit and surety or appeal bonds provided by WESCO Distribution and the Restricted Subsidiaries in the ordinary course of their business, and (B) under Hedging Obligations consisting of Interest Rate Agreements directly related (as determined in good faith by WESCO Distribution) to Indebtedness permitted to be Incurred by WESCO Distribution and its Restricted Subsidiaries pursuant to the Indenture and Currency Agreements Incurred in the ordinary course of business;

          (vi) Indebtedness Incurred by WESCO Distribution or any Restricted Subsidiary (including Capitalized Lease Obligations) financing the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of the Person owning such assets), in each case Incurred no more than 180 days after such purchase, lease or improvement of such property and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that at the time of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount of all such Indebtedness Incurred pursuant to this clause (vi) (or, prior to the Closing Date, pursuant to the corresponding provision of the 1998 Notes Indenture) and then outstanding shall not exceed the greater of $25.0 million and 5% of Adjusted Consolidated Assets;

          (vii) Indebtedness Incurred by WESCO Distribution in connection with the acquisition of a Related Business and any Refinancing Indebtedness in respect of such Indebtedness; provided, however, that the aggregate amount of all such Indebtedness Incurred and outstanding pursuant to this clause
     (vii) (or, prior to the Closing Date, pursuant to the corresponding provision of the 1998 Notes Indenture) shall not exceed $50.0 million at any one time;

          (viii) Attributable Debt Incurred by WESCO Distribution in respect of Sale/Leaseback Transactions; provided, however, that the aggregate amount of any such Attributable Debt Incurred and outstanding pursuant to this clause (viii) (or, prior to the Closing Date, pursuant to the corresponding provision of the 1998 Notes Indenture) shall not exceed $75.0 million at any one time;

          (ix) Indebtedness arising from agreements of WESCO Distribution or a Restricted Subsidiary providing for indemnification, purchase price adjustment or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by WESCO Distribution and its Restricted Subsidiaries in connection with such disposition;

          (x) any Guarantee by WESCO Distribution of Indebtedness or other obligations of any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

          (xi) Indebtedness arising from Guarantees to suppliers, lessors, licensees, contractors, franchisees or customers Incurred in the ordinary course of business;

          (xii) Indebtedness Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to WESCO Distribution or any other Restricted Subsidiary of WESCO Distribution (except for Standard Securitization Undertakings); and

          (xiii) Indebtedness (other than Indebtedness permitted to be Incurred pursuant to the foregoing paragraph (a) or any other clause of this paragraph (b)) in an aggregate principal amount on the date of Incurrence that, when added to all other such Indebtedness Incurred pursuant to this clause (xiii) (or, prior to the Closing Date, pursuant to the corresponding provision of the 1998 Notes Indenture) and then outstanding, shall not exceed $50.0 million.

     (c) WESCO Distribution will not Incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness.

     (d) Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that WESCO Distribution or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining the outstanding principal amount of any particular Indebtedness Incurred pursuant to this covenant, (i) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness and
(ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, WESCO Distribution, in its sole discretion, shall classify or reclassify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses.

     Limitation on Restricted Payments. (a) WESCO Distribution will not, and will not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving WESCO Distribution) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to WESCO Distribution or another Restricted Subsidiary (and, if such Restricted Subsidiary has equity holders other than WESCO Distribution or other Restricted Subsidiaries, to its other equity holders on a pro rata basis), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of WESCO International, WESCO Distribution or any Restricted Subsidiary held by

Persons other than WESCO Distribution or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time WESCO Distribution or such Restricted Subsidiary makes such Restricted Payment: (1) a Default will have occurred and be continuing (or would result therefrom); (2) WESCO Distribution could not Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to June 5, 1998 would exceed the sum of:
(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter beginning July 1, 1998 to the end of the most recent fiscal quarter for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income will be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds or fair market value of assets or property received by WESCO Distribution as a contribution to its equity capital or from the issue or sale of its Capital Stock (in each case other than Disqualified Stock and Excluded Contributions) subsequent to June 5, 1998 (other than an issuance or sale to (x) a Subsidiary of WESCO Distribution or (y) an employee stock ownership plan or other trust established by WESCO Distribution or any of its Subsidiaries); (C) the amount by which Indebtedness or Disqualified Stock of WESCO Distribution or its Restricted Subsidiaries is reduced on WESCO Distribution's balance sheet upon the conversion or exchange (other than by a Subsidiary of WESCO Distribution) subsequent to June 5, 1998 of any Indebtedness or Disqualified Stock of WESCO Distribution or its Restricted Subsidiaries issued after June 5, 1998 for Capital Stock (other than Disqualified Stock) of WESCO Distribution (less the amount of any cash or the fair market value of other property distributed by WESCO Distribution or any Restricted Subsidiary upon such conversion or exchange); and (D) the amount equal to the net reduction in Investments in any Person (other than a Restricted Subsidiary) since June 5, 1998 resulting from (i) payments of dividends, repayments of the principal of loans or advances or other transfers of assets to WESCO Distribution or any Restricted Subsidiary from such Person, (ii) the sale or liquidation for cash of such Investment or (iii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by WESCO Distribution or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of WESCO Distribution (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of WESCO Distribution or an employee stock ownership plan or other trust established by WESCO Distribution or any of its Subsidiaries); provided, however, that (A) such Restricted Payment will be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale applied in the manner set forth in this clause (i) will be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of WESCO Distribution made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of WESCO Distribution that is permitted to be Incurred pursuant to paragraph (b) of the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value will be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such purchase or redemption will be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend will be included in the calculation of the amount of Restricted Payments; (v) any Restricted Payment made for the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of WESCO International, WESCO Distribution or any of their respective Subsidiaries held by any employee, former employee, director or former director of WESCO International, WESCO Distribution or any of their respective Subsidiaries (and any permitted transferees thereof) pursuant to any equity subscription agreement, stock option agreement or plan or other similar agreement; provided, however, that the aggregate amount of such Restricted Payments shall not exceed $5.0 million in any calendar year and $20.0 million in the aggregate, in each case since June 5, 1998; provided further, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments; (vi) payment of dividends, other distributions or other amounts by WESCO Distribution for the purposes set forth in clauses (A) through (E) below; provided, however, that such dividend, distribution or amount shall be excluded in the calculation of the amount of Restricted Payments: (A) to WESCO International in amounts equal to the amounts required for WESCO International to pay franchise taxes and other fees required to maintain its corporate existence and provide for other operating costs of up to $2.0 million per calendar year; (B) to WESCO International in amounts equal to amounts required for WESCO International to pay Federal, state and local income taxes that are then actually due and owing by WESCO International to the extent such items relate to WESCO Distribution and its Subsidiaries; (C) to WESCO International to permit WESCO International to pay financial advisory, financing, underwriting or placement fees to Cypress and its Affiliates; (D) to WESCO International to permit WESCO International to pay any employment, noncompetition, compensation or confidentiality arrangements entered into with its employees in the ordinary course of business to the extent such employees are primarily engaged in activities which relate to WESCO Distribution and its Subsidiaries; and (E) to WESCO International to permit WESCO International to pay customary fees and indemnities to directors and officers of WESCO International to the extent such directors and officers are primarily engaged in activities which relate to WESCO Distribution and its Subsidiaries; (vii) following the initial Equity Offering by WESCO International, any payment of dividends or common stock buybacks by WESCO Distribution in an aggregate amount in any year not to exceed 6% of the aggregate Net Cash Proceeds actually received by WESCO Distribution in connection with such initial Equity Offering and any subsequent Equity Offering by WESCO Distribution or WESCO International; provided, however, that no Default or Event of Default shall have occurred and be continuing immediately before or after any such payment; provided further, however, that such dividends or common stock buybacks shall be included in the calculation of the amount of Restricted Payments; (viii) any repurchase of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such option; provided, however, that such repurchase shall be included in the calculation of the amount of Restricted Payments; (ix) the payment of any dividend or the making of any distribution to WESCO International in amounts sufficient to permit WESCO International (A) to pay interest when due on the 11 1/8% senior discount notes due 2008 and (B) to make any mandatory redemptions, repurchases or principal or accreted value payments in respect of such senior discount notes; provided, however, that such payments, dividends and distributions shall be excluded in the calculation of the amount of Restricted Payments; (x) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of WESCO Distribution issued in accordance with the covenant described under "-- Limitation on Indebtedness" to the extent such dividends are included in the definition of Consolidated Interest Expense; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments; (xi) Investments made with Excluded Contributions; provided, however, that such Investments shall be excluded in the calculation of the amount of Restricted Payments; (xii) any Restricted Payment made to fund the Recapitalization (including fees and expenses); provided, however, that such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments; or (xiii) other Restricted Payments in an aggregate amount not to exceed $10.0 million since June 5, 1998; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. WESCO Distribution will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to WESCO Distribution,
(ii) make any loans or advances to WESCO Distribution or (iii) transfer any of its property or assets to WESCO Distribution, except: (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on June 5, 1998; (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by WESCO Distribution (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by WESCO Distribution) and outstanding on such date; (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or amendment are no less favorable to the Noteholders than the encumbrances and restrictions contained in such predecessor agreements; (4) in the case of clause (iii), any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, (B) contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages or (C) in connection with purchase money obligations for property acquired in the ordinary course of business; (5) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; (6) any encumbrance or restriction of a Receivables Entity effected in connection with a Qualified Receivables Transaction; provided, however, that such restrictions apply only to such Receivables Entity; and (7) any encumbrance or restriction existing pursuant to other Indebtedness permitted to be Incurred subsequent to the Closing Date pursuant to the provisions of the covenant described under "-- Limitations on Indebtedness"; provided, however, that any such encumbrance or restrictions are ordinary and customary with respect to the type of Indebtedness being Incurred (under the relevant circumstances).

     Limitation on Sales of Assets and Subsidiary Stock. (a) WESCO Distribution will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) WESCO Distribution or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as determined in good faith by WESCO Distribution) of the shares and assets subject to such Asset Disposition, (ii) at least 75% of the consideration thereof received by WESCO Distribution or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that the amount of (w) any liabilities (as shown on WESCO Distribution's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of WESCO Distribution or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets without recourse to WESCO Distribution or any of the Restricted Subsidiaries, (x) any notes or other obligations received by WESCO Distribution or such Restricted Subsidiary from such transferee that are converted by WESCO Distribution or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition, (y) any Designated Noncash Consideration received by WESCO Distribution or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (y) and the corresponding provision of the 1998 Notes Indenture that is at that time outstanding, not to exceed 5% of Adjusted Consolidated Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (z) any assets received in exchange for assets related to a Related Business of comparable market value in the good faith determination of the Board of Directors shall be deemed to be cash for purposes of this provision) and (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by WESCO Distribution (or such Restricted Subsidiary, as the case may be) (A) first, to the extent WESCO Distribution elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of WESCO Distribution or Indebtedness (other than any Disqualified Stock and other than any Preferred Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to WESCO Distribution or an Affiliate of WESCO Distribution) within 365 days after the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent WESCO Distribution or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by WESCO Distribution or another Restricted Subsidiary) within 365 days from the later of such Asset Disposition or the receipt of such Net Available Cash; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and
(B), to make an Offer (as defined below) to purchase notes pursuant to and subject to the conditions set forth in section (b) of this covenant; provided, however, that if WESCO Distribution elects (or is required by the terms of any other Senior Subordinated Indebtedness), such Offer may be made ratably to purchase the notes and other Senior Subordinated Indebtedness of WESCO Distribution; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, WESCO Distribution or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, WESCO Distribution and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20.0 million (provided that such amount shall be reduced by the aggregate Net Available Cash from all Asset Dispositions not applied in accordance with the corresponding provision of the 1998 Notes Indenture prior to the Closing Date).

     (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness) pursuant to clause
(a)(iii)(C) of this covenant, WESCO

Distribution will be required to purchase notes (and other Senior Subordinated Indebtedness) tendered pursuant to an offer by WESCO Distribution for the notes (and other Senior Subordinated Indebtedness) (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription), set forth in the Indenture. If the aggregate purchase price of notes (and other Senior Subordinated Indebtedness) tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the notes (and other Senior Subordinated Indebtedness), WESCO Distribution may apply the remaining Net Available Cash for any purpose permitted by the terms of the Indenture. WESCO Distribution will not be required to make an Offer for notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clauses (A) and (B) of paragraph (a)(iii)) of this covenant is less than $10.0 million for any particular Asset Disposition (which lesser amount will be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

     (c) WESCO Distribution will comply, to the extent applicable, with the requirements of Section 14 (e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, WESCO Distribution will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

     Limitations on Transactions with Affiliates. (a) WESCO Distribution will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $5.0 million, unless (i) such Affiliate Transaction is on terms that are not materially less favorable to WESCO Distribution or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by WESCO Distribution or such Restricted Subsidiary with an unrelated Person and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, WESCO Distribution delivers to the Trustee a resolution adopted by the majority of the Board of Directors, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above.

     (b) The provisions of the foregoing paragraph (a) will not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, Guarantees, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of WESCO Distribution pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with past practices of WESCO Distribution, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of WESCO Distribution and its Restricted Subsidiaries who are not employees of WESCO Distribution or its Subsidiaries, (vi) any transaction between WESCO Distribution and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) any transaction effected as part of a Qualified Receivables Transaction, (viii) any payment by WESCO Distribution to WESCO International to permit WESCO International to pay any Federal, state, local or other taxes that are then actually due and owing by WESCO International, (ix) indemnification agreements with, and the payment of fees and indemnities to, directors, officers and employees of WESCO Distribution and its Restricted Subsidiaries, in each case, in the ordinary course of business, (x) any employment, compensation, noncompetition or confidentiality agreement entered into by WESCO Distribution and its Restricted Subsidiaries with its employees in the ordinary course of business, (xi) the payment by WESCO Distribution of fees, expenses and other amounts to Cypress and its Affiliates in connection with the Recapitalization, (xii) payments by WESCO Distribution or any of its Restricted Subsidiaries to Cypress and its Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement, or in respect of other investment banking activities, in each case, as determined by the Board of Directors in good faith, (xiii) any issuance of Capital Stock of WESCO Distribution (other than Disqualified Stock), (xiv) any agreement as in effect as of June 5, 1998 or any amendment or replacement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Noteholders of the notes in any material respect than the original agreement as in effect on June 5, 1998 and (xv) transactions in which WESCO Distribution or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to WESCO Distribution or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. WESCO Distribution will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except: (i) to WESCO Distribution or a Wholly Owned Subsidiary or to any director of a Restricted Subsidiary to the extent required as director's qualifying shares; (ii) if, immediately after giving effect to such issuance, sale or other disposition, neither WESCO Distribution nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "-- Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition. The provisions of this covenant will not prohibit any transaction effected as part of a Qualified Receivables Transaction. The proceeds of any sale of such Capital Stock permitted hereby will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under "-- Limitation on Sales of Assets and Subsidiary Stock."

     Limitation on Liens. WESCO Distribution will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever that secures Senior Subordinated Indebtedness or Subordinated Obligations on any of its property or assets (including capital Stock of a Restricted Subsidiary), whether owned at the Closing Date or thereafter acquired, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or on a senior basis to in the case of Subordinated Obligations) the obligations so secured for so long as such obligations are so secured.

     SEC Reports. WESCO International shall continue to file with the SEC and provide the Trustee and any Noteholder or prospective Noteholder (upon the request of such Noteholder or prospective Noteholder) with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15 (d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

MERGER AND CONSOLIDATION

     WESCO Distribution will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not WESCO Distribution) will expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of WESCO Distribution under the notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of ouch transaction), no Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness" or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for WESCO Distribution and its Restricted Subsidiaries immediately prior to such transaction; (iv) immediately after giving effect to such transaction, the Successor Company will have Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of WESCO Distribution immediately prior to such transaction; and (v) WESCO Distribution will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture. Notwithstanding clause (iii) above, a Wholly Owned Subsidiary may be consolidated with or merged into WESCO Distribution and WESCO Distribution may consolidate with or merge with or into
(A) another Person, if such Person is a single purpose corporation that has not conducted any business or incurred any Indebtedness or other liabilities and such transaction is being consummated solely to change the state of incorporation of WESCO Distribution and (B) WESCO International; provided, however, that, in the case of clause (B), (x) WESCO International shall not have owned any assets other than the Capital Stock of WESCO Distribution (and other immaterial assets incidental to its ownership of such Capital Stock) or conducted any business other than owning the Capital Stock of WESCO Distribution, (y) WESCO International shall not have any Indebtedness or other liabilities (other than ordinary course liabilities incidental to its ownership of the Capital Stock of WESCO Distribution) and (z) immediately after giving effect to such consolidation or merger, the Successor Company shall have a pro forma Consolidated Coverage Ratio that is not less than the Consolidated Coverage Ratio of WESCO Distribution immediately prior to such consolidation or merger.

     The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, WESCO Distribution under the notes indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the notes.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in any payment of interest on any note when due and payable, whether or not prohibited by the provisions described under "-- Ranking", continued for 30 days, (ii) a default in the payment of principal of any note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking", (iii) the failure by WESCO Distribution to comply with its obligations under the covenant described under "-- Merger and Consolidation",
(iv) the failure by WESCO Distribution to comply for 30 days after notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" (in each case, other than a failure to purchase notes), (v) the failure by WESCO Distribution to comply for 60 days after notice with any other agreements contained in the notes or the Indenture, (vi) the failure by WESCO Distribution or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture, (vii) certain events of bankruptcy, insolvency or reorganization of WESCO Distribution or a Significant Subsidiary (the "bankruptcy provisions") or (viii) the rendering of any judgment or decree for the payment of money in excess of $25 million or its foreign currency equivalent against WESCO Distribution or a Significant Subsidiary if (A) an enforcement proceeding thereon is commenced by any creditor or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision").

     The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     However, a default under clauses (iv), (v), (vi) or (viii) will not constitute an Event of Default until the Trustee or the Noteholders of at least 25% in principal amount of the outstanding notes notify WESCO Distribution of the default and WESCO Distribution does not cure such default within the time specified in clauses (iv), (v), (vi) or (viii) hereof after receipt of such notice.

     If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO Distribution) occurs and is continuing, the Trustee or the Noteholders of at least 25% in principal amount of the outstanding notes by notice to WESCO Distribution may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of WESCO Distribution occurs, the principal of and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders. Under certain circumstances, the Noteholders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Noteholders unless such Noteholders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Noteholder may pursue any remedy with respect to the Indenture or the notes unless (i) such Noteholder has previously given the Trustee notice that an Event of Default is continuing,
(ii) Noteholders of at least 25% in principal amount of the outstanding notes have requested the Trustee in writing to pursue the remedy, (iii) such Noteholders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Noteholders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Noteholders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Noteholder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note (including payments pursuant to the redemption provisions of such note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, WESCO Distribution is required to deliver to the Trustee, within 120 days after the end of each fiscal year of WESCO Distribution, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. WESCO Distribution also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, their status and what action WESCO Distribution is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture or the notes may be amended with the written consent of the Noteholders of at least a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Noteholders of a majority in principal amount of the notes then outstanding. However, without the consent of each Noteholder of an outstanding note affected, no amendment may, among other things, (i) reduce the principal amount of notes whose Noteholders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest or any liquidated damages on any note, (iii) reduce the principal of or extend the Stated Maturity of any note, (iv) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "-- Optional Redemption", (v) make any note payable in money other than that stated in the note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Noteholder, or (vii) make any change in the amendment provisions which require each Noteholder's consent or in the waiver provisions.

     Without the consent of any Noteholder, WESCO Distribution, WESCO International and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of WESCO Distribution under the Indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163 (f) of the Code, or in a manner such that the uncertificated notes are described in Section 163 (f)(2)(B) of the Code), to make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of WESCO Distribution (or any representative thereof) under such subordination provisions, to add additional Guarantees with respect to the notes, to secure the notes, to add to the covenants of WESCO Distribution for the benefit of the Noteholders or to surrender any right or power conferred upon WESCO Distribution, to make any change that does not adversely affect the rights of any Noteholder, subject to the provisions of the Indenture, to provide for the issuance of the exchange notes or Additional Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of WESCO Distribution then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

     The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, WESCO Distribution is required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER AND EXCHANGE

     A Noteholder may transfer or exchange notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar is not required to register the transfer of or exchange any note selected for redemption (except, in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed or 15 days before an interest payment date. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

DEFEASANCE

     WESCO Distribution at any time may terminate all its obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. WESCO Distribution at any time may terminate its obligations under the covenants described under "-- Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" and the limitations contained in clauses (iii) and (iv) under the first paragraph of "-- Merger and Consolidation" ("covenant defeasance"). In the event that WESCO Distribution exercises its legal defeasance option or its covenant defeasance option, WESCO International will be released from all of its obligations with respect to its WESCO International Guarantee.

     WESCO Distribution may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If WESCO Distribution exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If WESCO Distribution exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified under "-- Defaults" in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or
(viii)(with respect only to Significant Subsidiaries) or because of the failure of WESCO Distribution to comply with clause (iii) or (iv) under the first paragraph of "-- Merger and Consolidation."

     In order to exercise either defeasance option, WESCO Distribution must irrevocably deposit in trust with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to

Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE NOTES TRUSTEE

     Bank One, N.A. is the Trustee under the Indenture and has been appointed by WESCO Distribution as Registrar and Paying Agent with regard to the notes.

GOVERNING LAW

     The Indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by WESCO Distribution or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by WESCO Distribution or another Restricted Subsidiary; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Adjusted Consolidated Assets" means at any time the total amount of assets of WESCO Distribution and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), after deducting therefrom all current liabilities of WESCO Distribution and its Restricted Subsidiaries (excluding intercompany items), all as set forth on the Consolidated balance sheet of WESCO Distribution and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which financial statements are available prior to the date of determination.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Applicable Premium" means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at June 1, 2003 (such redemption price being set forth in the table set forth under "-- Optional Redemption") plus (2) all required interest payments due on such note through June 1, 2003 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such note.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by WESCO Distribution or any Restricted Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than WESCO Distribution or a Restricted

Subsidiary), (ii) all or substantially all the assets of any division or line of business of WESCO Distribution or any Restricted Subsidiary or (iii) any other assets of WESCO Distribution or any Restricted Subsidiary outside the ordinary course of business of WESCO Distribution or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (A) a disposition by a Restricted Subsidiary to WESCO Distribution or by WESCO Distribution or a Restricted Subsidiary to a Wholly Owned Subsidiary, (B) for purposes of the provisions described under "Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", (C) a disposition of assets with a fair market value of leas than $1,000,000, (D) a sale of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Entity in a Qualified Receivables Transaction, (E) a transfer of accounts receivables and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction, (F) the disposition of all or substantially all of the assets of WESCO Distribution in a manner permitted pursuant to the provisions described above under "Merger and Consolidation" or any disposition that constitutes a Change of Control pursuant to the Indenture,
(G) any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business, and (H) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary).

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to WESCO Distribution whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

     "Board of Directors" means the Board of Directors of WESCO Distribution or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Closing Date" means the date of the Indenture.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (A) if WESCO Distribution or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (1) the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during such four fiscal quarters or such shorter period when such facility and any replaced facility was outstanding or (2) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness (and any Indebtedness under a revolving credit facility replaced by such Indebtedness) during the period from the date of creation of such facility to the date of the calculation), (B) if WESCO Distribution or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if WESCO Distribution or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (C) if since the beginning of such period WESCO Distribution or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of WESCO Distribution or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to WESCO Distribution and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent WESCO Distribution and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (D) if since the beginning of such period WESCO Distribution or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into WESCO Distribution or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) above if made by WESCO Distribution or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of WESCO Distribution, and such pro forma calculations shall include (A)(x) the savings in cost of goods sold that would have resulted from using WESCO Distribution's actual costs for comparable goods and services during the comparable period and (y) other savings in cost of goods sold or eliminations of selling, general and administrative expenses as determined by a responsible financial or accounting officer of WESCO Distribution in good faith in connection with WESCO Distribution's consideration of such acquisition and consistent with WESCO Distribution's experience in acquisitions of similar assets, less (B) the incremental expenses that would be included in cost of goods sold and selling, general and administrative expenses that would have been incurred by WESCO Distribution in the operation of such acquired assets during such period. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense (net of interest income) of WESCO Distribution and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by WESCO Distribution and its Restricted Subsidiaries in such period but not included in such interest expense, (i) interest expense attributable to Capitalized Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges attributable to letters of credit and bankers' acceptance financing, (vi) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by WESCO Distribution or any Restricted Subsidiary, (vii) net costs associated with Hedging Obligations (including amortization of fees), (viii) dividends in respect of all Preferred Stock of WESCO Distribution and any of the Restricted Subsidiaries of WESCO Distribution (other than pay in kind dividends and accretions to liquidation value) to the extent held by Persons other than WESCO Distribution or a Wholly Owned Subsidiary, (ix) interest Incurred in connection with investments in discontinued operations and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than WESCO Distribution) in connection with Indebtedness Incurred by such plan or trust, less, to the extent included in such total interest expense, the amortization during such period of capitalized financing costs. Notwithstanding anything to the contrary contained herein, interest expense, commissions, discounts, yield and other fees and charges Incurred in connection with any Qualified Receivables Transaction pursuant to which WESCO Distribution or any Subsidiary may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of "Qualified Receivables Transaction" shall not be included in Consolidated Interest Expense; provided that any interest expense, commissions, discounts, yield and other fees and charges Incurred in connection with any receivables financing or securitization that does not constitute a Qualified Receivables Transaction shall be included in Consolidated Interest Expense.

     "Consolidated Net Income" means, for any period, the net income of WESCO Distribution and its Consolidated Subsidiaries for such period; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person (other than WESCO Distribution) if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iv) below, WESCO Distribution's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to WESCO Distribution or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) WESCO Distribution's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any person acquired by WESCO Distribution or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (or loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to WESCO Distribution, except that (A) subject to the limitations contained in clause
(iv) below, WESCO Distribution's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash which could have been distributed by such Restricted Subsidiary during such period to WESCO Distribution or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) WESCO Distribution's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (or loss) realized upon the sale or other disposition of any asset of WESCO Distribution or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; and (vii) any expenses or charges paid to third parties related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be Incurred by the Indenture (whether or not successful) (including such fees, expenses, or charges related to the Recapitalization). Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to WESCO Distribution or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of WESCO Distribution and its Restricted Subsidiaries, determined on a Consolidated basis, as of the end of the most recent fiscal quarter of WESCO Distribution for which internal financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of WESCO Distribution plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Consolidation" means the consolidation of the amounts of each of the Restricted Subsidiaries with those of WESCO Distribution in accordance with GAAP consistently applied; provided, however, that "Consolidation" will not include consolidation of the accounts of any

Unrestricted Subsidiary, but the interest of WESCO Distribution or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

     "Credit Agreement" means the credit agreement dated as of June 29, 1999, as amended, waived or otherwise modified from time to time, among WESCO International, WESCO Distribution, WESCO Distribution -- Canada, Inc., certain financial institutions to be party thereto, The Chase Manhattan Bank, as U.S. administrative agent, syndication agent and U.S. collateral agent, The Chase Manhattan Bank of Canada, as Canadian administrative agent and Canadian collateral agent, and Lehman Commercial Paper Inc., as documentation agent.

     "Credit Facilities" means, with respect to WESCO Distribution, one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or indentures providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables), letters of credit or other long-term Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreement" means with respect to any Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement to which such Person is a party or of which it is a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Noncash Consideration" means the fair market value of noncash consideration received by WESCO Distribution or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an officers, Certificate, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

     "Designated Senior Indebtedness" of WESCO Distribution means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of WESCO Distribution that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25.0 million and is specifically designated by WESCO Distribution in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture. "Designated Senior Indebtedness" of WESCO International has a correlative meaning.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day following the Stated Maturity of the notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Securities shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of the covenants described under "-- Change of Control" and "-- Certain
Covenants -- Limitation on Sale of Assets and Subsidiary Stock."

     "EBITDA" for any period means the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net
Income: (i) income tax expense of WESCO Distribution and its Consolidated Restricted Subsidiaries, (ii) Consolidated Interest Expense, (iii) depreciation expense of WESCO Distribution and its Consolidated Restricted Subsidiaries, (iv) amortization expense of WESCO Distribution and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (v) all other non-cash charges of WESCO Distribution and its Consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period) in each case for such period and (vi) income attributable to discontinued operations. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of WESCO Distribution shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to WESCO Distribution by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Equity Offering" means a private sale or public offering of Capital Stock (other than Disqualified Stock) of WESCO Distribution or WESCO International.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Excluded Contribution" means the Net Cash Proceeds received by WESCO Distribution from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of WESCO Distribution, in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by the principal executive officer and the principal financial officer of WESCO Distribution on the date such capital contributions are made or the date such Capital Stock is sold.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of June 5, 1998, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money; (ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii), (iv) and (v) hereof) to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the 30th day following payment on the letter of credit so long as such letter of credit is entered into in the ordinary course of business); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services; (v) all Capitalized Lease Obligations and all Attributable Debt of such Person; (vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons; (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness leas the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. Any "Qualified Receivables Transaction", whether or not such transfer constitutes a sale for the purposes of GAAP, shall not constitute Indebtedness hereunder; provided that any receivables financing or securitization that does not constitute a Qualified Receivables Transaction and does not qualify as a sale under GAAP shall constitute Indebtedness hereunder.

     "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith determination of WESCO Distribution, qualified to perform the task for which it has been engaged.

     "Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "-- Certain
Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to WESCO Distribution's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of WESCO Distribution at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, WESCO Distribution shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) WESCO Distribution's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to WESCO Distribution's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received (including (a) any cash payments received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Disposition, (b) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and (c) any cash proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, all broker's and finder's fees and expenses, all investment banking fees and expenses, employee severance and termination costs, and trade payable and similar liabilities solely related to the assets sold or otherwise disposed of and required to be paid by the seller as a result thereof), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all relocation expenses incurred as a result thereof, (iii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iv) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (v) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by WESCO Distribution or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "1998 Notes" means the $300,000,000 aggregate principal amount of WESCO Distribution's 9 1/8% Senior Subordinated Notes due 2008 issued under the 1998 Notes Indenture.

     "1998 Notes Indenture" means the indenture dated as of June 5, 1998, among WESCO Distribution, Inc., WESCO International, Inc. and Bank One, N.A., under which the 1998 Notes were issued.

     "Noteholder" means the Person in whose name a note is registered on the registrar's books.

     "Officer" means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of WESCO Distribution.

     "Officers' Certificate" means a certificate signed by two Officers.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to WESCO Distribution or the Trustee.

     "Permitted Holders" means: (i) The Cypress Group L.L.C., Cypress Merchant Banking Partners L.P., Cypress Offshore Partners L.P., Chase Equity Associates, L.P., Co-Investment Partners, L.P. and any Person who on June 5, 1998 was an Affiliate of any of the foregoing; (ii) any Person who is a member of the senior management of WESCO Distribution or WESCO International and a stockholder of WESCO International on June 5, 1998; and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of WESCO Distribution's or WESCO International's Capital Stock.

     "Permitted Investment" means an Investment by WESCO Distribution or any Restricted Subsidiary in (i) WESCO Distribution, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, WESCO Distribution or a Restricted Subsidiary;
(iii) Temporary Cash Investments; (iv) receivables owing to WESCO Distribution or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as WESCO Distribution or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of WESCO Distribution or such Restricted Subsidiary and not exceeding $5.0 million in the aggregate outstanding at any one time; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to WESCO Distribution or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock"; (ix) Investments made in connection with any Asset Disposition or other sale, lease, transfer or other disposition permitted under the Indenture; (x) a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest; (xi) Investments in a Related Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xi) that are at that time outstanding (and not including any Investments outstanding on the Closing Date, but including Investments made on or after June 5, 1998 pursuant to the corresponding clause of the definition of "Permitted Investment" in the 1998 Notes Indenture), not to exceed 5% of Adjusted Consolidated Assets at the time of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and (xii) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause that are then outstanding, does not exceed $10.0 million (provided that such amount shall be reduced by all outstanding Investments made pursuant to the corresponding clause of the definition of "Permitted Investment" in the 1998 Notes Indenture prior to the Closing Date).

     "Permitted Liens" means (a) Liens of WESCO Distribution and its Restricted Subsidiaries securing Indebtedness of WESCO Distribution or any of its Restricted Subsidiaries Incurred under the Credit Agreement or other Credit Facilities to the extent permitted to be Incurred under clause (b)(i) and (xiii) of the description of the "Limitation on Indebtedness" covenant; (b) Liens in favor of WESCO Distribution or its Wholly Owned Restricted Subsidiaries; (c) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of WESCO Distribution or is merged into or consolidated with WESCO Distribution or any Restricted Subsidiary of WESCO Distribution; provided that such Liens were not Incurred in connection with, or in contemplation of, such merger or consolidation and such Liens do not extend to or cover any property other than such property, improvements thereon and any proceeds therefrom; (d) Liens of WESCO Distribution securing Indebtedness of WESCO Distribution Incurred under clause (b)(v) of the description of the "-- Limitation on Indebtedness" covenant; (e) Liens of WESCO Distribution and its Restricted Subsidiaries securing Indebtedness of WESCO Distribution or any of its Restricted Subsidiaries (including under a Sale/ Leaseback Transaction) permitted to be Incurred under clause (b)(vi), (vii) and (viii) of the description of the "-- Limitation on Indebtedness" covenant so long as the Capital Stock, property (real or personal) or equipment to which such Lien attaches solely consists of the Capital Stock, property or equipment which is the subject of such acquisition, purchase, lease, improvement, Sale/Leaseback Transaction and additions and improvements thereto (and the proceeds therefrom);
(f) Liens on property existing at the time of acquisition thereof by WESCO Distribution or any Restricted Subsidiary of WESCO Distribution; provided that such Liens were not Incurred in connection with, or in contemplation of, such acquisition and such Liens do not extend to or cover any property other than such property, additions and improvements thereon and any proceeds therefrom;
(g) Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance and return of money bonds or other obligations of a like nature Incurred in the ordinary course of business; (h) Liens existing on June 5, 1998 and any additional Liens created under the terms of the agreements relating to such Liens existing on June 5, 1998; (i) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (j) Liens Incurred in the ordinary course of business of WESCO Distribution or any Restricted Subsidiary with respect to obligations that do not exceed $20.0 million in the aggregate at any one time outstanding and that (1) are not Incurred in connection with or in contemplation of the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the business by WESCO Distribution or such Restricted Subsidiary; (k) statutory Liens of landlords and warehousemen's, carrier's, mechanics', suppliers', materialmen's, repairmen's or other like Liens (including contractual landlords' liens) arising in the ordinary course of business of WESCO Distribution and its Restricted Subsidiaries; (l) Liens Incurred or deposits made in the ordinary course of business of WESCO Distribution and its Restricted Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security; (m) easements, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of WESCO Distribution or any of its Restricted Subsidiaries; (n) Liens securing reimbursement obligations with respect to letters of credit permitted under the covenant entitled "Limitation on Indebtedness" which encumber only cash and marketable securities and documents and other property relating to such letters of credit and the products and proceeds thereof; (o) judgment and attachment Liens not giving rise to an Event of Default; (p) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation permitted under the covenant entitled "Limitation on Indebtedness"; (q) Liens on accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" Incurred in connection with a Qualified Receivables Transaction;
(r) Liens securing Refinancing Indebtedness to the extent such Liens do not extend to or cover any property of WESCO Distribution not previously subjected to Liens relating to the Indebtedness being refinanced; or (s) Liens on pledges of the capital stock of any Unrestricted Subsidiary securing any Indebtedness of such Unrestricted Subsidiary.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the WESCO Distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

     "Purchase Money Note" means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from WESCO Distribution or any Subsidiary of WESCO Distribution in connection with a Qualified Receivables Transaction to a Receivables Entity, which note (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves pursuant to agreements, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and amounts owing to such investors, (iv) amounts required to pay expenses in connection with such Qualified Receivables Transaction and (v) amounts paid in connection with the purchase of newly generated receivables and
(b) may be subordinated to the payments described in (a).

     "Qualified Receivables Transaction" means any financing by WESCO Distribution or any of its Subsidiaries of accounts receivable in any transaction or series of transactions that may be entered into by WESCO Distribution or any of its Subsidiaries pursuant to which (a) WESCO Distribution or any of its Subsidiaries sells, conveys or otherwise transfers to a Receivables Entity and (b) a Receivables Entity sells, conveys or otherwise transfers to any other Person or grants a security interest to any Person in, any accounts receivable (whether now existing or arising in the future) of WESCO Distribution or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that (i) the Board of Directors shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to WESCO Distribution and the Receivables Entity and (ii) all sales of accounts receivable and related assets to the Receivables Entity are made at fair market value (as determined in good faith by WESCO Distribution). The grant of a security interest in any accounts receivable of WESCO Distribution or any of its Restricted Subsidiaries to secure Bank Indebtedness shall not be deemed a Qualified Receivables Transaction.

     "Receivables Entity" means any Wholly Owned Subsidiary of WESCO Distribution (or another Person in which WESCO Distribution or any Subsidiary of WESCO Distribution makes an Investment and to which WESCO Distribution or any Subsidiary of WESCO Distribution transfers accounts receivable and related assets) (i) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, (ii) which is designated by the Board of Directors (as provided below) as a Receivables Entity and (iii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (A) is Guaranteed by WESCO Distribution or any other Subsidiary of WESCO Distribution (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (B) is recourse to or obligates WESCO Distribution or any other Subsidiary of WESCO Distribution in any way other than pursuant to Standard Securitization Undertakings or (C) subjects any property or asset of WESCO Distribution or any other Subsidiary of WESCO Distribution, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of WESCO Distribution or any Restricted Subsidiary existing on June 5, 1998 or Incurred in compliance with the Indenture (including Indebtedness of WESCO Distribution that Refinances Refinancing Indebtedness); provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced (plus any accrued interest and premium thereon and reasonable expenses Incurred in connection therewith); provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of WESCO Distribution or (y) Indebtedness of WESCO Distribution or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any businesses of WESCO Distribution and the Restricted Subsidiaries on June 5, 1998 and any business related, ancillary or complementary thereto.

     "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness of WESCO Distribution.

     "Restricted Subsidiary" means any Subsidiary of WESCO Distribution other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by WESCO Distribution or a Restricted Subsidiary whereby WESCO Distribution or a Restricted Subsidiary transfers such property to a Person and WESCO Distribution or such Restricted Subsidiary leases it from such Person, other than leases between WESCO Distribution and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "SEC" means the Securities and Exchange Commission.

     "Secured Indebtedness" means any indebtedness of WESCO Distribution secured by a Lien. "Secured Indebtedness" of WESCO International has a correlative meaning.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Senior Subordinated Indebtedness" of WESCO Distribution means the 1998 Notes, the notes and any other Indebtedness of WESCO Distribution that specifically provides that such Indebtedness is to rank pari passu with the notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of WESCO Distribution which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of WESCO International has a correlative meaning.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of WESCO Distribution within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, but shall in no event include a Receivables Entity.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by WESCO Distribution or any Subsidiary of WESCO Distribution which WESCO Distribution has determined in good faith to be customary in an accounts receivable transaction including, without limitation, those relating to the servicing of the assets of a Receivables Entity.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of ouch security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of WESCO Distribution (whether outstanding on the Closing Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement. "Subordinated Obligation" of WESCO International has a correlative meaning.

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of $100,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker-dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a financial institution meeting the qualifications described in clause
(ii) above, (iv) investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of WESCO Distribution) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P"), and (v) investments in securities with maturities of one year or less from the date of acquisition issued or fully Guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's Investors Service, Inc.

     "TIA" means the Trust Indenture Act of 1939 (15 U.S.C.
sec.sec. 77aaa-77bbbb) as in effect on the date of the Indenture.

     "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by, and published in, the moat recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the date fixed for redemption of the notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2003; provided, however, that if the period from the redemption date to June 1, 2003 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2003 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

     "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

     "Unrestricted Subsidiary" means (i) any Subsidiary of WESCO Distribution that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of WESCO Distribution (including any newly acquired or newly formed Subsidiary of WESCO Distribution) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, WESCO Distribution or any other Subsidiary of WESCO Distribution that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or (B) if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) WESCO Distribution could Incur $1.00 of additional Indebtedness under paragraph
(a) of the covenant described under "Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to ouch designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "WESCO International Guarantee" means the Guarantee of WESCO International of the obligations with respect to the notes issued by WESCO Distribution pursuant to the terms of the Indenture. Such WESCO International Guarantee will have subordination provisions equivalent to those contained in the Indenture and will be substantially in the form prescribed in the Indenture.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary of WESCO Distribution all the Capital Stock of which (other than directors' qualifying shares) is owned by WESCO Distribution or another Wholly Owned Subsidiary.

                         BOOK-ENTRY; DELIVERY AND FORM

THE GLOBAL NOTES

     The certificates representing the exchange notes will be issued in fully registered form. The exchange notes will initially be represented by a single, permanent global exchange note, in definitive, fully registered form without interest coupons (each a "global exchange note") and will be deposited with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor any of the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York; (ii) a "banking organization" within the meaning of the New York Banking Law; (iii) a member of the Federal Reserve System; (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "participants") and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC (i) upon deposit of the global exchange note, DTC will credit the accounts of participants designated by the initial purchasers with an interest in the global exchange note and (ii) ownership of the exchange notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the exchange notes represented by a global exchange note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in exchange notes represented by a global exchange note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of a global exchange note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by the global exchange note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global exchange note will not be entitled to have exchange notes represented by such global exchange note registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global exchange note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global exchange note. We understand that under existing industry practice, in the event that we request any action of holders of exchange notes, or a holder that is an owner of a beneficial interest in a global exchange note desires to take any action that DTC, as the holder of such global exchange note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of exchange notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such exchange notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any exchange notes represented by a global exchange note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global exchange note representing such exchange notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the exchange notes, including the global exchange notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global exchange note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global exchange note will be governed by standing instructions and customary industry practice and will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the exchange notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global exchange notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of the time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global exchange note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global exchange note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global exchange notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     If (i) we notify the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation; (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of the exchange notes in definitive form under the indenture; or (iii) upon the occurrence of certain other events as provided in the indenture, then, upon surrender by DTC of such global exchange note, certificated notes will be issued to each person that DTC identifies a s the beneficial owner of the exchange notes represented by the global exchange note. Upon any such issuance, the trustee is required to register the certificated notes in the name of that person or persons (or their nominee) and cause the certificated notes to be delivered thereto.

     Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, principal amounts, of the exchange notes to be issued.

                   EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

     We and WESCO International entered into an exchange and registration rights agreement with the initial purchasers concurrently with the issuance of the original notes. Pursuant to the exchange and registration rights agreement, we and WESCO International have agreed to (i) file with the Commission within 90 days after the date of issuance of the original notes (the "issue date") a registration statement on an appropriate form under the Securities Act (the "exchange offer registration statement"), to register under the Securities Act the exchange notes offered in this prospectus in exchange for the outstanding notes pursuant to the exchange offer and (ii) use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the issue date. As soon as practicable after the effectiveness of this exchange offer registration statement, we and WESCO International will offer to the holders of transfer restricted securities (as defined below) who are not prohibited by any law or policy of the SEC from participating in the exchange offer the opportunity to exchange their transfer restricted securities for the exchange notes. We and WESCO International will keep the exchange offer open for not less than 20 business days (or longer, if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the original notes.

     If (i) because of any change in law or applicable interpretations thereof by the staff of the SEC, we and WESCO International are not permitted to effect the exchange offer as contemplated hereby, (ii) any notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes prior to 225 days after the issue date, (iii) any initial purchaser so requests with respect to notes not eligible to be exchanged for exchange notes in the exchange offer,
(iv) any applicable law or interpretations do not permit any holder of notes to participate in the exchange offer, (v) any holder of notes that participates in an exchange offer does not receive freely transferable exchange notes in exchange for tendered notes, or (vi) we and WESCO International so elect, then we and WESCO International will file with the SEC a shelf registration statement (a "shelf registration statement") to cover sales of transfer restricted securities by such holders who satisfy certain conditions relating to the provision of information in connection with such shelf registration statement. For purposes of the foregoing, "transfer restricted securities" means each note until (i) the date on which such note has been exchanged for a freely transferable exchange note in the exchange offer, (ii) the date on which such note has been effectively registered under the securities act and disposed of in accordance with a shelf registration statement; or (iii) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

     We and WESCO International will each use our reasonable best efforts to have the exchange offer registration statement or, if applicable, the shelf registration statement (each a "registration statement") declared effective by the SEC as promptly as practicable after the filing thereof. Unless the exchange offer would not be permitted by a policy of the SEC, we and WESCO International will commence the exchange offer and will each use our reasonable best efforts to consummate the exchange offer as promptly as practicable, but in any event prior to 225 days after the issue date of the original notes. If applicable, we and WESCO International will each use our reasonable best efforts to keep the shelf registration statement effective for a period of two years after the issue date.

     If (i) the registration statement is not filed with the SEC within 90 days after the issue date (or, in the case of a shelf registration statement required to be filed in response to a change in law or applicable interpretations of the SEC's staff, if later, within 45 days after publication of the change in law or interpretations, but in no event before 90 days after the issue date); (ii) the exchange offer registration statement or the shelf registration statement, as the case may be, is not declared effective within 180 days after the issue date (or in the case of a shelf registration statement required to be filed in response to a change in law or the interpretations of the SEC's staff, if later, within 90 days after publication of the change in law or interpretation, but in no event before 180 days after the issue date); (iii) the exchange offer is not consummated prior to 225 days after the issue date (other than in the event we and WESCO International file a shelf registration statement); or (iv) the shelf registration statement is filed and declared effective within 180 days after the issue date (or in the case of a shelf registration statement required to be filed in response to a change in law or the applicable interpretations of the SEC's staff, if later, within 90 days after publication of the change in law or interpretation, but in no event before 180 days after the issue date) but shall thereafter cease to be effective (at any time that the issuer is obligated to maintain the effectiveness thereof) without being succeeded within 90 days by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "registration default"), we and WESCO International will be obligated to pay liquidated damages to each holder of transfer restricted securities, during the period of one or more such registration defaults, in an amount equal to $.0192 per week per $1,000 principal amount of the notes constituting transfer restricted securities held by such holder until the registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated or the shelf registration statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payment on the notes on semi-annual payment dates which correspond to interest payment dates for the notes. Following the cure of all registration defaults, the accrual of liquidated damages will cease. Notwithstanding the foregoing, we and WESCO International may issue a notice that the shelf registration statement is unusable pending the announcement of a material development or event and may issue any notice suspending use of the shelf registration statement required under securities laws to be issued and, in the event that the aggregate number of days in any consecutive twelve-month period for which all such notices are issued and effective exceeds 45 days in the aggregate, we and WESCO International will be obligated to pay liquidated damages to each holder of transfer restricted securities in an amount equal to $.0192 per week per $1,000 principal amount of transfer restricted securities held by such holder. Upon the issuer declaring that the shelf registration statement is usable after the period of time described in the preceding sentence the accrual of liquidated damages shall cease; provided, however, that if after any such cessation of the accrual of liquidated damages the shelf registration statement again ceases to be usable beyond the period permitted above, liquidated damages will again accrue pursuant to the foregoing provisions.

     By filing this registration statement with the SEC within the time period prescribed in the exchange and registration rights agreement, we have satisfied that obligation under the exchange and registration rights agreement and there will be no liquidated damages payable by us with respect to such obligation.

     The exchange and registration rights agreement also provides that we and WESCO International (i) shall make available for a period of 180 days following the consummation of the exchange offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes and (ii) shall pay all expenses incident to the exchange offer (including the expense of one counsel to the holders of the notes) and will indemnify certain holders of the notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer which delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the exchange and registration rights agreement (including certain indemnification rights and obligations).

     Each holder of notes who wishes to exchange such notes for exchange notes in the exchange offer will be required to make certain representations, including representations that

(i) any exchange notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of us or WESCO International, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for notes that were acquired as a result of the market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

     Holders of the notes will be required to make certain representations to us and WESCO International (as described above) in order to participate in the exchange offer and will be required to deliver information to be used in connection with a shelf registration statement in order to have their notes included in such shelf registration statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A holder who sells notes pursuant to a shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the exchange and registration rights agreement which are applicable to such a holder (including certain indemnification obligations).

     For so long as the notes are outstanding, we and WESCO International will continue to provide to holders of the notes and to prospective purchasers of the notes the information required by Rule 144(d)(4) under the Securities Act.

     The foregoing description of the exchange and registration rights agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the exchange and registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable treasury regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. The following general discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership, and disposition of the notes and the exchange of notes for exchange notes pursuant to the exchange offer as of the date hereof. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership, and disposition of the notes by a prospective investor in light of his or her or its own personal circumstances. This discussion is limited to the U.S. federal income tax consequences to persons who are beneficial owners of the notes, who acquired the notes upon their initial issuance and who will hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, banks, thrifts, insurance companies, taxpayers holding the notes through a partnership or similar pass-through entity or as part of a "straddle," "hedge" or "conversion transaction," or taxpayers that have a "functional currency" other than the U.S. dollar). The Company will treat the notes as indebtedness for U.S. federal income tax purposes, and the balance of the discussion is based on the assumption that such treatment will be respected . We have not obtained a ruling from the Internal Revenue Service or an opinion of counsel regarding the tax treatment of the notes.

     PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE EXCHANGE OF NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER AS OF THE DATE HEREOF.

U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences to a holder of a note that is:

     - a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701 (b) of the Code;

     - a corporation created or organized under the laws of the United States, or any political subdivision thereof;

     - an estate whose income is subject to United States federal income taxation regardless of its source; and

     - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (each a "U.S. Holder").

  Exchange Offer

     The exchange of the notes for publicly registered exchange notes pursuant to the exchange offer should not constitute a material modification of the terms of the notes and therefore should not constitute a taxable event for U.S. federal income tax purposes. Consequently, the exchange should have no U.S. federal income tax consequences to a U.S.

Holder so that the U.S. Holder's holding period and adjusted tax basis for a note should not be affected, and the U.S. Holder should continue to take into account income (including OID) in respect of a note in the same manner as before the exchange.

  Stated Interest and OID

     The stated interest on the notes will be treated as "qualified stated interest" and will be included in income by a U.S. Holder in accordance with such holder's usual method of accounting for U.S. federal income tax purposes. Because the stated redemption price at maturity of the notes (which amount is the face amount of the notes) exceeds the issue price of the notes (which equals the price paid by the holder for the note), the notes will be treated as obligations that have original issue discount ("OID") in an amount equal to such excess. The tax rules that govern debt instruments that are issued with OID are complex and holders are urged to consult their tax advisor about the application of these rules to the holder.

     U.S. Holders of the notes will be required to include the OID in ordinary income for U.S. federal income tax purposes as it accrues regardless of whether the U.S. Holder uses the cash or accrual method of accounting. The OID will accrue daily in accordance with a constant yield method based on a compounding of interest. The OID allocable to any accrual period will equal the product of the adjusted issue price of the notes as of the beginning of such period and the notes' yield to maturity, less any qualified stated interest allocable to that accrual period. The "adjusted issue price" of the notes as of the beginning of any accrual period will equal the issue price of the notes increased by the amount of OID previously includible in the gross income of any holder and decreased by the amount of any payment made on the notes other than payments of qualified stated interest. Because OID will accrue and be includible in income at least annually and no payments other than stated interest will be made on the notes, the adjusted issue price of the notes will increase throughout their life. OID includible in income, if any, will, therefore, increase during each accrual period.

  Liquidated Damages

     Any liquidated damages payable to a U.S. Holder of the notes in the event of a registration default should be includible in the gross income of such holder at the time such payment is paid or accrued as ordinary income in accordance with such holder's usual method of accounting for U.S. income tax purposes. Liquidated Damages are payable with respect to the notes in certain circumstances as further described under "Exchange and Registration Rights Agreement."

  Sale, Exchange, Redemption or Repayment

     Upon the disposition of a note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued interest not yet taken into income which will be taxed as ordinary income, and the U.S. Holder's tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder increased by any OID previously accrued by the U.S. Holder, less any principal payments or payments of accrued OID received by such holder.

     Assuming the note is held as a capital asset, any gain, except to the extent that the market discount rules otherwise provide, will generally constitute capital gain, and will be long-term capital gain if the U.S. Holder has held the note for longer than 12 months. Long-term capital gain is taxed, in the case of non-corporate taxpayers, at a maximum statutory rate of 20%. Any loss will be long-term capital loss if the U.S. Holder has held the note for longer than 12 months. The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

     Under the Code, U.S. Holders of notes may be subject, under certain circumstances, to information reporting and "backup withholding" at a rate of up to 30.5% (or 30% with respect to cash payments made after December 31, 2001) with respect to cash payments in respect of principal (and premium, if any), OID, interest, and the gross proceeds from dispositions thereof. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends, or (iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain persons are exempt from backup withholding including corporations and financial institutions. U.S. Holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is a beneficial owner of a note and that is an individual, corporation, estate or trust other than a U.S. Holder (a "Non-U.S. Holder"). For purposes of the discussion below, interest (including OID and Liquidated Damages) and gain on the sale, exchange or other disposition of notes will be considered to be "U.S. trade or business income" if such income or gain is:

     - effectively connected with the conduct of a U.S. trade or business or

     - in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

  Interest

     Generally, interest (including OID and Liquidated Damages) paid to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

     - does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

     - is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

     - is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

     - certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-ECI (in the case of U.S. trade or business income) or Form W-8BEN (in the case of a treaty), or any successor form, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries.

  Sale, Exchange or Redemption of Notes

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of notes generally will not be subject to U.S. federal income tax, unless:

     - such gain is U.S. trade or business income;

     - subject to certain exceptions, the Non-U.S. Holder is an individual who holds the notes as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

     Upon a sale, exchange or redemption of a note, no U.S. tax withholding will apply to accrued and unpaid interest or OID to the extent that such interest or OID qualifies as portfolio interest as described above under the heading "Interest." If the accrued and unpaid interest or OID does not so qualify, U.S. tax withholding will apply in the manner described above under the heading "Interest" upon a redemption of a note, and in certain circumstances, upon a sale or exchange of a note.

  Federal Estate Tax

     The notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of our voting stock and income on the notes was not U.S. trade or business income.

  Information Reporting and Backup Withholding

     We must report annually to the IRS and to each Non-U.S. Holder any interest that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     Backup withholding and information reporting will not apply to payments of principal on the notes to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither we nor its paying agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied.

     Payments of the proceeds from the sale of the notes to or through a foreign office or broker will not be subject to information reporting or backup withholding, except that if the broker is (i) a United States person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from activities that are effectively connected with the conduct of a trade or business in the United States, (iii) a controlled foreign corporation for United States federal income tax purposes or (iv) a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii),
(iii), or (iv) of the preceding sentence may be subject to backup withholding tax, and will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

     THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES AND THE EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange officer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resale of exchange notes received in exchange for notes where such original notes were acquired as a result of market-making activities or other trading activities. A broker-dealer may not participate in the exchange offer with respect to original notes acquired other than as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer and so notifies us, or causes us to be so notified in writing, we have agreed that for a period of 180 days following the consummation of the exchange offer we will make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable Letter of Transmittal. In addition, until (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Each Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealers), subject to certain prescribed limitations, and will indemnify the holders of the original notes against certain liabilities, including certain liabilities that may arise under the Securities Act.

     By its acceptance of the exchange offer, any broker-dealer that receives exchange notes pursuant to the exchange offer hereby agrees to notify us prior to using the prospectus in connection with the sale of transfer of exchange notes, and acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading or which may impose upon us disclosure obligations that may have a material adverse effect on us (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have notified such broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to such broker-dealer.

                                 LEGAL MATTERS

     Certain legal matters with respect to the exchange offer will be passed upon for us by Kirkpatrick & Lockhart LLP, Pittsburgh, Pennsylvania.

                                    EXPERTS

     The consolidated balance sheets of WESCO International as of December 31, 1999 and 2000 and the consolidated statements of income, stockholders' equity and cash flows of WESCO International for each of the three years in the period ended December 31, 2000 included in this prospectus have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................   F-3
Consolidated Statements of Operations for the years ended
  December 31, 2000, 1999 and 1998..........................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2000, 1999 and 1998..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 2000, 1999 and 1998..........................   F-6
Notes to Consolidated Financial Statements..................   F-7
Condensed Consolidated Balance Sheets as of June 30, 2001
  (unaudited) and December 31, 2000.........................  F-30
Condensed Consolidated Statements of Operations for the
  three and six month periods ended June 30, 2001 and 2000
  (unaudited)...............................................  F-31
Condensed Consolidated Statements of Cash Flows for the six
  month periods ended June 30, 2001 and 2000 (unaudited)....  F-32
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-33

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of WESCO International, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and redeemable common stock and cash flows present fairly, in all material respects, the financial position of WESCO International, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

600 Grant Street
Pittsburgh, Pennsylvania
February 9, 2001

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31
                                                              -----------------------
                                                                 2000         1999
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...............................  $   21,079   $    8,819
    Trade accounts receivable, net of allowance for doubtful
     accounts of $9,794 and $7,023 in 2000 and 1999,
     respectively (Note 6)..................................     259,988      188,307
    Other accounts receivable...............................      31,365       31,829
    Inventories.............................................     421,083      397,669
    Income taxes receivable.................................      10,951       10,667
    Prepaid expenses and other current assets...............       5,602        4,930
    Deferred income taxes (Note 12).........................      14,157       11,580
                                                              ----------   ----------
         Total current assets...............................     764,225      653,801
Property, buildings and equipment, net (Note 9).............     123,477      116,638
Goodwill and other intangibles, net of accumulated
  amortization of $29,053 and $18,956 in 2000 and 1999,
  respectively (Note 7).....................................     277,763      249,240
Other assets................................................       4,568        9,114
                                                              ----------   ----------
         Total assets.......................................  $1,170,033   $1,028,793
                                                              ==========   ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable........................................  $  460,535   $  406,963
    Accrued payroll and benefit costs.......................      27,027       18,171
    Current portion of long-term debt.......................         585        3,831
    Other current liabilities...............................      35,695       25,820
                                                              ----------   ----------
         Total current liabilities..........................     523,842      454,785
Long-term debt (Note 10)....................................     482,740      422,539
Other noncurrent liabilities................................       6,823        7,504
Deferred income taxes (Note 12).............................      31,641       26,660
                                                              ----------   ----------
         Total liabilities..................................   1,045,046      911,488
Commitments and contingencies (Note 16)
STOCKHOLDERS' EQUITY (Notes 3 and 11):
    Preferred stock, $.01 par value; 20,000,000 shares
     authorized, no shares issued or outstanding............          --           --
    Common stock, $.01 par value; 210,000,000 shares
     authorized, 44,093,664 and 43,291,319 shares issued in
     2000 and 1999, respectively............................         441          433
    Class B nonvoting convertible common stock, $.01 par
     value; 20,000,000 shares authorized, 4,653,131 issued
     in 2000 and 1999.......................................          46           46
    Additional capital......................................     569,288      565,897
    Retained earnings (deficit).............................    (410,144)    (443,582)
    Treasury stock, at cost; 3,976,897 and 637,259 shares in
     2000 and 1999, respectively............................     (33,406)      (4,790)
    Accumulated other comprehensive income (loss)...........      (1,238)        (699)
                                                              ----------   ----------
         Total stockholders' equity.........................     124,987      117,305
                                                              ----------   ----------
         Total liabilities and stockholders' equity.........  $1,170,033   $1,028,793
                                                              ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31
                                                      --------------------------------------
                                                         2000          1999          1998
                                                      ----------    ----------    ----------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales.........................................    $3,881,096    $3,423,858    $3,025,439
Cost of goods sold................................     3,196,952     2,807,240     2,487,780
                                                      ----------    ----------    ----------
  Gross profit....................................       684,144       616,618       537,659
Selling, general and administrative expenses......       524,309       471,275       415,028
Depreciation and amortization.....................        24,993        20,350        14,805
Restructuring charge (Note 4).....................         9,404            --            --
Recapitalization costs (Note 5)...................            --            --        51,800
                                                      ----------    ----------    ----------
  Income from operations..........................       125,438       124,993        56,026
Interest expense, net.............................        43,780        46,968        45,121
Other expenses (Note 6)...........................        24,945        19,547        10,122
                                                      ----------    ----------    ----------
  Income before income taxes and extraordinary
     item.........................................        56,713        58,478           783
Provision for income taxes (Note 12)..............        23,275        23,333         8,519
                                                      ----------    ----------    ----------
  Income (loss) before extraordinary item.........        33,438        35,145        (7,736)
Extraordinary item, net of tax benefit of $6,711
  (Note 10).......................................            --       (10,507)           --
                                                      ----------    ----------    ----------
  Net income (loss)...............................    $   33,438    $   24,638    $   (7,736)
                                                      ==========    ==========    ==========
Earnings (loss) per share (Note 13)
Basic:
  Income (loss) before extraordinary item.........    $     0.74    $     0.82    $    (0.17)
  Extraordinary item..............................            --         (0.25)           --
                                                      ----------    ----------    ----------
  Net income (loss)...............................    $     0.74    $     0.57    $    (0.17)
                                                      ==========    ==========    ==========
Diluted:
  Income (loss) before extraordinary item.........    $     0.70    $     0.75    $    (0.17)
  Extraordinary item..............................            --         (0.22)           --
                                                      ----------    ----------    ----------
  Net income (loss)...............................    $     0.70    $     0.53    $    (0.17)
                                                      ==========    ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                          AND REDEEMABLE COMMON STOCK

                                                                                    COMMON
                                                                                     STOCK                ACCUMULATED
                                                                                     TO BE                   OTHER
                                                 CLASS B                RETAINED    ISSUED               COMPREHENSIVE   REDEEMABLE
                        COMPREHENSIVE   COMMON   COMMON    ADDITIONAL   EARNINGS     UNDER    TREASURY      INCOME         COMMON
                           INCOME       STOCK     STOCK     CAPITAL     (DEFICIT)   OPTION     STOCK        (LOSS)         STOCK
                        -------------   ------   -------   ----------   ---------   -------   --------   -------------   ----------
                                                                      (IN THOUSANDS)
BALANCE, DECEMBER 31,
 1997..................                 $ 539      $--      $ 92,789    $  89,366   $2,500    $     --      $  (659)      $  8,978
Recapitalization,
 net...................                  (287)      46       231,326     (549,143)  (2,500)                                  1,271
Issuance of common
 stock.................                                                                                                     16,759
Repurchase of common
 stock.................                                                      (707)                                          (1,427)
Exercise of stock
 options, including tax
 benefit...............                                          888
Forfeiture and
 repurchase of stock
 options...............                                        1,780                                                        (4,075)
Net loss...............    $(7,736)                                        (7,736)
Translation
 adjustment............       (763)                                                                            (763)
                           -------
Comprehensive income...    $(8,499)
                           =======      -----      ---      --------    ---------   -------   --------      -------       --------
BALANCE, DECEMBER 31,
 1998..................                   252       46       326,783     (468,220)      --          --       (1,422)        21,506
Issuance of common
 stock.................                   112                186,662
Termination of
 redemption rights.....                    49                 21,457                                                       (21,506)
Conversion of
 convertible notes.....                    17                 29,574
Repurchase of common
 stock.................                                                                         (4,756)
Exercise of stock
 options, including tax
 benefit...............                     3                  1,421                               (34)
Net income.............    $24,638                                         24,638
Translation
 adjustment............        723                                                                              723
                           -------
Comprehensive income...    $25,361
                           =======      -----      ---      --------    ---------   -------   --------      -------       --------
BALANCE, DECEMBER 31,
 1999..................                   433       46       565,897     (443,582)      --      (4,790)        (699)            --
Repurchase of common
 stock.................                                                                        (28,064)
Exercise of stock
 options, including tax
 benefit...............                     8                  3,391                              (552)
Net income.............    $33,438                                         33,438
Translation
 adjustment............       (539)                                                                            (539)
                           -------
Comprehensive income...    $32,899
                           =======      -----      ---      --------    ---------   -------   --------      -------       --------
BALANCE, DECEMBER 31,
 2000..................                 $ 441      $46      $569,288    $(410,144)  $   --    $(33,406)     $(1,238)      $     --
                                        =====      ===      ========    =========   =======   ========      =======       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       YEAR ENDED DECEMBER 31
                                                                ------------------------------------
                                                                  2000         1999          1998
                                                                ---------    ---------    ----------
                                                                           (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income (loss)...........................................    $  33,438    $  24,638    $   (7,736)
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
  Restructuring charge......................................        9,404           --            --
  Extraordinary item, net of tax benefits...................           --       10,507            --
  Recapitalization costs....................................           --           --        40,500
  Depreciation and amortization.............................       24,993       20,350        14,805
  Accretion of original issue and amortization of purchase
    discounts...............................................        1,147        4,441         6,300
  Amortization of debt issuance and interest rate cap
    costs...................................................          608        1,153         1,276
  (Gain) loss on sale of property, buildings and
    equipment...............................................         (841)         314        (1,404)
  Deferred income taxes.....................................        2,760       13,718         2,370
  Changes in assets and liabilities, excluding the effects
    of acquisitions:
    Sale of trade accounts receivable.......................       40,000       60,000       274,245
    Trade and other receivables.............................      (97,570)     (66,725)      (23,644)
    Inventories.............................................      (16,047)     (44,964)       (5,645)
    Prepaid expenses and other current assets...............          151        2,553        (2,151)
    Other assets............................................          (99)         417           191
    Accounts payable........................................       39,345       41,788        (8,445)
    Accrued payroll and benefit costs.......................        8,488       (1,443)       (8,380)
    Other current and noncurrent liabilities................        1,134         (391)       (5,428)
                                                                ---------    ---------    ----------
         Net cash provided by operating activities..........       46,911       66,356       276,854
INVESTING ACTIVITIES:
Capital expenditures........................................      (21,552)     (21,230)      (10,694)
Proceeds from the sale of property, buildings and
  equipment.................................................        1,543          650         2,039
Receipts from (advances to) affiliate.......................          224        8,667        (1,461)
Acquisitions, net of cash acquired..........................      (40,904)     (59,983)     (173,976)
                                                                ---------    ---------    ----------
         Net cash used by investing activities..............      (60,689)     (71,896)     (184,092)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................      724,038      683,772     1,064,288
Repayments of long-term debt................................     (670,734)    (858,072)     (797,555)
Debt issuance costs.........................................         (475)      (2,160)      (10,693)
Proceeds from issuance of common stock, net of offering
  costs, and exercise of options............................        1,273      187,482       332,795
Repurchase of common stock..................................      (28,064)      (4,756)     (657,956)
Recapitalization costs......................................           --           --       (28,974)
Proceeds from contributed capital...........................           --           --         5,806
                                                                ---------    ---------    ----------
         Net cash provided (used) by financing activities...       26,038        6,266       (92,289)
                                                                ---------    ---------    ----------
Net change in cash and cash equivalents.....................       12,260          726           473
Cash and cash equivalents at the beginning of period........        8,819        8,093         7,620
                                                                ---------    ---------    ----------
Cash and cash equivalents at the end of period..............    $  21,079    $   8,819    $    8,093
                                                                =========    =========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

     WESCO International, Inc. and its subsidiaries (collectively, "WESCO"), headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and is a provider of integrated supply procurement services. WESCO currently operates over 350 branch locations and five distribution centers in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom and Singapore.

2. ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the accounts of WESCO International, Inc. and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. They may also affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates upon subsequent resolution of some matters.

  Revenue Recognition

     Revenues are recognized when title, ownership and risk of loss pass to the customer, or services are rendered.

  Shipping and Handling Costs and Fees

     WESCO records all costs and fees associated with transporting its products to customers as a component of selling, general and administrative expenses.

  Cash Equivalents

     Cash equivalents are defined as highly liquid investments with original maturities of 90 days or less when purchased.

  Asset Securitization

     WESCO accounts for the securitization of accounts receivable in accordance with Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", as amended by SFAS No. 140. At the time the receivables are sold the balances are removed from the balance sheet. SFAS No. 125 also requires retained interests in the transferred assets to be measured by allocating the previous carrying amount between the assets sold and retained interests based on their relative fair values at the date of transfer. The Company estimates fair value based on the present value of expected future cash flows discounted at a rate commensurate with the risks involved.

  Inventories

     Inventories primarily consist of merchandise purchased for resale and are stated at the lower of cost or market. Cost is determined principally under the average cost method.

  Property, Buildings and Equipment

     Property, buildings and equipment are recorded at cost. Depreciation expense is determined using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over either their respective lease terms or their estimated lives, whichever is shorter. Estimated useful lives range from five to forty years for buildings and leasehold improvements, three to seven years for furniture, fixtures and equipment and two to five years for software costs.

     Expenditures for new facilities and improvements that extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When property is retired or otherwise disposed of, the cost and the related accumulated depreciation are removed from the accounts and any related gains or losses are recorded.

  Intangible Assets

     Goodwill arising from acquisitions and other intangible assets are amortized on a straight-line basis over periods ranging from 25 to 35 years. The carrying values of individual components of intangible assets are regularly reviewed by evaluating the estimated future undiscounted cash flows to determine recoverability of the assets. Any decrease in value is recognized on a current basis.

  Income Taxes

     Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances, if any, are provided when a portion or all of a deferred tax asset may not be realized.

  Foreign Currency Translation

     The local currency is the functional currency for all of WESCO's operations outside the United States. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Translation adjustments arising from the use of differing exchange rates from period to period are included as a component of stockholders' equity. Gains and losses from foreign currency transactions are included in net income for the period.

  Treasury Stock

     Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the weighted average cost basis.

  Financial Instruments

     WESCO's current financial instruments include cash and cash equivalents, accounts receivable and accounts payable. Due to their short-term nature, carrying value approximates fair value for these financial instruments. The fair value of WESCO's long-term debt approximates its carrying value at December 31, 2000, with the exception of the senior subordinated notes. At December 31, 2000, the carrying amount of the senior subordinated notes was $291.5 million compared to an approximate fair value based on quoted market prices of $264.0 million.

     Additionally, WESCO periodically enters into interest rate cap, floor and collar agreements to mitigate the exposure that changes in interest rates have on variable-rate borrowings. If the requirements for hedge accounting are met, amounts paid or received under these agreements are recognized over the life of the agreements as adjustments to interest expense. Otherwise, the instruments are marked to market and the gains and losses from changes in the market value of the contracts are recorded in the current period. The market value of the interest rate caps in effect at December 31, 2000 approximated the carrying value. These agreements did not have a material impact on WESCO's consolidated financial statements for any of the three years ended December 31, 2000.

  Environmental Expenditures

     WESCO has facilities and operations which distribute certain products that must comply with environmental regulations and laws. Expenditures for current operations are expensed or capitalized, as appropriate. Expenditures relating to existing conditions caused by past operations, and which do not contribute to future revenue, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated.

  Reclassifications

     Certain prior period amounts have been reclassified to conform with the current year presentation. Pursuant to Emerging Issues Task Force Issue ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs", WESCO has reclassified freight billed to customers from selling, general and administrative expenses to net sales for all periods presented.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 138, was adopted by WESCO on January 1, 2001. This statement requires the recognition of the fair value of any derivative financial instrument on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. The adoption of this statement did not have a material impact on the results of operations or financial position of WESCO.

     In December 1999, the staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements". SAB No. 101 outlines the basic criteria that must be met to recognize revenue, and provides guidelines for disclosure related to revenue recognition policies. The application of this guidance did not have a material impact on WESCO's consolidated financial statements in 2000.

     In September 2000, the FASB issued SFAS No. 140, a modification of SFAS No.
125. SFAS No. 140 is effective for transfers after March 31, 2001 and is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The disclosure provisions of this statement have been adopted. The adoption of this statement for future transfers is not expected to have a material impact on the results of operations or financial position of WESCO.

3. INITIAL PUBLIC OFFERING

     On May 17, 1999, WESCO completed its initial public offering of 11,183,750 shares of common stock ("Offering") at $18.00 per share. In connection with the Offering, certain employee rights to require WESCO to repurchase outstanding redeemable common stock were terminated and approximately $31.5 million of convertible notes were converted into 1,747,228 shares of common stock. Proceeds from the Offering (after deducting Offering costs of

$14.5 million) totaling $186.8 million and borrowings of approximately $65 million were used to redeem all of the 11 1/8% senior discount notes ($62.8 million) and to repay the existing revolving credit and term loan facilities ($188.8 million).

     In connection with the Offering, the Board of Directors approved a 57.8 to one stock split effected in the form of a stock dividend of WESCO's common stock. The Board of Directors also reclassified the Class A common stock into common stock, increased the authorized common stock to 210,000,000 shares and the authorized Class B common stock to 20,000,000 shares and authorized 20,000,000 shares of $.01 par value preferred stock, all effective May 11, 1999. In this report, all share and per share data have been restated to reflect the stock split.

4. RESTRUCTURING CHARGE

     In the fourth quarter of 2000, WESCO commenced certain programs to reduce costs, improve productivity and exit certain operations. Total costs under these programs were $9.4 million, and were comprised of $5.4 million related to the closure of fourteen branch operations in the United States, Canada and the Balkans, and $4.0 million related to the write-down of an investment in an affiliate. The $5.4 million charge related to the closure of fourteen branch operations is principally comprised of an inventory write-down of approximately $4.0 million and lease termination costs of approximately $1.0 million, the majority of which will be paid in 2001. The $4.0 million investment write-down is a result of management's decision to no longer pursue its business strategy with an affiliate.

5. RECAPITALIZATION

     On June 5, 1998, WESCO repurchased and retired all of the common stock of WESCO held by Clayton, Dubilier & Rice ("CD&R") (48,163,584 shares), the former Westinghouse Electric Corporation ("Westinghouse") (11,560,000 shares), and certain other management and nonmanagement stockholders (2,138,484 shares). All shares were issued and repurchased at $10.75 per share for net consideration of approximately $653.5 million ("Equity Consideration"). In addition, WESCO repaid approximately $379.1 million of then outstanding indebtedness, and sold 29,604,351 shares of common stock to an investor group led by affiliates of the Cypress Group LLC ("Cypress") representing approximately 88.7% of WESCO at that time for an aggregate cash consideration of $318.1 million ("Cash Equity Contribution") (collectively, "Recapitalization"). Existing management retained approximately an 11.3% interest in WESCO immediately following the Recapitalization. WESCO funded the Equity Consideration and the repayment of indebtedness from proceeds of the Cash Equity Contribution, issuance of approximately $351 million of senior subordinated and senior discount notes, a $170 million credit facility and the sale of approximately $250 million of accounts receivable. Given the 11.3% retained ownership, the transaction was treated as a recapitalization for financial reporting purposes and, accordingly, the historical bases of WESCO's assets and liabilities were not affected.

     In connection with the Recapitalization, WESCO recorded a one-time charge of $51.8 million related to investment banking fees of $13.8 million, compensation charges of $11.3 million associated with one-time bonuses paid to certain members of management, transaction fees of $9.5 million paid to Cypress, compensation charges of $6.2 million associated with the cash settlement of certain stock options, compensation charges of $4.1 million associated with the acceleration of vesting of one former executive's stock options issued at a discount and other non-capitalized transaction fees and expenses amounting to $6.9 million.

     In connection with the Recapitalization, WESCO paid Cypress $9.5 million in transaction fees and WESCO received $5.8 million from CD&R as contributed capital.

6. ACCOUNTS RECEIVABLE SECURITIZATION

     In June 1999, WESCO and certain of its subsidiaries terminated its previous accounts receivable securitization program and entered into a new $350 million accounts receivable securitization program ("Receivables Facility"), which was subsequently increased to $375 million. Under the Receivables Facility, WESCO sells, on a continuous basis, to WESCO Receivables Corporation, a wholly-owned, special purpose company ("SPC"), an undivided interest in all eligible accounts receivable. The SPC sells without recourse to a third-party conduit all the receivables while maintaining a subordinated interest, in the form of overcollateralization, in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded.

     As of December 31, 2000 and 1999, securitized accounts receivable totaled approximately $479 million and $391 million, respectively, of which the subordinated retained interest was approximately $101 million and $53 million, respectively. Accordingly, approximately $378 million and $338 million of accounts receivable balances were removed from the consolidated balance sheets at December 31, 2000 and 1999, respectively. Net proceeds from the transactions totaled $40.0 million and $60.0 million in 2000 and 1999, respectively. Costs associated with the Receivables Facility totaled $24.9 million and $19.5 million in 2000 and 1999, respectively. These amounts are recorded as other expenses in the consolidated statement of operations and are primarily related to the discount and loss on the sale of accounts receivables, partially offset by related servicing revenue.

     The key economic assumptions used to measure the retained interest at the date of the securitization for securitizations completed in 2000 were a discount rate of 7% and an estimated life of 1.5 months. At December 31, 2000, an immediate adverse change in the discount rate or estimated life of 10% and 20% would result in a reduction in the fair value of the retained interest of $0.4 million and $0.7 million, respectively. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this example, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another.

7. ACQUISITIONS

     On September 11, 1998, WESCO acquired substantially all the assets and assumed substantially all liabilities and obligations relating to the operations of Bruckner Supply Company, Inc. ("Bruckner"), a privately owned company headquartered in Port Washington, New York. Bruckner is a provider of integrated supply procurement and outsourcing activities for large industrial companies.

     The Bruckner purchase price was $105.1 million, consisting of $78.5 million in cash and a non-interest bearing convertible note discounted to a value of $26.6 million for financial reporting purposes, resulting in goodwill of $94.0 million. In connection with the Offering, the note was converted into WESCO common stock.

     The Bruckner purchase agreement provides for additional contingent consideration, not to exceed $130 million, of which $30 million was paid in 1999. Additional contingent consideration, if any, is to be paid based on a multiple of increases in earnings before interest, taxes, depreciation and amortization of Bruckner with respect to calendar years 2001 through 2004. Up to 50% of the additional future contingent consideration, if any, may be converted at the election of the holder into common stock at the then market value.

     The following unaudited pro forma information assumes that the Bruckner acquisition had occurred at the beginning of the period presented. Adjustments to arrive at the pro forma information include, among others, those related to acquisition financing, amortization of goodwill and the related tax effects of such adjustments at an assumed rate of 39%.

                                                                   YEAR ENDED DECEMBER 31, 1998
                                                                ----------------------------------
                                                                           (UNAUDITED)
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales...................................................                $3,205,333
Net income (loss)...........................................                    (3,102)
Basic earnings (loss) per share.............................                     (0.07)
Diluted earnings (loss) per share...........................                     (0.07)

     The pro forma financial information does not purport to present what WESCO's results of operations would have been if the Bruckner acquisition had actually occurred at the beginning of the period, or to project WESCO's results of operations for any future period.

     In addition to the Bruckner acquisition, WESCO acquired five other distributors in 1998, the largest of which were Avon Electric Supply (acquired January 1998), Brown Wholesale Electric Company (acquired January 1998) and Reily Electric Supply, Inc. (acquired May 1998). In 2000 and 1999, WESCO acquired three and four electrical distributors, respectively. Certain acquisitions also contain contingent consideration provisions that are not material to the consolidated financial statements of WESCO. A summary of certain information with respect to all acquisitions follows:

                                                                 YEAR ENDED DECEMBER 31
                                                             ------------------------------
                                                              2000       1999        1998
                                                             -------    -------    --------
                                                                     (IN THOUSANDS)
Aggregate purchase price, including contingent
  consideration..........................................    $47,801    $40,076    $250,218
Recorded goodwill........................................     38,223     25,455     162,743

     All of the acquisitions were accounted for under the purchase method of accounting for business combinations. The results of operations of these companies are included in the consolidated financial statements prospectively from the acquisition dates. Pro forma results of these acquisitions, excluding Bruckner, assuming they had been made at the beginning of each year presented, would not be materially different from the consolidated results reported herein.

8. CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT SUPPLIERS

     WESCO distributes its products and services and extends credit to a large number of customers in the industrial, construction, utility and manufactured structures markets. In addition, one supplier accounted for approximately 13%, 13% and 15% of WESCO's purchases for each of the three years, 2000, 1999 and 1998, respectively.

9. PROPERTY, BUILDINGS AND EQUIPMENT

     The following table sets forth the components of property, buildings and equipment:

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Land........................................................  $ 18,699    $ 19,210
Buildings and leasehold improvements........................    62,905      59,485
Furniture, fixtures and equipment...........................    67,210      51,680
Software costs..............................................    18,406      14,409
                                                              --------    --------
                                                               167,220     144,784
Accumulated depreciation and amortization...................   (55,984)    (42,714)
                                                              --------    --------
                                                               111,236     102,070
Construction in progress....................................    12,241      14,568
                                                              --------    --------
                                                              $123,477    $116,638
                                                              ========    ========

10. LONG TERM DEBT

     The following table sets forth WESCO's outstanding indebtedness:

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Revolving credit facility...................................  $189,624    $132,033
Senior subordinated notes (1)...............................   291,489     290,342
Other.......................................................     2,212       3,995
                                                              --------    --------
                                                               483,325     426,370
Less current portion........................................      (585)     (3,831)
                                                              --------    --------
                                                              $482,740    $422,539
                                                              ========    ========

-------------------------

(1) Net of original issue discount of $723 and $820 and purchase discount of $7,788 and $8,838 in 2000 and 1999, respectively.

     During the second quarter of 1999, WESCO completed the Offering and refinanced the majority of its long-term debt facilities. The proceeds of the Offering of $186.8 million and additional borrowings of $65 million were used to redeem the $62.8 million senior discount notes and repay the existing revolving credit and term loan facilities of $188.8 million. In conjunction with these transactions and the termination of its previous accounts receivable securitization program, approximately $8.9 million of deferred financing and other related charges were written off and redemption costs of $8.3 million were incurred which resulted in an extraordinary loss of $10.5 million, net of income tax benefits of $6.7 million. Additionally, $31.5 million of convertible notes were converted into 1,747,228 shares of WESCO common stock.

  Revolving Credit Facility

     In June 1999, WESCO Distribution, Inc., a wholly-owned subsidiary of WESCO, entered into a $400 million revolving credit facility with certain financial institutions. The revolving credit facility, which matures in June 2004, consists of up to $365 million of revolving loans denominated in U.S. dollars and a Canadian sublimit totaling $35 million. Borrowings under the revolving credit facility are collateralized by substantially all the assets, excluding real property, of WESCO Distribution, Inc. and are guaranteed by WESCO International, Inc. and certain subsidiaries.

     Borrowings bear rates of interest equal to various indices, at WESCO's option, such as LIBOR, Prime Rate or the Federal Funds Rate, plus a borrowing margin based on WESCO's financial performance. At December 31, 2000, the interest rate on revolving credit facility borrowings was 8.4%. A commitment fee of 30 to 50 basis points per year is due on unused portions of the revolving credit facility.

     At December 31, 2000, WESCO had three interest rate cap agreements with aggregate notional amounts of $125 million that expire in May and August 2001. The aggregate cost of these agreements is being amortized to interest expense on a straight-line basis over the period of the agreements. The agreements effectively provide a ceiling for LIBOR at rates between 7.0% and 7.25%.

  Senior Subordinated Notes

     The senior subordinated notes in an aggregate principal amount of $300 million were issued by WESCO Distribution, Inc. The notes are unsecured obligations and are fully and unconditionally guaranteed by WESCO International, Inc.

     The senior subordinated notes bear interest at a stated rate of 9 1/8% payable semiannually on June 1 and December 1 through June 1, 2008. The effective interest rate for the senior subordinated notes is 9.2%.

     The senior subordinated notes are redeemable by WESCO Distribution, Inc. at any time prior to June 1, 2001, up to a maximum of 35% of the original aggregate principal amount of the senior subordinated notes, with proceeds of an equity offering at a redemption price equal to 109.125% of the principal amount provided plus accrued and unpaid interest. In addition, the senior subordinated notes are redeemable at the option of WESCO Distribution, Inc. in whole or in part, at any time after June 1, 2003 at the following prices:

                                                              REDEMPTION PRICE
                                                              ----------------
2003......................................................        104.563%
2004......................................................        103.042
2005......................................................        101.521
2006 and thereafter.......................................        100.000

     At any time prior to June 1, 2003, the senior subordinated notes may be redeemed, in whole but not in part, at the option of the Company at any time within 180 days after a change of control, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest and the then applicable premium. In addition, the noteholders have the right to require WESCO, upon a change of control, to repurchase all or any part of the senior subordinated notes at a redemption price equal to 101% of the principal amount provided plus accrued and unpaid interest.

  Other

     At December 31, 2000 and 1999, other borrowings primarily consisted of notes issued to sellers in connection with acquisitions.

     The following table sets forth the aggregate principal repayment requirements for all indebtedness for the next five years:

                                                              (IN THOUSANDS)
                                                              --------------
2001......................................................       $    585
2002......................................................          1,530
2003......................................................             30
2004......................................................        189,654
2005......................................................             30

     WESCO's credit agreements contain various restrictive covenants that, among other things, impose limitations on (i) dividend payments or certain other restricted payments or investments; (ii) the incurrence of additional indebtedness and guarantees or issuance of additional stock; (iii) creation of liens; (iv) mergers, consolidation or sales of substantially all of WESCO's assets; (v) certain transactions among affiliates; (vi) payments by certain subsidiaries to WESCO; and (vii) capital expenditures. In addition, the agreements require WESCO to meet certain leverage, working capital and interest coverage ratios.

     In December 2000, WESCO amended its revolving credit facility which provided additional operating flexibility and increased the maximum amount allowable under the accounts receivable securitization program to $475 million from $375 million and also amended certain financial covenants. Receivables sold under the accounts receivable securitization program in excess of $375 million will permanently reduce the amount available under the revolving credit facility on a dollar for dollar basis.

     WESCO is permitted to pay dividends under certain limited circumstances. At December 31, 2000 and 1999, no retained earnings were available for dividend payments.

     WESCO had $0.5 million and $4.2 million of outstanding letters of credit at December 31, 2000 and 1999, respectively. These letters of credit are used as collateral for performance and bid bonds. The fair value of the letters of credit approximates the contract value.

11. CAPITAL STOCK

  Preferred Stock

     There are 20,000,000 shares of preferred stock authorized at a par value of $.01 per share. The Board of Directors has the authority, without further action by the stockholders, to issue all authorized preferred shares in one or more series and to fix the number of shares, designations, voting powers, preferences, optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, privileges and powers of each series of preferred stock may differ with respect to dividend rates, liquidation values, voting rights, conversion rights, redemption provisions and other matters.

  Common Stock

     There are 210,000,000 shares of common stock and 20,000,000 shares of Class B common stock authorized at a par value of $.01 per share. The Class B common stock is identical to the common stock, except for voting and conversion rights. The holders of Class B common stock have no voting rights. With certain exceptions, Class B common stock may be converted, at the option of the holder, into the same number of shares of common stock.

  Redeemable Common Stock

     Prior to the Offering, certain employees and key management of WESCO held common stock and options that required WESCO to repurchase, under certain conditions, death, disability or termination without cause during the term of employment, all of the shares and the exercisable portion of the options held. In connection with these redemption features, WESCO had classified outside of permanent equity, an amount representing the initial fair value of the redeemable shares. These shares and exercisable options were not marked to market since the events of redemption were considered remote. This repurchase right terminated upon the consummation of the Offering and as a result, the redeemable shares were reclassified to stockholders' equity.

     The following table sets forth capital stock share activity:

                                                                       CLASS B        REDEEMABLE
                                   COMMON STOCK    TREASURY STOCK    COMMON STOCK    COMMON STOCK
                                   ------------    --------------    ------------    ------------
December 31, 1997..............     53,943,584               --              --        5,161,887
Recapitalization, net..........    (28,816,421)              --       4,653,131       (1,621,059)
Shares issued..................             --               --              --        1,559,675
Shares repurchased.............             --               --              --         (556,961)
Options exercised..............         82,654               --              --          358,360
                                   -----------       ----------       ---------       ----------
December 31, 1998..............     25,209,817               --       4,653,131        4,901,902
Shares issued..................     11,183,750               --              --               --
Termination of redemption
  rights.......................      4,901,902               --              --       (4,901,902)
Conversion of convertible
  notes........................      1,747,228               --              --               --
Treasury shares purchased......             --         (632,700)             --               --
Options exercised..............        248,622           (4,559)             --               --
                                   -----------       ----------       ---------       ----------
December 31, 1999..............     43,291,319         (637,259)      4,653,131               --
Treasury shares purchased......             --       (3,265,300)             --               --
Options exercised..............        802,345          (74,338)             --               --
                                   -----------       ----------       ---------       ----------
December 31, 2000..............     44,093,664       (3,976,897)      4,653,131               --
                                   ===========       ==========       =========       ==========

     In May 2000, WESCO's board of directors authorized an additional $25 million to be added to its existing $25 million share repurchase program which was authorized in November 1999. WESCO's common stock may be purchased at management's discretion, subject to certain financial ratios, in open market transactions and the program may be discontinued at any time. As of December 31, 2000, the Company had purchased 3,898,000 shares of its common stock for $32.8 million pursuant to this program.

12. INCOME TAXES

     The following table sets forth the components of the provision for income taxes before extraordinary item:

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                               2000       1999       1998
                                                              -------    -------    ------
                                                                     (IN THOUSANDS)
Current taxes:
  Federal...................................................  $19,097    $ 8,850    $4,843
  State.....................................................    1,030       (311)    1,229
  Foreign...................................................      388      1,076        77
                                                              -------    -------    ------
     Total current..........................................   20,515      9,615     6,149
Deferred taxes:
  Federal...................................................    1,332     10,767     1,926
  State.....................................................      183      2,779       431
  Foreign...................................................    1,245        172        13
                                                              -------    -------    ------
     Total deferred.........................................    2,760     13,718     2,370
                                                              -------    -------    ------
                                                              $23,275    $23,333    $8,519
                                                              =======    =======    ======

     The following table sets forth the components of income before income taxes and extraordinary item by jurisdiction:

                                                                YEAR ENDED DECEMBER 31
                                                              --------------------------
                                                               2000       1999      1998
                                                              -------    -------    ----
                                                                    (IN THOUSANDS)
United States...............................................  $52,963    $54,070    $ 71
Foreign.....................................................    3,750      4,408     712
                                                              -------    -------    ----
                                                              $56,713    $58,478    $783
                                                              =======    =======    ====

     The following table sets forth the reconciliation between the federal statutory income tax rate and the effective rate:

                                                                YEAR ENDED DECEMBER 31
                                                              ---------------------------
                                                              2000      1999       1998
                                                              ----      ----      -------
Federal statutory rate......................................  35.0%     35.0%       35.0%
State taxes, net of federal tax benefit.....................   1.4       2.7        137.8
Nondeductible expenses......................................   3.4       2.9        206.2
Recapitalization costs......................................    --        --        657.8
Foreign taxes...............................................   0.3      (0.3)       (51.1)
Other(1)....................................................   0.9      (0.4)       102.3
                                                              ----      ----      -------
                                                              41.0%     39.9%     1,088.0%
                                                              ====      ====      =======

-------------------------

(1) Includes the impact of adjustments for certain tax liabilities and the effect of differences between the recorded provision and the final filed tax return for the prior year.

     The following table sets forth deferred tax assets and liabilities:

                                                                  DECEMBER 31
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
                                                                 (IN THOUSANDS)
Accounts receivable.........................................  $  6,512    $  5,185
Inventory...................................................     6,077       5,591
Other.......................................................     1,568         804
                                                              --------    --------
  Deferred tax assets.......................................    14,157      11,580
                                                              --------    --------
Intangibles.................................................   (14,539)    (11,874)
Property, buildings and equipment...........................    (8,497)     (6,203)
Other.......................................................    (8,605)     (8,583)
                                                              --------    --------
  Deferred tax liabilities..................................   (31,641)    (26,660)
                                                              --------    --------
                                                              $(17,484)   $(15,080)
                                                              ========    ========

13. EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the periods. Diluted earnings per share are computed by dividing net income by the weighted average common shares and common share equivalents outstanding during the periods. The dilutive effect of common share equivalents is considered in the diluted earnings per share computation using the treasury stock method.

     The following table sets forth the details of basic and diluted earnings per share:

                                                           YEAR ENDED DECEMBER 31
                                                  -----------------------------------------
                                                     2000           1999           1998
                                                  -----------    -----------    -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Income (loss) before extraordinary item.........  $    33,438    $    35,145    $    (7,736)
Interest on convertible debt....................           --            595             --
                                                  -----------    -----------    -----------
Earnings (loss) used in diluted earnings (loss)
  per share.....................................  $    33,438    $    35,740    $    (7,736)
Weighted average common shares outstanding used
  in computing basic earnings (loss) per
  share.........................................   45,326,475     43,057,894     45,051,632
Common shares issuable upon exercise of dilutive
  stock options.................................    2,420,132      3,516,733             --
Assumed conversion of convertible debt..........           --        949,912             --
                                                  -----------    -----------    -----------
Weighted average common shares outstanding and
  common share equivalents used in computing
  diluted earnings (loss) per share.............   47,746,607     47,524,539     45,051,632
                                                  ===========    ===========    ===========
Earnings (loss) per share before extraordinary
  item
  Basic.........................................  $      0.74    $      0.82    $     (0.17)
  Diluted.......................................         0.70           0.75          (0.17)

     Options to purchase 3.8 million shares of common stock at a weighted average exercise price of $10.62 per share were outstanding as of December 31, 2000 but were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market price of WESCO common stock.

     Interest on convertible debt of $1.3 million and common share equivalents outstanding of 6,630,180 were anti-dilutive and, accordingly, were not considered in the computation of diluted loss per share for the year ended December 31, 1998.

14. EMPLOYEE BENEFIT PLANS

     A majority of WESCO's employees are covered by defined contribution retirement savings plans for their service rendered subsequent to WESCO's formation. U.S. employee contributions of not more than 6% of eligible compensation are matched 50% by WESCO. WESCO's contributions for Canadian employees range from 1% to 6% of eligible compensation based on years of service.

     In addition, employer contributions may be made at the discretion of the Board of Directors and can be based on WESCO's current year performance. For the years ended December 31, 2000, 1999 and 1998, WESCO contributed $7.6 million, $6.0 million and $14.1 million, respectively, which was charged to expense.

15. STOCK INCENTIVE PLANS

  Stock Purchase Plans

     In connection with the Recapitalization, WESCO established a stock purchase plan ("1998 Stock Purchase Plan") under which certain employees may be granted an opportunity to purchase WESCO's common stock. The maximum number of shares available for purchase may not exceed 427,720. During 1998, 291,890 shares were issued at a weighted average share price of $10.75. There were no shares issued in 2000 or 1999.

     In 1994, WESCO established a stock purchase plan ("1994 Stock Purchase Plan") under which certain employees were granted an opportunity to purchase WESCO's common stock. Future purchases of shares under the 1994 Stock Purchase Plan were terminated in conjunction with the establishment of the 1998 Stock Purchase Plan. During 1998, 132,478 shares were issued at a weighted average share price of $10.75.

  Other Stock Purchases

     In addition, certain key management employees of WESCO, nonemployee directors and other investors may be granted an opportunity to purchase WESCO's common stock. At December 31, 1998, and 1999, 4,265,178 shares had been purchased. During 1998, 1,135,308 shares were purchased at a weighted average share price of $10.75. There were no shares purchased in 2000 or 1999.

  Stock Option Plans

     WESCO has sponsored four stock option plans, the 1999 Long-Term Incentive Plan ("LTIP"), the 1998 Stock Option Plan, the Stock Option Plan for Branch Employees and the 1994 Stock Option Plan. The LTIP was designed to be the successor plan to all prior plans. Outstanding options under prior plans will continue to be governed by their existing terms, which are substantially similar to the LTIP. Any remaining shares reserved for future issuance under the prior plans are available for issuance under the LTIP. The LTIP is administered by the Compensation Committee of the Board of Directors.

     An initial reserve of 6,936,000 shares of common stock has been authorized for issuance under the LTIP. This reserve automatically increases by (i) the number of shares of common stock covered by unexercised options granted under prior plans that are canceled or terminated after the effective date of the LTIP and (ii) the number of shares of common stock surrendered by employees to pay the exercise price and/or minimum withholding taxes in connection with the exercise of stock options granted under our prior plans.

     Options granted vest and become exercisable over periods ranging from four to five years or earlier based on WESCO achieving certain financial performance criteria. All options vest immediately in the event of a change in control. Each option terminates on the tenth anniversary of its grant date unless terminated sooner under certain conditions.

     In connection with the Recapitalization, all options granted under the 1994 Stock Option Plan became fully vested.

     All awards under WESCO's stock incentive plans are designed to be issued at fair market value.

     The following sets forth shares of common stock reserved for future issuance at December 31, 2000:

Stock Purchase Plan.........................................      135,830
LTIP........................................................    7,466,000

     The following table sets forth a summary of stock option activity and related information for the years indicated:

                                  2000                          1999                          1998
                       --------------------------    --------------------------    ---------------------------
                                      WEIGHTED                      WEIGHTED                       WEIGHTED
                                      AVERAGE                       AVERAGE                        AVERAGE
                        OPTIONS    EXERCISE PRICE     OPTIONS    EXERCISE PRICE     OPTIONS     EXERCISE PRICE
                       ---------   --------------    ---------   --------------    ----------   --------------
Beginning of year....  9,254,770       $5.44         9,527,290       $5.34          6,926,983       $2.20
Granted(1)...........  1,606,000        9.21            14,675       18.00          4,121,140        9.76
Exercised............   (802,345)       2.27          (248,622)       2.31         (1,134,383)       2.68
Canceled.............   (470,119)       9.54           (38,573)       3.38           (386,450)       3.83
                       ---------                     ---------                     ----------
End of year..........  9,588,306        6.13         9,254,770        5.44          9,527,290        5.34
                       =========                     =========                     ==========
Exercisable at end of
  year...............  6,043,337       $4.33         6,193,150       $3.33          5,133,912       $2.05

-------------------------

(1) Options granted in 1998 include 635,800 options that were issued at a discount, resulting in approximately $4.1 million of compensation expense. Of these options, 358,360 were subsequently exercised. The remaining 277,440 were canceled and the associated costs were classified as additional capital.

     The following table sets forth exercise prices for options outstanding as of December 31, 2000:

                   OPTIONS       OPTIONS          WEIGHTED AVERAGE
EXERCISE PRICE   OUTSTANDING   EXERCISABLE   REMAINING CONTRACTUAL LIFE
--------------   -----------   -----------   --------------------------
$ 1.73......        2,976,432   2,976,432                3.5
  1.98......          689,959     689,959                5.0
  3.38......        1,152,768     749,089                6.0
  4.34......           82,654      82,654                7.0
  7.75......          488,500          --                9.2
  9.31......           22,500          --                9.8
  9.88......        1,079,500          --                9.4
 10.75......        3,081,318   1,540,659                7.6
 18.00......           14,675       4,544                8.4
                    ---------   ---------
                   9,588,306    6,043,337

     In connection with the implementation of SFAS No. 123, "Accounting for Stock-Based Compensation," WESCO has elected to continue to account for stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25.

     If compensation costs had been determined based on the fair value at the grant dates according to SFAS No. 123, WESCO's net income and earnings per share would have been as follows:

                                                                 YEAR ENDED DECEMBER 31
                                                              -----------------------------
                                                               2000       1999       1998
                                                              -------    -------    -------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                          DATA)
Net income (loss)
  As reported...............................................  $33,438    $24,638    $(7,736)
  Pro forma.................................................   30,979     22,912     (8,629)
Basic earnings (loss) per share
  As reported...............................................  $  0.74    $  0.57    $ (0.17)
  Pro forma.................................................     0.68       0.53      (0.19)
Diluted earnings (loss) per share
  As reported...............................................  $  0.70    $  0.53    $ (0.17)
  Pro forma.................................................     0.65       0.49      (0.19)

     The weighted average fair value per option granted was $4.82, $8.00 and $3.86, for the years ended December 31, 2000, 1999 and 1998, respectively.

     For purposes of presenting pro forma results, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

                                                                  YEAR ENDED DECEMBER 31
                                                              ------------------------------
                                                              2000         1999         1998
                                                              ----         ----         ----
Risk-free interest rate.....................................  6.0%         6.0%         5.0%
Expected life (years).......................................   6.0          7.0         7.0
Stock price volatility......................................  45.0%        30.0%         --

16. COMMITMENTS AND CONTINGENCIES

     Future minimum rental payments required under operating leases, primarily for real property that have noncancelable lease terms in excess of one year as of December 31, 2000, are as follows:

                                                                (IN THOUSANDS)
                                                                --------------
2001........................................................       $21,421
2002........................................................        16,102
2003........................................................        12,503
2004........................................................         9,574
2005........................................................         5,440
Thereafter..................................................        10,044

     Rental expense for the years ended December 31, 2000, 1999 and 1998, was $30.3 million, $33.3 million and $29.1 million, respectively.

     WESCO has litigation arising from time to time in the normal course of business. In management's opinion, any present litigation WESCO is aware of will not materially affect WESCO's consolidated financial position, results of operations or cash flows.

17. SEGMENTS AND RELATED INFORMATION

     WESCO is engaged principally in one line of business -- the sale of electrical products and maintenance repair and operating supplies -- which represents more than 90% of the consolidated net sales, income from operations and assets, for 2000, 1999 and 1998. There were no material amounts of sales or transfers among geographic areas and no material amounts of export sales.

     The following table sets forth information about WESCO by geographic area:

                                                 YEAR ENDED DECEMBER 31
                         ----------------------------------------------------------------------
                                      NET SALES                        LONG-LIVED ASSETS
                         ------------------------------------    ------------------------------
                            2000         1999         1998         2000       1999       1998
                         ----------   ----------   ----------    --------   --------   --------
                                                     (IN THOUSANDS)
United States..........  $3,494,527   $3,059,901   $2,713,213    $392,820   $357,696   $344,481
Canada.................     319,823      288,203      272,463      11,286     11,157     10,483
Other Foreign..........      66,746       75,754       39,763       1,702      1,881      1,889
                         ----------   ----------   ----------    --------   --------   --------
                         $3,881,096   $3,423,858   $3,025,439    $405,808   $370,734   $356,853
                         ==========   ==========   ==========    ========   ========   ========

18. SUPPLEMENTAL CASH FLOW INFORMATION

     The following table sets forth supplemental cash flow information:

                                                                YEAR ENDED DECEMBER 31
                                                            -------------------------------
                                                              2000       1999        1998
                                                            --------    -------    --------
                                                                    (IN THOUSANDS)
Details of acquisitions:
  Fair value of assets acquired...........................  $ 63,764    $47,425    $307,056
  Deferred acquisition payment............................     3,353     30,000          --
  Liabilities assumed.....................................   (15,963)    (7,349)    (56,838)
  Notes issued to seller..................................    (2,500)    (1,500)    (46,242)
  Deferred acquisition payable............................    (7,750)    (8,593)    (30,000)
                                                            --------    -------    --------
  Cash paid for acquisitions..............................  $ 40,904    $59,983    $173,976
                                                            ========    =======    ========
Cash paid for interest....................................  $ 41,676    $42,817    $ 35,093
Cash paid for income taxes................................    19,589      5,249       9,470

     Noncash investing activities not reflected in the consolidated statement of cash flows for 2000, consisted of the write-off of a $4.0 million investment in an affiliate. Noncash financing activities not reflected in the consolidated statement of cash flows for 1999 consisted of the conversion of $31.5 million of notes payable to common stock. Noncash investing and financing activities not reflected in the consolidated statement of cash flows for 1998 consisted of the $5.8 million use of restricted cash to reduce long-term debt, $5.2 million of capital expenditures included in accounts payable and the conversion of $1.6 million of notes payable to redeemable common stock.

19. OTHER FINANCIAL INFORMATION

     In June 1998, WESCO Distribution, Inc. issued $300 million of 9 1/8% senior subordinated notes. The senior subordinated notes are fully and unconditionally guaranteed by WESCO International, Inc. on a subordinated basis to all existing and future senior indebtedness of WESCO International, Inc. Condensed consolidating financial information for WESCO International, Inc., WESCO Distribution, Inc. and the non-guarantor subsidiaries are as follows:

CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                DECEMBER 31, 2000
                               ------------------------------------------------------------------------------------
                                                                  (IN THOUSANDS)
                                   WESCO                                              CONSOLIDATING
                               INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                    INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                               --------------   ------------------   -------------   ---------------   ------------
Cash and cash equivalents...      $     10          $   14,911         $     --        $     6,158      $   21,079
Trade accounts receivable...            --              43,790          216,198                 --         259,988
Inventories.................            --             383,025           38,058                 --         421,083
Other current assets........            --              63,212           18,768            (19,905)         62,075
                                  --------          ----------         --------        -----------      ----------
    Total current assets....            10             504,938          273,024            (13,747)        764,225
Intercompany receivables,
  net.......................            --             317,818           32,364           (350,182)             --
Property, buildings and
  equipment, net............            --              53,280           70,197                 --         123,477
Goodwill and other
  intangibles, net..........            --             271,690            6,073                 --         277,763
Investments in affiliates
  and other noncurrent
  assets....................       482,026             295,094              117           (772,669)          4,568
                                  --------          ----------         --------        -----------      ----------
    Total assets............      $482,036          $1,442,820         $381,775        $(1,136,598)     $1,170,033
                                  ========          ==========         ========        ===========      ==========
Accounts payable............      $     --          $  410,171         $ 44,206        $     6,158      $  460,535
Other current liabilities...         5,629              54,828           22,755            (19,905)         63,307
                                  --------          ----------         --------        -----------      ----------
    Total current
       liabilities..........         5,629             464,999           66,961            (13,747)        523,842
Intercompany payables, net..       350,182                  --               --           (350,182)             --
Long-term debt..............            --             460,416           22,324                 --         482,740
Other noncurrent
  liabilities...............            --              35,379            3,085                 --          38,464
Stockholders' equity........       126,225             482,026          289,405           (772,669)        124,987
                                  --------          ----------         --------        -----------      ----------
    Total liabilities and
       stockholders'
       equity...............      $482,036          $1,442,820         $381,775        $(1,136,598)     $1,170,033
                                  ========          ==========         ========        ===========      ==========

                                                              DECEMBER 31, 1999
                             ------------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
                                 WESCO                                              CONSOLIDATING
                             INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                  INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                             --------------   ------------------   -------------   ---------------   ------------
Cash and cash
  equivalents..............     $     10          $       --         $ 26,812        $   (18,003)     $    8,819
Trade accounts
  receivable...............           --              23,781          164,526                 --         188,307
Inventories................           --             359,481           38,188                 --         397,669
Other current assets.......           --              48,552           13,069             (2,615)         59,006
                                --------          ----------         --------        -----------      ----------
     Total current
       assets..............           10             431,814          242,595            (20,618)        653,801
Intercompany receivables,
  net......................           --             342,405               --           (342,405)             --
Property, buildings and
  equipment, net...........           --              46,709           69,929                 --         116,638
Goodwill and other
  intangibles, net.........           --             242,834            6,406                 --         249,240
Investments in affiliates
  and other noncurrent
  assets...................      459,042             243,328              179           (693,435)          9,114
                                --------          ----------         --------        -----------      ----------
     Total assets..........     $459,052          $1,307,090         $319,109        $(1,056,458)     $1,028,793
                                ========          ==========         ========        ===========      ==========
Accounts payable...........     $  1,457          $  374,938         $ 48,571        $   (18,003)     $  406,963
Other current
  liabilities..............        2,615              41,056            6,766             (2,615)         47,822
                                --------          ----------         --------        -----------      ----------
     Total current
       liabilities.........        4,072             415,994           55,337            (20,618)        454,785
Intercompany payables,
  net......................      336,976                  --            5,429           (342,405)             --
Long-term debt.............           --             398,455           24,084                 --         422,539
Other noncurrent
  liabilities..............           --              33,599              565                 --          34,164
Stockholders' equity.......      118,004             459,042          233,694           (693,435)        117,305
                                --------          ----------         --------        -----------      ----------
     Total liabilities and
       stockholders'
       equity..............     $459,052          $1,307,090         $319,109        $(1,056,458)     $1,028,793
                                ========          ==========         ========        ===========      ==========

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                         YEAR ENDED DECEMBER 31, 2000
                             ------------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
                                 WESCO                                              CONSOLIDATING
                             INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                  INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                             --------------   ------------------   -------------   ---------------   ------------
Net sales...................    $    --           $3,497,076         $384,020         $     --        $3,881,096
Cost of goods sold..........         --            2,882,626          314,326               --         3,196,952
Selling, general and
  administrative expenses...         --              476,680           47,629               --           524,309
Depreciation and
  amortization..............         --               21,951            3,042               --            24,993
Restructuring charge........         --                9,094              310               --             9,404
Results of affiliates'
  operations................     22,984               56,250               --          (79,234)               --
Interest expense (income),
  net.......................    (16,083)              68,164           (8,301)              --            43,780
Other (income) expense......         --               85,005          (60,060)              --            24,945
Provision for income
  taxes.....................      5,629              (13,178)          30,824               --            23,275
                                -------           ----------         --------         --------        ----------
  Net income (loss).........    $33,438           $   22,984         $ 56,250         $(79,234)       $   33,438
                                =======           ==========         ========         ========        ==========

                                                         YEAR ENDED DECEMBER 31, 1999
                             ------------------------------------------------------------------------------------
                                                                (IN THOUSANDS)
                                 WESCO                                              CONSOLIDATING
                             INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                  INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                             --------------   ------------------   -------------   ---------------   ------------
Net sales...................    $    --           $3,083,173         $340,685         $     --        $3,423,858
Cost of goods sold..........         --            2,528,631          278,609               --         2,807,240
Selling, general and
  administrative expenses...         --              426,181           45,094               --           471,275
Depreciation and
  amortization..............         --               17,733            2,617               --            20,350
Results of affiliates'
  operations................     26,446               52,047               --          (78,493)               --
Interest expense (income),
  net.......................     (5,075)              60,729           (8,686)              --            46,968
Other (income) expense......         --               79,595          (60,048)              --            19,547
Provision for income
  taxes.....................      1,776               (7,195)          28,752               --            23,333
                                -------           ----------         --------         --------        ----------
Income (loss) before
  extraordinary item........     29,745               29,546           54,347          (78,493)           35,145
Extraordinary item, net of
  tax benefit...............     (5,107)              (3,100)          (2,300)              --           (10,507)
                                -------           ----------         --------         --------        ----------
  Net income (loss).........    $24,638           $   26,446         $ 52,047         $(78,493)       $   24,638
                                =======           ==========         ========         ========        ==========

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31, 2000
                           ------------------------------------------------------------------------------------
                                                              (IN THOUSANDS)
                               WESCO                                              CONSOLIDATING
                           INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                           --------------   ------------------   -------------   ---------------   ------------
Net cash provided (used)
  by operating
  activities.............     $ 13,585           $ 32,332          $(23,167)        $ 24,161         $ 46,911
Investing activities:
  Capital expenditures...           --            (18,167)           (3,385)              --          (21,552)
  Acquisitions...........           --            (40,904)               --               --          (40,904)
  Other..................           --                267             1,500               --            1,767
                              --------           --------          --------         --------         --------
  Net cash used in
     investing
     activities..........           --            (58,804)           (1,885)              --          (60,689)
Financing activities:
  Net borrowings
     (repayments)........       13,206             41,858            (1,760)              --           53,304
  Equity transactions....      (26,791)                --                --               --          (26,791)
  Other..................           --               (475)               --               --             (475)
                              --------           --------          --------         --------         --------
  Net cash (used in)
     provided by
     financing
     activities..........      (13,585)            41,383            (1,760)              --           26,038
                              --------           --------          --------         --------         --------
Net change in cash and
  cash equivalents.......           --             14,911           (26,812)          24,161           12,260
Cash and cash equivalents
  at beginning of year...           10                 --            26,812          (18,003)           8,819
                              --------           --------          --------         --------         --------
Cash and cash equivalents
  at end of period.......     $     10           $ 14,911          $     --         $  6,158         $ 21,079
                              ========           ========          ========         ========         ========

                                                       YEAR ENDED DECEMBER 31, 1999
                           ------------------------------------------------------------------------------------
                                                              (IN THOUSANDS)
                               WESCO                                              CONSOLIDATING
                           INTERNATIONAL,         WESCO          NON-GUARANTOR   AND ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES        ENTRIES       CONSOLIDATED
                           --------------   ------------------   -------------   ---------------   ------------
Net cash provided (used)
  by operating
  activities.............    $     (36)          $ 84,962           $  (567)        $(18,003)       $  66,356
Investing activities:
  Capital expenditures...           --            (17,452)           (3,778)              --          (21,230)
  Acquisitions...........           --            (59,983)               --               --          (59,983)
  Other..................           --              8,717               600               --            9,317
                             ---------           --------           -------         --------        ---------
  Net cash used in
     investing
     activities..........           --            (68,718)           (3,178)              --          (71,896)
Financing activities:
  Net borrowings
     (repayments)........     (182,680)           (14,084)           22,464               --         (174,300)
  Equity transactions....      182,726                 --                --               --          182,726
  Other..................           --             (2,160)               --               --           (2,160)
                             ---------           --------           -------         --------        ---------
  Net cash (used in)
     provided by
     financing
     activities..........           46            (16,244)           22,464               --            6,266
                             ---------           --------           -------         --------        ---------
Net change in cash and
  cash equivalents.......           10                 --            18,719          (18,003)             726
Cash and cash equivalents
  at beginning of year...           --                 --             8,093               --            8,093
                             ---------           --------           -------         --------        ---------
Cash and cash equivalents
  at end of period.......    $      10           $     --           $26,812         $(18,003)       $   8,819
                             =========           ========           =======         ========        =========

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table sets forth selected quarterly financial data for the years ended December 31, 2000 and 1999:

                                               FIRST        SECOND       THIRD        FOURTH
                                              QUARTER     QUARTER(2)    QUARTER     QUARTER(1)
                                              --------    ----------    --------    ----------
                                                     (In thousands, except share data)
2000
Net sales(3)..............................    $925,022     $990,931     $976,332     $988,811
Gross profit(3)...........................     165,018      173,872      178,951      166,303
Income from operations....................      31,374       38,077       42,354       13,633
Income (loss) before income taxes.........      15,233       21,350       24,314       (4,184)
Net income (loss).........................       9,155       12,831       14,603       (3,151)
Basic earnings (loss) per share...........        0.20         0.28         0.32        (0.07)
Diluted earnings (loss) per share.........        0.19         0.27         0.31        (0.07)
1999
Net sales(3)..............................    $777,630     $864,669     $904,703     $876,856
Gross profit(3)...........................     139,008      157,519      157,845      162,246
Income from operations....................      23,914       36,527       38,240       26,312
Income before income taxes and
  extraordinary item......................       4,841       19,262       22,865       11,510
Income before extraordinary item..........       2,917       11,548       13,757        6,923
Net income................................       2,917        1,041       13,757        6,923
Basic earnings per share before
  extraordinary item......................        0.08         0.28         0.29         0.14
Diluted earnings per share before
  extraordinary item......................        0.08         0.25         0.27         0.14
Basic earnings per share..................        0.08         0.03         0.29         0.14
Diluted earnings per share................        0.08         0.03         0.27         0.14

-------------------------

(1) The fourth quarter of 2000 includes a restructuring charge of $9.4 (see Note
    4).

(2) The second quarter of 1999 includes an extraordinary charge of $10.5 million, net of tax, in connection with the early extinguishment of certain debt and refinancing of its credit agreement (see Note 10).

(3) All quarters include the impact of the reclassification of freight billed to customers in accordance with EITF No. 00-10. The impact was $1.7 million, $1.6 million, $1.7 million and $1.4 million for each of the quarters in 2000 and $0.2 million, $0.5 million, $1.5 million and $1.5 million for each of the quarters in 1999.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JUNE 30      DECEMBER 31
                                                                 2001           2000
                                                              -----------    -----------
                                                              (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS
CURRENT ASSETS:
    Cash and cash equivalents...............................  $    4,891     $   21,079
    Trade accounts receivable, net of allowance for doubtful
     accounts of $11,984 and $9,794 in 2001 and 2000,
     respectively...........................................     247,295        259,988
    Other accounts receivable...............................      18,912         31,365
    Inventories.............................................     433,336        421,083
    Income taxes receivable.................................       7,984         10,951
    Prepaid expenses and other current assets...............       6,583          5,602
    Deferred income taxes...................................      14,310         14,157
                                                              ----------     ----------
         Total current assets...............................     733,311        764,225
Property, buildings and equipment, net......................     124,278        123,477
Goodwill and other intangibles, net of accumulated
  amortization of $34,928 and $29,053 in 2001 and 2000,
  respectively..............................................     310,745        277,763
Other assets................................................       5,252          4,568
                                                              ----------     ----------
         Total assets.......................................  $1,173,586     $1,170,033
                                                              ==========     ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable........................................  $  512,786     $  460,535
    Accrued payroll and benefit costs.......................      14,966         27,027
    Current portion of long-term debt.......................       1,530            585
    Other current liabilities...............................      27,926         35,695
                                                              ----------     ----------
         Total current liabilities..........................     557,208        523,842
Long-term debt..............................................     438,200        482,740
Other noncurrent liabilities................................       8,143          6,823
Deferred income taxes.......................................      33,771         31,641
                                                              ----------     ----------
         Total liabilities..................................   1,037,322      1,045,046
Commitments and contingencies
STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 20,000,000 shares
     authorized, no shares issued or outstanding............          --             --
    Common stock, $.01 par value; 210,000,000 shares
     authorized, 44,224,409 and 44,093,664 shares issued in
     2001 and 2000, respectively............................         443            441
    Class B nonvoting convertible common stock, $.01 par
     value; 20,000,000 shares authorized, 4,653,131 issued
     in 2001 and 2000.......................................          46             46
    Additional capital......................................     569,770        569,288
    Retained earnings (deficit).............................    (399,139)      (410,144)
    Treasury stock, at cost; 3,976,897 shares in 2001 and
     2000...................................................     (33,406)       (33,406)
    Accumulated other comprehensive income (loss)...........      (1,450)        (1,238)
                                                              ----------     ----------
         Total stockholders' equity.........................     136,264        124,987
                                                              ----------     ----------
         Total liabilities and stockholders' equity.........  $1,173,586     $1,170,033
                                                              ==========     ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            THREE MONTHS ENDED         SIX MONTHS ENDED
                                                 JUNE 30                   JUNE 30
                                           --------------------    ------------------------
                                             2001        2000         2001          2000
                                           --------    --------    ----------    ----------
                                                  (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales................................  $944,136    $990,931    $1,872,193    $1,915,953
Cost of goods sold.......................   779,305     817,059     1,540,243     1,577,063
                                           --------    --------    ----------    ----------
  Gross profit...........................   164,831     173,872       331,950       338,890
Selling, general and administrative
  expenses...............................   129,187     129,809       266,012       257,928
Depreciation and amortization............     7,636       5,986        14,999        11,511
                                           --------    --------    ----------    ----------
  Income from operations.................    28,008      38,077        50,939        69,451
Interest expense, net....................    10,937      10,741        21,934        21,619
Other expense............................     4,599       5,986        10,664        11,249
                                           --------    --------    ----------    ----------
  Income before income taxes.............    12,472      21,350        18,341        36,583
Provision for income taxes...............     4,959       8,519         7,336        14,597
                                           --------    --------    ----------    ----------
  Net income.............................  $  7,513    $ 12,831    $   11,005    $   21,986
                                           ========    ========    ==========    ==========
Earnings per share:
  Basic..................................  $   0.17    $   0.28    $     0.25    $     0.48
                                           ========    ========    ==========    ==========
  Diluted................................  $   0.16    $   0.27    $     0.23    $     0.45
                                           ========    ========    ==========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                     JUNE 30
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income..................................................  $  11,005   $  21,986
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     14,999      11,511
  Accretion of original issue and amortization of purchase
     discounts..............................................        557         574
  Amortization of debt issuance costs and interest rate
     caps...................................................        357         306
  Loss (gain) on sale of property, buildings and
     equipment..............................................       (447)         15
  Deferred income taxes.....................................      1,977         (56)
  Changes in assets and liabilities, excluding the effects
     of acquisitions:
     Sale of trade accounts receivable......................         --      15,000
     Trade and other receivables............................     39,473     (78,950)
     Inventories............................................     (4,348)    (33,953)
     Other current and noncurrent assets....................     (1,680)      9,820
     Accounts payable.......................................     44,149      73,892
     Accrued payroll and benefit costs......................    (12,061)      3,207
     Other current and noncurrent liabilities...............     (1,826)      3,319
                                                              ---------   ---------
          Net cash provided by operating activities.........     92,155      26,671
INVESTING ACTIVITIES:
Capital expenditures........................................     (7,972)     (7,645)
Proceeds from the sale of property, buildings and
  equipment.................................................        534          17
Receipts from (advances to) affiliate.......................         --         224
Acquisitions, net of cash acquired..........................    (52,052)    (14,061)
                                                              ---------   ---------
          Net cash used for investing activities............    (59,490)    (21,465)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt....................    298,263     378,719
Repayments of long-term debt................................   (347,415)   (355,079)
Repurchase of common stock..................................         --     (21,538)
Exercise of stock options...................................        299       1,112
                                                              ---------   ---------
          Net cash provided by/(used for) financing
            activities......................................    (48,853)      3,214
                                                              ---------   ---------
  Net change in cash and cash equivalents...................    (16,188)      8,420
  Cash and cash equivalents at the beginning of period......     21,079       8,819
                                                              ---------   ---------
  Cash and cash equivalents at the end of period............  $   4,891   $  17,239
                                                              =========   =========

   The accompanying notes are an integral part of the consolidated financial statements.

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.  ORGANIZATION

     WESCO International, Inc. and its subsidiaries (collectively, "WESCO"), headquartered in Pittsburgh, Pennsylvania, is a full-line distributor of electrical supplies and equipment and is a provider of integrated supply procurement services. WESCO is engaged principally in one line of business -- the sale of electrical products and maintenance, repair and operating supplies. WESCO currently operates approximately 360 branches and five distribution centers in the United States, Canada, Mexico, Puerto Rico, Guam, the United Kingdom and Singapore.

2.  ACCOUNTING POLICIES

  Basis of Presentation

     The unaudited condensed consolidated financial statements include the accounts of WESCO and all of its subsidiaries and have been prepared in accordance with Rule 10-01 of the Securities and Exchange Commission. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in WESCO's 2000 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

     The unaudited condensed consolidated balance sheet as of June 30, 2001, the unaudited condensed consolidated statements of operations for the three months and six months ended June 30, 2001 and 2000, and the unaudited condensed consolidated statements of cash flows for the six months ended June 30, 2001 and 2000, in the opinion of management, have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair presentation of the results of the interim periods. All adjustments reflected in the condensed consolidated financial statements are of a normal recurring nature. Results for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 138, was adopted by WESCO on January 1, 2001. This statement requires the recognition of the fair value of any derivative financial instrument on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. The adoption of this statement did not have a material impact on the results of operations or financial position of WESCO.

     In September 2000, the FASB issued SFAS No. 140, a modification of SFAS No.
125. SFAS No. 140 is effective for transfers after March 31, 2001 and is effective for disclosures about securitizations and collateral and for recognition and reclassification of collateral for fiscal years ending after December 15, 2000. The disclosure provisions of this statement have been adopted. The adoption of this statement for future transfers is not expected to have a material impact on the results of operations or financial position of WESCO.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and other Intangible Assets." Under SFAS No. 141, all business combinations will be accounted for under the purchase method. Under SFAS No. 142, goodwill will no longer be amortized, but will be reduced only if it was found to be impaired. Goodwill would be tested for impairment annually or more frequently when events or circumstances occur indicating that goodwill might be impaired. A fair-value based impairment test would be used to measure goodwill for impairment. As goodwill is measured as a residual amount in an acquisition, it is not possible to directly measure the fair value of goodwill. Under this statement, the net assets of a reporting unit are subtracted from the fair value of that reporting unit to determine the implied fair value of goodwill. An impairment loss would be recognized to the extent the carrying amount of goodwill exceeds the implied fair value. The provisions of this statement are effective for all business combinations completed after July 1, 2001 and fiscal years beginning after December 15, 2001 for existing goodwill. Management believes the adoption of this standard, will have a material non-cash impact on the financial statements. For the six months ended June 30, 2001, goodwill amortization was $5.8 million.

3.  ACQUISITIONS

     In March 2001, WESCO completed its acquisition of all of the outstanding common stock of Herning Underground Supply, Inc. and Alliance Utility Products, Inc. (collectively "Herning") headquartered in Hayward, California. Herning, a distributor of gas, lighting and communication utility products, reported net sales of approximately $112 million in 2000. This acquisition was accounted for under the purchase method of accounting (See Note 7).

4.  EARNINGS PER SHARE

     The following tables set forth the details of basic and diluted earnings per share:

                                                                        THREE MONTHS ENDED
                                                                             JUNE 30
                                                             ----------------------------------------
                                                                   2001                    2000
                                                             ----------------        ----------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                             AMOUNTS)
Net income.................................................    $     7,513             $    12,831
Weighted average common shares outstanding used in
  computing basic earnings per share.......................     44,872,816              45,451,376
Common shares issuable upon exercise of dilutive stock
  options..................................................      2,153,061               2,537,751
                                                               -----------             -----------
Weighted average common shares outstanding and common share
  equivalents used in computing diluted earnings per
  share....................................................     47,025,877              47,989,127
                                                               ===========             ===========
Earnings per share
  Basic....................................................    $      0.17             $      0.28
  Diluted..................................................    $      0.16             $      0.27

                                                                   SIX MONTHS ENDED JUNE 30
                                                              ----------------------------------
                                                                   2001               2000
                                                              ---------------    ---------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                        SHARE AMOUNTS)
Net income..................................................    $    11,005        $    21,986
Weighted average common shares outstanding used in computing
  basic earnings per share..................................     44,839,917         45,848,936
Common shares issuable upon exercise of dilutive stock
  options...................................................      2,201,155          2,518,123
                                                                -----------        -----------
Weighted average common shares outstanding and common share
  equivalents used in computing diluted earnings
  per share.................................................     47,041,072         48,367,059
                                                                ===========        ===========
Earnings per share:
  Basic.....................................................    $      0.25        $      0.48
  Diluted...................................................    $      0.23        $      0.45

5.  ACCOUNTS RECEIVABLE SECURITIZATION

     In June 1999, WESCO and certain of its subsidiaries terminated its previous accounts receivable securitization program and entered into a new $350 million accounts receivable securitization program ("Receivables Facility"), which was subsequently increased to $375 million. Under the Receivables Facility, WESCO sells, on a continuous basis, to WESCO Receivables Corporation, a wholly-owned, special purpose company ("SPC"), an undivided interest in all eligible accounts receivable. The SPC sells without recourse to a third-party conduit all the receivables while maintaining a subordinated interest, in the form of overcollateralization, in a portion of the receivables. WESCO has agreed to continue servicing the sold receivables for the financial institution at market rates; accordingly, no servicing asset or liability has been recorded.

     As of June 30, 2001 and December 31, 2000, securitized accounts receivable totaled approximately $452 million and $479 million, respectively, of which the subordinated retained interest was approximately $75 million and $101 million, respectively. Accordingly, approximately $377 million and $378 million of accounts receivable balances were removed from the consolidated balance sheets at June 30, 2001 and December 31, 2000, respectively. Net proceeds from the transactions totaled $40.0 million in 2000. Costs associated with the Receivables Facility totaled $10.7 million and $11.2 million for the six months ended June 30, 2001 and 2000, respectively. These amounts are recorded as other expenses in the consolidated statements of operations and are primarily related to the discount and loss on the sale of accounts receivable, partially offset by related servicing revenue.

     The key economic assumptions used to measure the retained interest at the date of the securitization or securitizations completed in 2001 were a discount rate of 5% and an estimated life of 1.5 months. At June 30, 2001, an immediate adverse change in the discount rate or estimated life of 10% and 20% would result in a reduction in the fair value of the retained interest of $0.3 million and $0.5 million, respectively. These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this example, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another.

6.  COMPREHENSIVE INCOME

     The following tables set forth comprehensive income and its components:

                                                              THREE MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                               2001        2000
                                                              -------    --------
                                                                (IN THOUSANDS)
Net income..................................................  $7,513     $12,831
Foreign currency translation adjustment.....................     360        (364)
                                                              ------     -------
Comprehensive income........................................  $7,873     $12,467
                                                              ======     =======

                                                               SIX MONTHS ENDED
                                                                   JUNE 30
                                                              ------------------
                                                               2001       2000
                                                              -------    -------
                                                                (IN THOUSANDS)
Net income..................................................  $11,005    $21,986
Foreign currency translation adjustment.....................     (212)      (384)
                                                              -------    -------
Comprehensive income........................................  $10,793    $21,602
                                                              =======    =======

7.  CASH FLOW STATEMENT

     Supplemental cash flow information with respect to acquisitions was as follows:

                                                               SIX MONTHS ENDED
                                                                    JUNE 30
                                                              -------------------
                                                                2001       2000
                                                              --------    -------
                                                                (IN THOUSANDS)
Details of acquisitions:
  Fair value of assets acquired.............................  $ 61,678    $28,787
  Deferred acquisition payment..............................    10,639         --
  Liabilities assumed.......................................   (15,265)    (7,726)
  Deferred acquisition payable..............................    (5,000)    (7,000)
                                                              --------    -------
Cash paid for acquisitions..................................  $ 52,052    $14,061
                                                              ========    =======

8.  OTHER FINANCIAL INFORMATION (UNAUDITED)

     In June 1998, WESCO Distribution, Inc. issued $300 million of 9 1/8% senior subordinated notes. The senior subordinated notes are fully and unconditionally guaranteed by WESCO International, Inc. on a subordinated basis to all existing and future senior indebtedness of

WESCO International, Inc. Condensed consolidating financial information for WESCO International, Inc., WESCO Distribution, Inc. and the non-guarantor subsidiaries are as follows:

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATING BALANCE SHEETS

                                                             JUNE 30, 2001
                           ----------------------------------------------------------------------------------
                                                                                 CONSOLIDATING
                               WESCO                                                  AND
                           INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                           --------------   ------------------   -------------   -------------   ------------
                                                             (IN THOUSANDS)
Cash and cash
  equivalents............     $      6          $       --         $     --       $     4,885     $    4,891
Trade accounts
  receivable.............           --              43,386          203,909                --        247,295
Inventories..............           --             390,403           42,933                --        433,336
Other current assets.....           --              49,246           19,562           (21,019)        47,789
                              --------          ----------         --------       -----------     ----------
     Total current
       assets............            6             483,035          266,404           (16,134)       733,311
Intercompany receivables,
  net....................           --             345,017           60,158          (405,175)            --
Property, buildings and
  equipment, net.........           --              52,241           72,037                --        124,278
Goodwill and other
  intangibles, net.......           --             268,342           42,403                --        310,745
Investments in affiliates
  and other noncurrent
  assets.................      490,399             321,432               90          (806,669)         5,252
                              --------          ----------         --------       -----------     ----------
     Total assets........     $490,405          $1,470,067         $441,092       $(1,227,978)    $1,173,586
                              ========          ==========         ========       ===========     ==========
Accounts payable.........     $     --          $  490,824         $ 17,077       $     4,885     $  512,786
Other current
  liabilities............        9,662              37,284           18,495           (21,019)        44,422
                              --------          ----------         --------       -----------     ----------
     Total current
       liabilities.......        9,662             528,108           35,572           (16,134)       557,208
Intercompany payables,
  net....................      343,029                 810           61,336          (405,175)            --
Long-term debt...........           --             412,173           26,027                --        438,200
Other noncurrent
  liabilities............           --              38,577            3,337                --         41,914
Stockholders' equity.....      137,714             490,399          314,820          (806,669)       136,264
                              --------          ----------         --------       -----------     ----------
     Total liabilities
       and stockholders'
       equity............     $490,405          $1,470,067         $441,092       $(1,227,978)    $1,173,586
                              ========          ==========         ========       ===========     ==========

                                                           DECEMBER 31, 2000
                             -----------------------------------------------------------------------------
                                                                              CONSOLIDATING
                                 WESCO            WESCO                            AND
                             INTERNATIONAL,   DISTRIBUTION,   NON-GUARANTOR    ELIMINATING
                                  INC.            INC.        SUBSIDIARIES       ENTRIES      CONSOLIDATED
                             --------------   -------------   -------------   -------------   ------------
                                                            (IN THOUSANDS)
Cash and cash
  equivalents..............     $     10       $   14,911       $     --       $     6,158     $   21,079
Trade accounts
  receivable...............           --           43,790        216,198                --        259,988
Inventories................           --          383,025         38,058                --        421,083
Other current assets.......           --           63,212         18,768           (19,905)        62,075
                                --------       ----------       --------       -----------     ----------
     Total current
       assets..............           10          504,938        273,024           (13,747)       764,225
Intercompany receivables,
  net......................           --          317,818         32,364          (350,182)            --
Property, buildings and
  equipment, net...........           --           53,280         70,197                --        123,477
Goodwill and other
  intangibles, net.........           --          271,690          6,073                --        277,763
Investments in affiliates
  and other noncurrent
  assets...................      482,026          295,094            117          (772,669)         4,568
                                --------       ----------       --------       -----------     ----------
     Total assets..........     $482,036       $1,442,820       $381,775       $(1,136,598)    $1,170,033
                                ========       ==========       ========       ===========     ==========
Accounts payable...........     $     --       $  410,171       $ 44,206       $     6,158     $  460,535
Other current
  liabilities..............        5,629           54,828         22,755           (19,905)        63,307
                                --------       ----------       --------       -----------     ----------
     Total current
       liabilities.........        5,629          464,999         66,961           (13,747)       523,842
Intercompany payables,
  net......................      350,182               --             --          (350,182)            --
Long-term debt.............           --          460,416         22,324                --        482,740
Other noncurrent
  liabilities..............           --           35,379          3,085                --         38,464
Stockholders' equity.......      126,225          482,026        289,405          (772,669)       124,987
                                --------       ----------       --------       -----------     ----------
     Total liabilities and
       stockholders'
       equity..............     $482,036       $1,442,820       $381,775       $(1,136,598)    $1,170,033
                                ========       ==========       ========       ===========     ==========

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

                                                    THREE MONTHS ENDED JUNE 30, 2001
                           ----------------------------------------------------------------------------------
                                                                                 CONSOLIDATING
                               WESCO                                                  AND
                           INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                           --------------   ------------------   -------------   -------------   ------------
                                                             (IN THOUSANDS)
Net sales................     $    --            $829,454          $114,682        $     --        $944,136
Cost of goods sold.......          --             686,148            93,157              --         779,305
Selling, general and
  administrative
  expenses...............          11             109,801            19,375              --         129,187
Depreciation and
  amortization...........          --               6,484             1,152              --           7,636
Results of affiliates'
  operations.............       6,299              10,197                --         (16,496)             --
Interest expense
  (income), net..........      (1,879)             15,899            (3,083)             --          10,937
Other (income) expense...          --              22,205           (17,606)             --           4,599
Provision for income
  taxes..................         654              (7,185)           11,490              --           4,959
                              -------            --------          --------        --------        --------
  Net income (loss)......     $ 7,513            $  6,299          $ 10,197        $(16,494)       $  7,513
                              =======            ========          ========        ========        ========

                                                    THREE MONTHS ENDED JUNE 30, 2000
                           ----------------------------------------------------------------------------------
                                                                                 CONSOLIDATING
                               WESCO                                                  AND
                           INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                           --------------   ------------------   -------------   -------------   ------------
                                                             (IN THOUSANDS)
Net sales................     $    --            $897,980           $92,951        $     --        $990,931
Cost of goods sold.......          --             740,400            76,659              --         817,059
Selling, general and
  administrative
  expenses...............          --             127,146             2,663              --         129,809
Depreciation and
  amortization...........          --               5,224               762              --           5,986
Results of affiliates'
  operations.............      10,208              21,815                --         (32,023)             --
Interest expense
  (income), net..........      (4,036)             17,591            (2,814)             --          10,741
Other (income) expense...          --              23,966           (17,980)             --           5,986
Provision for income
  taxes..................       1,413              (4,740)           11,846              --           8,519
                              -------            --------           -------        --------        --------
  Net income (loss)......     $12,831            $ 10,208           $21,815        $(32,023)       $ 12,831
                              =======            ========           =======        ========        ========

                                                     SIX MONTHS ENDED JUNE 30, 2001
                           ----------------------------------------------------------------------------------
                                                                                 CONSOLIDATING
                               WESCO                                                  AND
                           INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                           --------------   ------------------   -------------   -------------   ------------
                                                             (IN THOUSANDS)
Net sales................     $    --           $1,655,384         $216,809        $     --       $1,872,193
Cost of goods sold.......          --            1,364,146          176,097              --        1,540,243
Selling, general and
  administrative
  expenses...............          11              229,828           36,173              --          266,012
Depreciation and
  amortization...........          --               12,917            2,082              --           14,999
Results of affiliates'
  operations.............       8,373               25,627               --         (34,000)              --
Interest expense
  (income), net..........      (4,061)              32,025           (6,030)             --           21,934
Other (income) expense...          --               48,288          (37,624)             --           10,664
Provision for income
  taxes..................       1,418              (14,566)          20,484              --            7,336
                              -------           ----------         --------        --------       ----------
  Net income (loss)......     $11,005           $    8,373         $ 25,627        $(34,000)      $   11,005
                              =======           ==========         ========        ========       ==========

                                                     SIX MONTHS ENDED JUNE 30, 2000
                           ----------------------------------------------------------------------------------
                                                                                 CONSOLIDATING
                               WESCO                                                  AND
                           INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                           --------------   ------------------   -------------   -------------   ------------
                                                             (IN THOUSANDS)
Net sales................     $    --           $1,729,206         $186,747        $     --       $1,915,953
Cost of goods sold.......          --            1,424,168          152,895              --        1,577,063
Selling, general and
  administrative
  expenses...............          --              241,666           16,262              --          257,928
Depreciation and
  amortization...........          --                9,996            1,515              --           11,511
Results of affiliates'
  operations.............      16,759               37,483               --         (54,242)              --
Interest expense
  (income), net..........      (8,042)              34,335           (4,674)             --           21,619
Other (income) expense...          --               48,577          (37,328)             --           11,249
Provision for income
  taxes..................       2,815               (8,812)          20,594              --           14,597
                              -------           ----------         --------        --------       ----------
  Net income (loss)......     $21,986           $   16,759         $ 37,483        $(54,242)      $   21,986
                              =======           ==========         ========        ========       ==========

                   WESCO INTERNATIONAL, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                       SIX MONTHS ENDED JUNE 30, 2001
                             ----------------------------------------------------------------------------------
                                                                                   CONSOLIDATING
                                 WESCO                                                  AND
                             INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                  INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                             --------------   ------------------   -------------   -------------   ------------
                                                               (IN THOUSANDS)
Net cash provided (used) by
  operating activities.....      $6,848            $ 34,248          $ 52,332         $(1,273)       $ 92,155
  Investing activities:
  Capital expenditures.....          --              (4,773)           (3,199)             --          (7,972)
  Acquisitions and other...          --                 534           (52,052)             --         (51,518)
                                 ------            --------          --------         -------        --------
  Net cash used in
    investing activities...          --              (4,239)          (55,251)             --         (59,490)
Financing activities:
  Net borrowings
    (repayments)...........      (7,151)            (44,920)            2,919              --         (49,152)
  Equity transactions......         299                  --                --              --             299
                                 ------            --------          --------         -------        --------
  Net cash (used in)
    provided by financing
    activities.............      (6,852)            (44,920)            2,919              --         (48,853)
                                 ------            --------          --------         -------        --------
Net change in cash and cash
  equivalents..............          (4)            (14,911)               --          (1,273)        (16,188)
Cash and cash equivalents
  at beginning of year.....          10              14,911                --           6,158          21,079
                                 ------            --------          --------         -------        --------
Cash and cash equivalents
  at end of period.........      $    6            $     --          $     --         $ 4,885        $  4,891
                                 ======            ========          ========         =======        ========

                                                       SIX MONTHS ENDED JUNE 30, 2000
                             ----------------------------------------------------------------------------------
                                                                                   CONSOLIDATING
                                 WESCO                                                  AND
                             INTERNATIONAL,         WESCO          NON-GUARANTOR    ELIMINATING
                                  INC.        DISTRIBUTION, INC.   SUBSIDIARIES       ENTRIES      CONSOLIDATED
                             --------------   ------------------   -------------   -------------   ------------
                                                               (IN THOUSANDS)
Net cash provided (used) by
  operating activities.....     $  3,804           $ 33,928          $(29,064)       $ 18,003        $ 26,671
Investing activities:
  Capital expenditures.....           --             (6,178)           (1,467)             --          (7,645)
  Acquisitions and other...           --            (13,820)               --              --         (13,820)
                                --------           --------          --------        --------        --------
  Net cash used in
    investing activities...           --            (19,998)           (1,467)             --         (21,465)
Financing activities:
  Net borrowings
    (repayments)...........       17,658                853             6,165          (1,036)         23,640
  Equity transactions......      (21,462)                --                --           1,036         (20,426)
                                --------           --------          --------        --------        --------
  Net cash (used in)
    provided by financing
    activities.............       (3,804)               853             6,165              --           3,214
                                --------           --------          --------        --------        --------
Net change in cash and cash
  equivalents..............           --             14,783           (24,366)         18,003           8,420
Cash and cash equivalents
  at beginning of year.....           10                 --            26,812         (18,003)          8,819
                                --------           --------          --------        --------        --------
Cash and cash equivalents
  at end of period.........     $     10           $ 14,783          $  2,446        $     --        $ 17,239
                                ========           ========          ========        ========        ========

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacity with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Certificate of Incorporation and By-Laws of each Issuer provide for mandatory indemnification of directors and officers on generally the same terms as permitted by the Delaware General Corporation Law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     The following is a list of all the exhibits filed as part of the Registration Statement.

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 2.1       Recapitalization Agreement, dated as of March 27, 1998,
           among Thor Acquisitions L.L.C., WESCO International, Inc.
           (formerly known as CDW Holding Corporation) and certain
           securityholders of WESCO International, Inc. (incorporated herein by reference to Exhibit 2.1 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 2.2       Purchase Agreement, dated as of May 29, 1998, among WESCO
           International, Inc., WESCO Distribution, Inc., Chase
           Securities Inc. and Lehman Brothers, Inc. (incorporated
           herein by reference to Exhibit 2.2 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 2.3       Asset Purchase Agreement, dated as of September 11, 1998,
           among Bruckner Supply Company, Inc. and WESCO Distribution,
           Inc. (incorporated herein by reference to Exhibit 2.01 to
           WESCO's Current Report on Form 8-K, dated September 11,
           1998).
 2.4       Purchase Agreement, dated August 16, 2001, among WESCO
           International, Inc., WESCO Distribution, Inc. and the
           initial purchasers listed therein (filed herewith).
 3.1       Restated Certificate of Incorporation of WESCO
           International, Inc. (filed herewith).
 3.2       By-Laws of WESCO International, Inc. (filed herewith).
 4.1       Indenture, dated as of June 5, 1998, among WESCO
           International, Inc., WESCO Distribution, Inc. and Bank One,
           N.A. (incorporated herein by reference herein to Exhibit 4.1 to WESCO's Registration Statement on Form S-4 (No.
           333-43225)).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
 4.2       Form of 9 1/8% Senior Subordinated Note Due 2008, Series A
           (included in Exhibit 4.1) (incorporated herein by reference herein to Exhibit 4.2 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
 4.3       Form of 9 1/8% Senior Subordinated Note Due 2008, Series B
           (included in Exhibit 4.1) (incorporated herein by reference herein to Exhibit 4.3 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
 4.4       Exchange and Registration Rights Agreement, dated as of June
           5, 1998, among the Company, WESCO International, Inc. and
           The Initial Purchasers (as defined therein) (incorporated
           herein by reference herein to Exhibit 4.4 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
 4.5       Exchange and Registration Rights Agreement, dated as of June
           5, 1998, among WESCO International, Inc. and the initial
           purchasers (as defined therein) (incorporated herein by
           reference herein to Exhibit 4.8 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 4.6       Indenture, dated as of August 23, 2001, among WESCO
           International, Inc., WESCO Distribution, Inc. and Bank One
           N.A. (filed herewith).
 4.7       Exchange and Registration Rights Agreement, dated August 23,
           2001, among WESCO International, Inc., WESCO Distribution,
           Inc. and the initial purchasers listed therein (filed
           herewith).
 4.8       Form of 9 1/8% Original Senior Subordinated Note Due 2008
           (included in Exhibit 4.6).
 4.9       Form of 9 1/8% Exchange Senior Subordinated Note Due 2008
           (included in Exhibit 4.6).
 5.1       Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the securities being registered (filed herewith).
10.1       CDW Holding Corporation Stock Purchase Plan (incorporated
           herein by reference herein to Exhibit 10.1 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
10.2       Form of Stock Subscription Agreement (incorporated herein by reference herein to Exhibit 10.2 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.3       CDW Holding Corporation Stock Option Plan (incorporated
           herein by reference herein to Exhibit 10.3 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
10.4       Form of Stock Option Agreement (incorporated herein by
           reference herein to Exhibit 10.4 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.5       CDW Holding Corporation Stock Option Plan for Branch
           Employees (incorporated herein by reference herein to
           Exhibit 10.3 to WESCO's Registration Statement on Form S-4
           (No. 333-43225)).
10.6       Form of Branch Stock Option Agreement (incorporated herein by reference herein to Exhibit 10.6 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.7       Non-Competition Agreement, dated as of February 28, 1996,
           between Westinghouse, WESCO International, Inc. and WESCO
           Distribution, Inc. (incorporated herein by reference herein to Exhibit 10.8 to WESCO's Registration Statement on Form
           S-4 (No. 333-43225)).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.8       Lease, dated as of May 24, 1995, as amended by Amendment
           One, dated as of June 1995, and by Amendment Two, dated as of December 24, 1995, by and between WESCO Distribution,
           Inc. as Tenant and Opal Investors, L.P. and Mural GEM
           Investors as Landlord (incorporated herein by reference
           herein to Exhibit 10.10 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
10.9       Lease, dated as of April 1, 1992, as renewed by Letter of
           Notice of Intent to Renew, dated as of December 13, 1996, by and between the Company as successor in interest to
           Westinghouse Electric Corporation as tenant and Utah State
           Retirement Fund as Landlord (incorporated herein by
           reference herein to Exhibit 10.11 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.10      Lease, dated as of September 4, 1997, between WESCO
           Distribution, Inc. as Tenant and The Buncher Company as
           Landlord (incorporated herein by reference herein to Exhibit
           10.12 to WESCO's Registration Statement on Form S-4 (No.
           333-43225)).
10.11      Lease, dated as of March 1995, by and between WESCO
           Distribution-Canada, Inc. as Tenant and Atlantic
           Construction, Inc. as Landlord (incorporated herein by
           reference herein to Exhibit 10.13 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.12      Amended and Restated Registration and Participation
           Agreement, dated as of June 5, 1998, among WESCO
           International, Inc. and certain securityholders of WESCO
           International, Inc. named therein (incorporated herein by
           reference herein to Exhibit 10.19 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.13      Employment Agreement between WESCO Distribution, Inc. and
           Roy W. Haley (incorporated herein by reference herein to
           Exhibit 10.20 to WESCO's Registration Statement on Form S-4
           (No. 333-43225)).
10.14      WESCO International, Inc. 1998 Stock Option Plan
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998).
10.15      Form of Management Stock Option Agreement (incorporated
           herein by reference to Exhibit 10.1 to WESCO's Quarterly
           Report on Form 10-Q for the quarter ended September 30,
           1998).
10.16      1999 Deferred Compensation Plan for Non-Employee Directors
           (incorporated herein by reference to Exhibit 10.22 to
           WESCO's Annual Report on Form 10-K for the year ended
           December 31, 1998).
10.17      Credit Agreement, dated as of June 29, 1999, among WESCO
           Distribution Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1999).
10.18      Amendment, dated as of December 20, 2000, to the Credit
           Agreement, dated as of June 29, 1999, among WESCO
           Distribution, Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (incorporated herein by reference to Exhibit 10.24 to
           WESCO's Annual Report on Form 10-K for the year ended
           December 31, 2000).
10.19      Amendment, dated as of August 3, 2001, to the Credit
           Agreement, dated as of June 29, 1999, among WESCO
           Distribution, Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (filed herewith).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.20      Receivables Purchase Agreement, dated as of June 30, 1999, among WESCO Receivables Corp., WESCO Distribution, Inc.,
           Market Street Capital Corp. and PNC Bank, National
           Association (incorporated herein by reference to Exhibit
           10.2 to WESCO's Quarterly Report on Form 10-Q for the
           quarter ended June 30, 1999).
10.21      Amended and Restated Receivables Purchase Agreement, dated as of September 28, 1999, among WESCO Receivables Corp.,
           WESCO Distribution, Inc. and PNC Bank, National Association
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1999).
10.22      1999 Long-Term Incentive Plan (incorporated herein by
           reference to Exhibit 10.22 to WESCO's Registration Statement on Form S-1 (No. 333-73299)).
12.1       Statement Regarding Computation of Ratio of Earnings to
           Fixed Charges (filed herewith).
21.1       Subsidiaries of WESCO (filed herewith).
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants (filed herewith).
23.2       Consent of Kirkpatrick & Lockhart LLP (included in Exhibit
           5.1).
25.1       Statement of Eligibility and Qualification of Trustee on
           Form T-1 of Bank One, N.A., under the Trust Indenture Act of
           1939 (filed herewith).
99.1       Form of Letter of Transmittal (filed herewith).
99.2       Form of Notice of Guaranteed Delivery (filed herewith).
99.3       Form of Exchange Agent Agreement (filed herewith).

---------------
* The registrants hereby agree to furnish supplementally to the Commission, upon request, a copy of any omitted schedule to any exhibit hereto.

     (b) Financial Statement Schedules:

     Schedules are omitted since the information required to be submitted has been included in the Supplemental Consolidated Financial Statements of the Company or the notes thereto, or the required information is not applicable.

ITEM 22. UNDERTAKINGS

     The undersigned Registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement);

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrants' annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

     The undersigned Registrants undertake that every prospectus: (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this registration statement on Form S-4 to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 25th day of September, 2001.

WESCO INTERNATIONAL, INC.                         WESCO DISTRIBUTION, INC.

By: /s/ ROY W. HALEY                              By: /s/ ROY W. HALEY
-------------------------------------------       -------------------------------------------
Name: Roy W. Haley                                Name: Roy W. Haley
Title: Chairman of the Board                      Title: Chairman of the Board
and Chief Executive Officer                       and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of WESCO International, Inc. and WESCO Distribution, Inc., do hereby constitute and appoint Roy W. Haley and Stephen A. Van Oss, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either or them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

              SIGNATURE                                 TITLE                          DATE
              ---------                                 -----                          ----

/s/ ROY W. HALEY                       Chairman and Chief Executive Officer     September 25, 2001
------------------------------------   (Principal Executive Officer)
Roy W. Haley

/s/ STEPHEN A. VAN OSS                 Vice President and Chief Financial       September 25, 2001
------------------------------------   Officer (Principal Financial and
Stephen A. Van Oss                     Accounting Officer)

/s/ MICHAEL J. CHESHIRE                Director                                 September 25, 2001
------------------------------------
Michael J. Cheshire

/s/ GEORGE L. MILES, JR.               Director                                 September 25, 2001
------------------------------------
George L. Miles, Jr.

/s/ JAMES L. SINGLETON                 Director                                 September 25, 2001
------------------------------------
James L. Singleton

/s/ JAMES A. STERN                     Director                                 September 25, 2001
------------------------------------
James A. Stern

/s/ ROBERT J. TARR, JR.                Director                                 September 25, 2001
------------------------------------
Robert J. Tarr, Jr.

/s/ ANTHONY D. TUTRONE                 Director                                 September 25, 2001
------------------------------------
Anthony D. Tutrone

/s/ KENNETH L. WAY                     Director                                 September 25, 2001
------------------------------------
Kenneth L. Way

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------

 2.1 Recapitalization Agreement, dated as of March 27, 1998, among Thor Acquisitions L.L.C., WESCO International, Inc.
           (formerly known as CDW Holding Corporation) and certain securityholders of WESCO International, Inc. (incorporated herein by reference to Exhibit 2.1 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 2.2       Purchase Agreement, dated as of May 29, 1998, among WESCO
           International, Inc., WESCO Distribution, Inc., Chase
           Securities Inc. and Lehman Brothers, Inc. (incorporated herein by reference to Exhibit 2.2 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 2.3 Asset Purchase Agreement, dated as of September 11, 1998, among Bruckner Supply Company, Inc. and WESCO Distribution,
           Inc. (incorporated herein by reference to Exhibit 2.01 to WESCO's Current Report on Form 8-K, dated September 11,
           1998).
 2.4       Purchase Agreement, dated August 16, 2001, among WESCO
           International, Inc., WESCO Distribution, Inc. and the initial purchasers listed therein (filed herewith).
 3.1       Restated Certificate of Incorporation of WESCO
           International, Inc. (filed herewith).
 3.2       By-Laws of WESCO International, Inc. (filed herewith).
 4.1       Indenture, dated as of June 5, 1998, among WESCO
           International, Inc., WESCO Distribution, Inc. and Bank One,
           N.A. (incorporated herein by reference herein to Exhibit 4.1 to WESCO's Registration Statement on Form S-4 (No.
           333-43225)).
 4.2       Form of 9 1/8% Senior Subordinated Note Due 2008, Series A
           (included in Exhibit 4.1) (incorporated herein by reference herein to Exhibit 4.2 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
 4.3       Form of 9 1/8% Senior Subordinated Note Due 2008, Series B
           (included in Exhibit 4.1) (incorporated herein by reference herein to Exhibit 4.3 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
 4.4       Exchange and Registration Rights Agreement, dated as of June
           5, 1998, among the Company, WESCO International, Inc. and
           The Initial Purchasers (as defined therein) (incorporated herein by reference herein to Exhibit 4.4 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
 4.5       Exchange and Registration Rights Agreement, dated as of June
           5, 1998, among WESCO International, Inc. and the initial purchasers (as defined therein) (incorporated herein by reference herein to Exhibit 4.8 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
 4.6       Indenture, dated as of August 23, 2001, among WESCO
           International, Inc., WESCO Distribution, Inc. and Bank One
           N.A. (filed herewith).
 4.7       Exchange and Registration Rights Agreement, dated August 23,
           2001, among WESCO International, Inc., WESCO Distribution,
           Inc. and the initial purchasers listed therein (filed herewith).
 4.8       Form of 9 1/8% Original Senior Subordinated Note Due 2008
           (included in Exhibit 4.6).
 4.9       Form of 9 1/8% Exchange Senior Subordinated Note Due 2008
           (included in Exhibit 4.6).
 5.1 Opinion of Kirkpatrick & Lockhart LLP regarding the validity of the securities being registered (filed herewith).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.1       CDW Holding Corporation Stock Purchase Plan (incorporated
           herein by reference herein to Exhibit 10.1 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
10.2       Form of Stock Subscription Agreement (incorporated herein by reference herein to Exhibit 10.2 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.3       CDW Holding Corporation Stock Option Plan (incorporated
           herein by reference herein to Exhibit 10.3 to WESCO's
           Registration Statement on Form S-4 (No. 333-43225)).
10.4       Form of Stock Option Agreement (incorporated herein by
           reference herein to Exhibit 10.4 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.5       CDW Holding Corporation Stock Option Plan for Branch
           Employees (incorporated herein by reference herein to
           Exhibit 10.3 to WESCO's Registration Statement on Form S-4
           (No. 333-43225)).
10.6       Form of Branch Stock Option Agreement (incorporated herein by reference herein to Exhibit 10.6 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.7       Non-Competition Agreement, dated as of February 28, 1996,
           between Westinghouse, WESCO International, Inc. and WESCO
           Distribution, Inc. (incorporated herein by reference herein to Exhibit 10.8 to WESCO's Registration Statement on Form
           S-4 (No. 333-43225)).
10.8       Lease, dated as of May 24, 1995, as amended by Amendment
           One, dated as of June 1995, and by Amendment Two, dated as of December 24, 1995, by and between WESCO Distribution,
           Inc. as Tenant and Opal Investors, L.P. and Mural GEM
           Investors as Landlord (incorporated herein by reference
           herein to Exhibit 10.10 to WESCO's Registration Statement on
           Form S-4 (No. 333-43225)).
10.9       Lease, dated as of April 1, 1992, as renewed by Letter of
           Notice of Intent to Renew, dated as of December 13, 1996, by and between the Company as successor in interest to
           Westinghouse Electric Corporation as tenant and Utah State
           Retirement Fund as Landlord (incorporated herein by
           reference herein to Exhibit 10.11 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.10      Lease, dated as of September 4, 1997, between WESCO
           Distribution, Inc. as Tenant and The Buncher Company as
           Landlord (incorporated herein by reference herein to Exhibit
           10.12 to WESCO's Registration Statement on Form S-4 (No.
           333-43225)).
10.11      Lease, dated as of March 1995, by and between WESCO
           Distribution-Canada, Inc. as Tenant and Atlantic
           Construction, Inc. as Landlord (incorporated herein by
           reference herein to Exhibit 10.13 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.12      Amended and Restated Registration and Participation
           Agreement, dated as of June 5, 1998, among WESCO
           International, Inc. and certain securityholders of WESCO
           International, Inc. named therein (incorporated herein by
           reference herein to Exhibit 10.19 to WESCO's Registration
           Statement on Form S-4 (No. 333-43225)).
10.13      Employment Agreement between WESCO Distribution, Inc. and
           Roy W. Haley (incorporated herein by reference herein to
           Exhibit 10.20 to WESCO's Registration Statement on Form S-4
           (No. 333-43225)).
10.14      WESCO International, Inc. 1998 Stock Option Plan
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998).

EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
10.15      Form of Management Stock Option Agreement (incorporated
           herein by reference to Exhibit 10.1 to WESCO's Quarterly
           Report on Form 10-Q for the quarter ended September 30,
           1998).
10.16      1999 Deferred Compensation Plan for Non-Employee Directors
           (incorporated herein by reference to Exhibit 10.22 to
           WESCO's Annual Report on Form 10-K for the year ended
           December 31, 1998).
10.17      Credit Agreement, dated as of June 29, 1999, among WESCO
           Distribution Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended June 30,
           1999).
10.18      Amendment, dated as of December 20, 2000, to the Credit
           Agreement, dated as of June 29, 1999, among WESCO
           Distribution, Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (incorporated herein by reference to Exhibit 10.24 to
           WESCO's Annual Report on Form 10-K for the year ended
           December 31, 2000).
10.19      Amendment, dated as of August 3, 2001, to the Credit
           Agreement, dated as of June 29, 1999, among WESCO
           Distribution, Inc., WESCO Distribution-Canada, Inc., WESCO
           International, Inc. and the Lenders identified therein
           (filed herewith).
10.20      Receivables Purchase Agreement, dated as of June 30, 1999, among WESCO Receivables Corp., WESCO Distribution, Inc.,
           Market Street Capital Corp. and PNC Bank, National
           Association (incorporated herein by reference to Exhibit
           10.2 to WESCO's Quarterly Report on Form 10-Q for the
           quarter ended June 30, 1999).
10.21      Amended and Restated Receivables Purchase Agreement, dated as of September 28, 1999, among WESCO Receivables Corp.,
           WESCO Distribution, Inc. and PNC Bank, National Association
           (incorporated herein by reference to Exhibit 10.1 to WESCO's
           Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1999).
10.22      1999 Long-Term Incentive Plan (incorporated herein by
           reference to Exhibit 10.22 to WESCO's Registration Statement on Form S-1 (No. 333-73299)).
12.1       Statement Regarding Computation of Ratio of Earnings to
           Fixed Charges (filed herewith).
21.1       Subsidiaries of WESCO (filed herewith).
23.1       Consent of PricewaterhouseCoopers LLP, Independent
           Accountants (filed herewith).
23.2       Consent of Kirkpatrick & Lockhart LLP (included in Exhibit
           5.1).
25.1       Statement of Eligibility and Qualification of Trustee on
           Form T-1 of Bank One, N.A., under the Trust Indenture Act of
           1939 (filed herewith).
99.1       Form of Letter of Transmittal (filed herewith).
99.2       Form of Notice of Guaranteed Delivery (filed herewith).
99.3       Form of Exchange Agent Agreement (filed herewith).

---------------
* The registrants hereby agree to furnish supplementally to the Commission, upon request, a copy of any omitted schedule to any exhibit hereto.